Exhibit 10.1
CUSIP #03938DAA0
$2,000,000,000 REVOLVING CREDIT FACILITY
AMENDED AND RESTATED CREDIT AGREEMENT
by and among
ARCH COAL, INC.
and
THE LENDERS PARTY HERETO
and
PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent
and
BANK OF AMERICA, N.A., THE ROYAL BANK OF SCOTLAND PLC and
CITIBANK, N.A., each as Co-Documentation Agents
and
PNC CAPITAL MARKETS LLC, as Joint Lead Arranger and Joint Bookrunner
and
MORGAN STANLEY & CO., INC., as Joint Lead Arranger and Joint Bookrunner
Dated as of June 14, 2011

TABLE OF CONTENTS

Page
1. CERTAIN DEFINITIONS	1
1.1 Certain Definitions	1
1.2 Construction	36
1.3 Accounting Principles; Changes in GAAP	36

2. REVOLVING CREDIT AND SWING LOAN FACILITIES	37
2.1 Revolving Credit Commitments	37
2.1.1 Revolving Credit Loans	37
2.1.2 Swing Loan Commitment	37
2.2 Nature of Lenders’ Obligations with Respect to Revolving Credit Loans	37
2.3 Commitment Fees	38
2.4 [Intentionally Omitted.]	38
2.5 Revolving Credit Loan Requests; Swing Loan Requests	38
2.5.1 Revolving Credit Loan Requests	38
2.5.2 Swing Loan Requests	38
2.6 Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans	39
2.6.1 Making Revolving Credit Loans	39
2.6.2 Presumptions by the Administrative Agent	39
2.6.3 Making Swing Loans	40
2.6.4 Repayment of Revolving Credit Loans	40
2.6.5 Borrowings to Repay Swing Loans	40
2.6.6 Swing Loans Under Cash Management Agreements	40
2.7 Notes	41
2.8 [Intentionally Omitted]	41
2.9 Letter of Credit Subfacility	41
2.9.1 Issuance of Letters of Credit	41
2.9.2 Letter of Credit Fees	42
2.9.3 Disbursements, Reimbursement	42
2.9.4 Repayment of Participation Advances	43
2.9.5 Documentation	44
2.9.6 Determinations to Honor Drawing Requests	44
2.9.7 Nature of Participation and Reimbursement Obligations	44
2.9.8 Indemnity	46
2.9.9 Liability for Acts and Omissions	46
2.9.10 Issuing Lender Reporting Requirements	47
2.9.11 Cash Collateral Prior to the Expiration Date	48
2.10 Defaulting Lenders	48
2.11 Reduction of Revolving Credit Commitment	50

i

v

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(A)	—	PRICING GRID
SCHEDULE 1.1(B)	—	COMMITMENTS OF BANKS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(P)	—	PERMITTED LIENS
SCHEDULE 1.1(R)	—	REAL PROPERTY
SCHEDULE 2.9.1	—	EXISTING LETTERS OF CREDIT
SCHEDULE 6.1.2	—	CERTAIN INFORMATION REGARDING CAPITALIZATION OF BORROWER AND ITS SUBSIDIARIES
SCHEDULE 6.1.6	—	LITIGATION
SCHEDULE 6.1.11	—	CONSENTS AND APPROVALS
SCHEDULE 6.1.13		INSURANCE
SCHEDULE 6.1.18	—	CERTAIN DISCLOSURES REGARDING ENVIRONMENTAL MATTERS
SCHEDULE 6.1.23	—	PARTNERSHIP AGREEMENTS; LLC AGREEMENTS
SCHEDULE 8.2.2	—	GUARANTIES
SCHEDULE 8.2.5	—	CERTAIN AFFILIATE TRANSACTIONS
SCHEDULE 8.2.14	—	EXISTING INVESTMENTS

EXHIBITS

EXHIBIT 1.1(A)	—	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(C)	—	COLLATERAL SHARING AGREEMENT
EXHIBIT 1.1(G)(1)	—	GUARANTOR JOINDER AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(G)(2)	—	CONTINUING GUARANTY AND SURETYSHIP AGREEMENT
EXHIBIT 1.1(I)	—	INDEMNITY AGREEMENT
EXHIBIT 1.1(N)(1)	—	REVOLVING CREDIT NOTE
EXHIBIT 1.1(N)(2)	—	SWING LOAN NOTE
EXHIBIT 1.1(P)(1)	—	PATENT, TRADEMARK AND COPYRIGHT SECURITY
AGREEMENT—BORROWER
EXHIBIT 1.1(P)(2)	—	PATENT, TRADEMARK AND COPYRIGHT SECURITY AGREEMENT—GUARANTORS
EXHIBIT 1.1(P)(3)	—	PLEDGE AGREEMENT—BORROWER
EXHIBIT 1.1(P)(4)	—	PLEDGE AGREEMENT—GUARANTORS
EXHIBIT 1.1(S)(1)	—	SECURITY AGREEMENT—BORROWER
EXHIBIT 1.1(S)(2)	—	SECURITY AGREEMENT—GUARANTORS
EXHIBIT 2.5.1	—	LOAN REQUEST
EXHIBIT 2.5.2	—	SWING LOAN REQUEST
EXHIBIT 7.1.1	—	OPINION OF COUNSEL
EXHIBIT 8.3.3	—	QUARTERLY COMPLIANCE CERTIFICATE

CREDIT AGREEMENT
     THIS AMENDED AND RESTATED CREDIT AGREEMENT (as hereafter amended, the “Agreement”) is dated as of June 14, 2011 and is made by and among ARCH COAL, INC., a Delaware corporation (the “Borrower”), each of the GUARANTORS (as hereinafter defined), the LENDERS (as hereinafter defined), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders under this Agreement (hereinafter referred to in such capacity as the “Administrative Agent”).
     The Borrower has requested the Lenders to provide a revolving credit facility to the Borrower in an aggregate principal amount not to exceed $2,000,000,000. In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:
1. CERTAIN DEFINITIONS
     1.1 Certain Definitions. In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:
          Active Operating Properties shall mean all property which is the subject of outstanding Environmental Health and Safety Permits issued to any Loan Party or any Subsidiary of any Loan Party.
          Acquired Assets shall have that meaning set forth in Section 8.2.14(xvii) of this Agreement.
          Administrative Agent shall mean PNC Bank, National Association, and its successors and assigns.
          Administrative Agent’s Fee shall have the meaning specified in Section 10.9 [Administrative Agent’s Fee].
          Administrative Agent’s Letter shall have the meaning specified in Section 10.9 [Administrative Agent’s Fee].
          Affiliate as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 10% or more of any class of the voting or other equity interests of such Person, or (iii) 10% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person. Control, as used in this definition, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

          Agreement shall mean this Credit Agreement (including all schedules and exhibits), as the same may hereafter be supplemented, amended, restated, refinanced, replaced, or modified from time to time.
          Anti-Terrorism Laws shall mean any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).
          Applicable Commitment Fee Rate shall mean the percentage rate per annum based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Commitment Fee.”
          Applicable Letter of Credit Fee Rate shall mean the percentage rate per annum based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Letter of Credit Fee.”
          Applicable Margin shall mean, as applicable:
          (A) the percentage spread to be added to the Base Rate applicable to Revolving Credit Loans under the Base Rate Option based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit Base Rate Spread”, or
          (B) the percentage spread to be added to the LIBOR Rate applicable to Revolving Credit Loans under the LIBOR Rate Option based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit LIBOR Rate Spread”, or
          Appropriate Percentage shall mean, with respect to each Special Subsidiary, the percentage of the equity of such Person owned by the Borrower or any Subsidiary of the Borrower.
          Approved Fund shall mean any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          Arch Coal Group shall mean, as of any date of determination, the Borrower and its Subsidiaries (other than the Excluded Subsidiaries, each Bonding Subsidiary and each Securitization Subsidiary).
          Arch of Wyoming LLC shall mean Arch of Wyoming, LLC, a limited liability company organized and existing under the laws of the State of Delaware.
          Arch of Wyoming LLC Agreement shall mean that certain Limited Liability Agreement, dated as of April 15, 1998, of Arch of Wyoming LLC.

          Arch Western shall mean Arch Western Resources, LLC, a limited liability company organized and existing under the laws of the State of Delaware.
          Arch Western Group shall mean, as of any date of determination, AWAC, Arch Western and the Subsidiaries of Arch Western.
          Arch Western LLC Agreement shall mean that certain Limited Liability Company Agreement by and between AWAC and Delta Housing, Inc., a Delaware corporation, dated as of June 1, 1998, with AWAC and Delta Housing, Inc. as members and creating Arch Western Resources, LLC, a Delaware limited liability company.
          Assignment and Assumption Agreement shall mean an assignment and assumption agreement entered into by a Lender and an assignee permitted under Section 11.8 [Successors and Assigns], in substantially the form of Exhibit 1.1(A).
          Authorized Officer shall mean, with respect to any Loan Party, the Chief Executive Officer, President, Chief Financial Officer, Treasurer or Assistant Treasurer of such Loan Party or such other individuals, designated by written notice to the Administrative Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of the Loan Parties required hereunder. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.
          AWAC shall mean Arch Western Acquisition Corporation, a corporation organized and existing under the laws of the State of Delaware.
          AWR Senior Notes shall mean the Senior Notes of Arch Western Finance LLC which are issued pursuant to the AWR Senior Notes Indenture.
          AWR Senior Notes Indenture shall mean the indenture dated June 25, 2003, as supplemented on October 22, 2004, governing the AWR Senior Notes, and without regard to any restatement, amendment, modification or supplement thereof after the closing date of the Existing Credit Agreement.
          Availability shall mean the Revolving Credit Commitments minus the Revolving Facility Usage.
          Base Rate shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (a) the Federal Funds Open Rate, plus 0.5%, (b) the Prime Rate, and (c) the Daily LIBOR Rate, plus 1.0%. Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.
          Base Rate Option shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 4.1.1(i) [Revolving Credit Base Rate Option].
          Benefit Arrangement shall mean at any time an “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is neither a Plan nor a Multiemployer Plan and which is maintained, sponsored or otherwise contributed to by any member of the ERISA Group.

          Black Lung Act shall mean, collectively, the Black Lung Benefits Revenue Act of 1977, as amended and the Black Lung Benefits Reform Act of 1977, as amended.
          Blocked Person shall have the meaning assigned to such term in Section 6.1.25.2 [Executive Order No. 13224].
          Bonding Subsidiary shall mean a Subsidiary of the Borrower the sole purpose of which is to own a leasehold interest in a coal lease where the lessor thereof is a Person who is not an Affiliate of the Borrower (but not to operate any Mining Operations thereon) and to enter into surety or similar arrangements to provide payment assurances to the lessor thereof related to the cost of acquiring such leasehold interest and any bonus bid and royalty payments thereunder, and Bonding Subsidiaries shall mean, collectively, each and every Bonding Subsidiary.
          Borrower shall mean Arch Coal, Inc., a corporation organized and existing under the laws of the State of Delaware.
          Borrower Shares shall have the meaning set forth in Section 6.1.2 [Shares of Borrower; Subsidiaries; and Subsidiary Shares].
          Borrowing Date shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.
          Borrowing Tranche shall mean specified portions of Loans outstanding as follows: (i) any Loans to which a LIBOR Rate Option applies which become subject to the same Interest Rate Option under the same Loan Request by the Borrower and which have the same Interest Period shall constitute one Borrowing Tranche, and (ii) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.
          Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania and if the applicable Business Day relates to any Loan to which the LIBOR Rate Option applies, such day must also be a day on which dealings are carried on in the London interbank market.
          Canyon Fuel shall mean Canyon Fuel Company, LLC, a limited liability company organized and existing under the laws of the State of Delaware.
          Canyon Fuel LLC Agreement shall mean that certain Fourth Amended and Restated Limited Liability Company agreement by and between Bituminous Group LLC and the Borrower, dated as of August 1, 2004, as amended, with the Borrower and Bituminous Group LLC as members of Canyon Fuel Company, LLC, a Delaware limited liability company.
          Cash Collateral shall mean the cash or deposit account balances deposited with and pledged to the applicable Issuing Lender, as collateral for any Obligations arising under any Letter of Credit with an expiration date that extends beyond the Expiration Date.

          Cash Management Agreements shall have the meaning specified in Section 2.6.6 [Swing Loans Under Cash Management Agreements].
          Change in Law shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation or application thereof by any Official Body or (c) the making or issuance of any request, guideline or directive (whether or not having the force of Law) by any Official Body; provided however, for purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines and directives in connection therewith are deemed to have gone into effect and adopted after the date of this Agreement, and provided further, all requests, rules, guidelines or directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities with respect to capital adequacy shall be deemed to be a Change in Law regardless of the date adopted, issued, promulgated or implemented.
          CIP Regulations shall have the meaning set forth in Section 10.11 [No Reliance on Administrative Agent’s Customer Identification Program].
          Closing Date shall mean the Business Day on which the first Loan shall be made, which shall be June 14, 2011.
          Coal Act shall mean the Coal Industry Retiree Health Benefits Act of 1992, as amended.
          Coal Supply Agreement shall mean with respect to the Borrower or any of its Subsidiaries an agreement or contract in effect on the Closing Date or thereafter entered into for the sale, purchase, exchange, processing or handling of coal with an initial term of more than one year.
          Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
          Collateral shall mean the Pledged Collateral, the UCC Collateral, the Intellectual Property Collateral and the Real Property.
          Collateral Agent shall have the meaning assigned to that term in the Collateral Sharing Agreement.
          Collateral Documents shall mean collectively, the Pledge Agreements, the Security Agreements, the Mortgages, the Assignments of Leases and Rents, the Patent, Trademark and Copyright Security Agreements, the Collateral Sharing Agreement and each other agreement providing for a security interest in and/or Lien on the Collateral in favor of the Collateral Agent for the benefit of the Lenders.

          Collateral Sharing Agreement shall mean the Collateral Sharing Agreement, substantially in the form of Exhibit 1.1(C) hereto, as the same may be supplemented, amended, restated, replaced, or modified from time to time.
          Commercial Letter of Credit shall mean any Letter of Credit which is a commercial letter of credit issued in respect of the purchase of goods or services by one or more of the Loan Parties in the ordinary course of their business.
          Commitment shall mean as to any Lender the aggregate of its Revolving Credit Commitment and, in the case of the Swing Loan Lender, its Swing Loan Commitment, and Commitments shall mean the aggregate of the Revolving Credit Commitments and Swing Loan Commitment of all of the Lenders.
          Commitment Fee shall have the meaning specified in Section 2.3 [Commitment Fees].
          Compliance Certificate shall have the meaning specified in Section 8.3.3 [Certificate of the Borrower].
          Commodity Hedge shall mean a price protection agreement: (i) related to crude oil, diesel fuel, heating oil, coal, SO2 allowances or other commodities used in the ordinary course of business of the Loan Parties and (ii) entered into by the Loan Parties for hedging purposes in the ordinary course of the operations of their business.
          Consolidated Cash Interest Expense shall mean, with respect to any Person for any period of determination, the amount of interest expense (in each case required in accordance with the terms of the note, instrument or other agreement applicable thereto to be payable in cash) of such Person for such period determined on a consolidated basis in accordance with GAAP, provided that Consolidated Cash Interest Expense shall exclude any one-time financing fees, premiums or penalties paid in connection with the ICG Acquisition or the repayment of indebtedness relating thereto.
          Contamination shall mean the presence or Release or threat of Release of Regulated Substances in, on, under or emanating to or from the Property, which pursuant to Environmental Health and Safety Laws requires notification or reporting to an Official Body, or which pursuant to Environmental Health and Safety Laws requires performance of a Remedial Action or which otherwise constitutes a violation of Environmental Health and Safety Laws.
          Contractual Obligation shall mean as to any Person, any provisions of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
          Daily LIBOR Rate shall mean, for any day, the rate per annum determined by the Administrative Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the LIBOR Reserve Percentage on such day.
          Debt shall mean for any Person as of any date of determination the sum, without duplication, of the following for such Person, as of such date, determined in accordance with

GAAP: (i) all indebtedness for borrowed money (including, without limitation, all subordinated indebtedness), (ii) all amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) all indebtedness in respect of any other transaction (including production payments (excluding royalties), installment purchase agreements (other than payments made or to be made to the U.S. Federal Bureau of Land Management with respect to the acquisition of any U.S. Federal coal lease by any Loan Party or Subsidiary of any Loan Party which payments are either deferred purchase price payments or bonus bid payments related to any such lease), forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements, (iv) reimbursement obligations (contingent or otherwise) under any letter of credit (other than, with respect to the Borrower and its Subsidiaries, reimbursement obligations in respect of any letter of credit issued to support any of the following: (a) performance under any Master Coal Purchase and Sale Agreement, (b) performance under any coal sales contract, (c) any mine reclamation liabilities, or (d) employee benefits, worker’s compensation or similar liabilities related to employee benefits for employees of the Borrower or any Subsidiary of the Borrower who are members of the United Mine Workers Association), (v) all indebtedness and other obligations of each Securitization Subsidiary in respect of any Permitted Receivables Financing, and (vi) the amount of all indebtedness (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) in respect of all Guaranties by such Person (the “Guarantying Person”) of Debt described in clauses (i) through (v) above of other Persons (each such other Person being a “Primary Obligor” and the obligations of a Primary Obligor which are subject to a Guaranty by a Guarantying Person being “Primary Obligations”) (it being understood that if the Primary Obligations of the Primary Obligor do not constitute Debt, then the Guaranty by the Guarantying Person of the Primary Obligations of the Primary Obligor shall not constitute Debt). It is expressly agreed that (i) the difference between actual funded indebtedness and the fair market value of funded indebtedness recorded as required by the Statement of the Financial Accounting Standards Board No. 141 (as in effect on the Closing Date) will be excluded from indebtedness in the determination of Debt and (ii) obligations in respect of any Refinanced ICG Debt current trade liabilities and current intercompany liabilities (but not any refinancings, extensions, renewals or replacements thereof) incurred in the ordinary course of business and obligations in respect of any Hedging Transaction shall not be deemed to be “Debt” for purposes hereof.
          Defaulting Lender shall mean any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swing Loans or (iii) pay over to the Administrative Agent, the Issuing Lender, PNC (as the Swing Loan Lender) or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied), (c) has failed, within two Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance reasonably satisfactory to the Administrative Agent, (d) has, or has a direct or indirect parent company that has, become the subject of a Bankruptcy Event or (e) has failed at any time to comply with the provisions of Section 5.3 with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its Ratable Share of such payments due and payable to all of the Lenders; provided that, for the avoidance of doubt, a Lender shall not be a Defaulting Lender solely by virtue of (1) the ownership or acquisition of any equity interest in such Lender by an Official Body or an instrumentality thereof, or (2) in the case of a solvent Lender, the precautionary appointment of an administrator, guardian, custodian or other similar official by an Official Body or instrumentality thereof under or based on the law of the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed, in any such case where such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Official Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
          As used in this definition and in Section 2.10 [Defaulting Lenders], the term “Bankruptcy Event” means, with respect to any Person, such Person or such Person’s direct or indirect parent company becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by an Official Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Official Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
          Dollar, Dollars, U.S. Dollars and the symbol $ shall mean lawful money of the United States of America.
          Drawing Date shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].
          EBITDA for any period of determination shall mean with respect to any Person: (i) consolidated net income (excluding the effect of non-cash compensation expenses related to common stock and other equity securities issued to employees, extraordinary gains and losses, gains or losses on discontinued operations, equity earnings or losses of Affiliates (other than earnings or losses of the Borrower or any Subsidiary of the Borrower)), plus (ii) for such period of determination the sum of the following, without duplication and to the extent included in determining consolidated net income under the immediately preceding clause (i): interest expense (net of interest income), the sum of all income tax expense, depreciation, depletion and amortization of property, plant, equipment and intangibles, non-cash debt extinguishment costs, non-cash charges due to cumulative effects of changes in accounting principles, non-recurring transaction costs expensed (in accordance with GAAP) by the Loan Parties in connection with the ICG Acquisition without regard as to whether the ICG Acquisition has been consummated, plus (iii) cash dividends or distributions received from Affiliates (other than received from the Borrower or any Subsidiary of the Borrower) to the extent not included in determining consolidated net income. All items included in the definition of EBITDA shall be determined in each case for the applicable Person for the period of determination on a consolidated basis in accordance with GAAP.
          For purposes of determining the Leverage Ratio, the Senior Secured Leverage Ratio, or the Interest Coverage Ratio under this Agreement, in the event that the Borrower or any Subsidiary of the Borrower acquires in a Permitted Acquisition any Person or business (the “Acquired Person”) during any period of determination, then EBITDA of the Borrower and its Subsidiaries shall be increased for such period of determination by the EBITDA of the Acquired Person, subject to the following:
          (i) the EBITDA of the Acquired Person shall be based upon financial statements reasonably acceptable to the Administrative Agent (the “Acquired Person’s EBITDA”); and
          (ii) the Permitted Acquisition of the Acquired Person shall be deemed to have occurred on the first day of the period of determination with EBITDA of the Acquired Person for periods prior to the actual date of the consummation of such acquisition based upon the Acquired Person Financial Statements and in an amount and calculated in a manner reasonably acceptable to the Administrative Agent and with EBITDA of the Acquired Person for periods on or after the date of consummation of such Permitted Acquisition based upon the actual operating results of the Acquired Person after giving effect to such Permitted Acquisition.
          Eligible Note Receivable shall mean collectively, those certain unsecured demand notes payable by the Borrower to Arch Western, dated June 25, 2003 and October 22, 2004, as any such note may hereafter be modified, amended, restated, supplemented, refinanced, replaced, extended or renewed from time to time, subject to the prior written consent of the Administrative Agent in the event of: (i) any modification, amendment, restatement, supplement, refinancing, replacement, extension, or renewal of any such unsecured demand note which increases the rate of interest payable by the Borrower thereunder, which provides for any collateral security therefore, which provides for any guarantee thereof or which modifies, amends, restates, supplements or eliminates any right of set-off or recoupment or similar right thereunder, or (ii) any other modification, amendment, restatement, supplement, refinancing, replacement, extension, or renewal of any such unsecured demand note on terms materially adverse to the Borrower or the Lenders.

          Environmental Health and Safety Claim shall mean any administrative, regulatory or judicial action, suit, claim, notice of non-compliance or violation, notice of liability or potential liability, proceeding relating in any way to any of the Environmental Health and Safety Laws, any Environmental Health and Safety Permit, any Regulated Substances, any Contamination, the performance of any Remedial Action or otherwise arising from alleged injury or threat of injury to the environment.
          Environmental Health and Safety Complaint shall mean any written notice or complaint by any Person or Official Body setting forth allegations relating to or a cause of action arising under any Environmental Health and Safety Laws for personal injury or property damage, natural resource damage, contribution or indemnity for the costs associated with the performance of a Remedial Action, civil or administrative penalties, criminal fines or penalties, or declaratory or equitable relief arising under any Environmental Health and Safety Laws or any order, notice of violation, citation, subpoena, request for information or other written notice or demand of any type issued by an Official Body pursuant to any Environmental Health and Safety Laws.
          Environmental Health and Safety Laws shall mean, collectively, any federal, state, local or foreign statute, Law (including, but not limited to Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Federal Safe Drinking Water Act, 42 U.S.C. §§ 300f-300j, the Federal Air Pollution Control Act, 42 U.S.C. § 7401 et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 to 136y, the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq. the Mine Safety and Health Act, 30 U.S.C. §§ 801 et seq., the Surface Mining Control and Reclamation Act 30 U.S.C. §§ 1201 et seq., the Atomic Energy Act, 42 U.S.C. § 2011 et seq., the National Historic Preservation Act, 16 U.S.C. § 470 et seq., the Endangered Species Act, 16 U.S.C. § 1531 et seq., the Wild and Scenic Rivers Act, 16 U.S.C. §§ 1271-1278, each as amended, or any equivalent state or local statute, and any amendments thereto), code, consent decree, settlement agreement, directive, judicial or agency interpretation, policy or guidance regulating: (i) pollution or pollution control; (ii) protection of human health from exposure to Regulated Substances; (iii) protection of natural resources or the environment; (iv) employee safety in the workplace and the protection of employees from exposure to Regulated Substances in the workplace (but excluding workers compensation and wage and hour laws); (vi) the presence, use, management, generation, manufacture, processing, extraction, mining treatment, recycling, refining, reclamation, labeling, transport, storage, sale, collection, distribution, disposal or Release or threat of Release of Regulated Substances; (v) the presence of Contamination; (vi) the protection of endangered or threatened species; and (vii) the protection of Environmentally Sensitive Areas.
          Environmental Health and Safety Orders shall mean all decrees, orders, directives, judgments, opinions, rulings writs, injunctions, settlement agreements or consent orders issued by or entered into with an Official Body relating or pertaining to Contamination, Environmental Health and Safety Laws, Environmental Health and Safety Permits, Regulated Substances or Remedial Actions.

          Environmental Health and Safety Permit shall mean any permit, approval, license, consent, waiver or exemption, registration, identification number, bond, or other authorization required under any of the Environmental Health and Safety Laws.
          Environmentally Sensitive Area shall mean (i) any wetland as defined by applicable Environmental Health and Safety Laws; (ii) any area designated as a coastal zone pursuant to applicable Laws, including Environmental Health and Safety Laws; (iii) any area of historic or archeological significance or scenic area as defined or designated by applicable Laws, including Environmental Health and Safety Laws; (iv) habitats of endangered species or threatened species as designated by applicable Laws, including Environmental Health and Safety Laws; (v) a floodplain or other flood hazard area as defined pursuant to any applicable Laws; (vi) streams, rivers or other water bodies or springs classified, or designated or as otherwise protected by applicable laws, including Environmental Health and Safety Laws as a fishery, as having exceptional or high quality or value or as having recreational use; (vii) any area classified, designated or protected by applicable Environmental Health and Safety Laws as unsuitable for mining; and (viii) any man-made or naturally occurring surface feature classified, designated or protected by applicable Environmental Health and Safety Laws from disturbance, the effects of blasting, subsidence and mining operations.
          ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
          ERISA Group shall mean, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control or treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code.
          Event of Default shall mean any of the events described in Section 9 [Events of Default] and referred to therein as an “Event of Default.”
          Excluded Collateral shall mean (a) all undeveloped land so long as such land is not used in connection with or related to any Mining Operation of any Loan Party and no Loan Party has any logging or timber rights with respect to such land, (b) vehicles or other assets subject to certificates of title, (c) any other assets which pursuant to Section 8.1.12 [Collateral; Further Assurances] are not required to be pledged to the Collateral Agent for the benefit of the Lenders, (d) those assets which, in the discretion of the Administrative Agent, the taking of Liens thereupon is impractical, prohibited by law or commercially unreasonable,(e) the assets of any Non-Guarantor Subsidiary, (f) the assets of equity interests of any Special Joint Venture to the extent not required pursuant to Section 8.1.12 and (g) the assets with respect to which any pledge or security interests would be prohibited by Law or subject to Liens permitted under clauses (ii), (iv), (vii), (ix), (x), (xii), (xiii), (xiv), (xviii), (xxiii) and (xxviii) of the definition of “Permitted Liens”.
          Excluded Subsidiaries shall mean, collectively, AWAC, Arch Western and the Subsidiaries of Arch Western.

          Excluded Taxes shall mean, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender, any withholding Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 5.9.5 [Status of Lenders], except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 5.9.1 [Payments Free of Taxes] and (d) any Taxes imposed under FATCA (or any amended or successor version of FATCA that is substantively comparable).
          Executive Order No. 13224 shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
          Existing Credit Agreement shall mean the Amended and Restated Credit Agreement by and among the Borrower, the lenders party thereto, PNC Bank, National Association as Administrative Agent, dated as of December 22, 2004, as amended, restated or otherwise modified from time to time following such date.
          Expiration Date shall mean, with respect to the Revolving Credit Commitments, June 14, 2016.
          FATCA shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any current or future Income Tax Regulations or official interpretations thereof.
          February, 2010 Receivables Financing shall mean the receivables financing pursuant to the following agreements each dated February 24, 2010, as may be amended, restated or otherwise modified from time to time: (1) Purchase and Sale Agreement by and among Arch Coal Sales Company, Inc., certain of the Borrower’s Subsidiaries as the Originators thereunder and the Borrower, (2) the Sale and Contribution Agreement by and among the Borrower and Arch Receivable Company, LLC, (3) the Receivables Purchase Agreement by and among Arch Receivable Company, LLC, Arch Coal Sales Company, Inc., Market Street Funding LLC, as issuer, certain financial institutions from time to time parties thereto, as LC Participants (as defined therein), certain financial institutions from time to time parties thereto, as conduit purchasers, related committed purchasers, and purchaser agents and PNC Bank, National Association, as Administrator on behalf of the Purchasers and as LC Bank, and (4) other related agreements and documents.

          Federal Funds Effective Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.
          Federal Funds Open Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Administrative Agent (for purposes of this definition, an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to the Borrower, effective on the date of any such change.
          Financial Projections shall have the meaning assigned to that term in Section 6.1.7(iii) [Financial Projections].
          Flood Laws shall mean all applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Laws related thereto
          Foreign Lender shall mean any Lender that is not a U.S. Person.
          Foreign Subsidiaries shall mean, for any Person, each Subsidiary of such Person that is (i) a “controlled foreign corporation” (a “CFC”) under Section 957 of the Internal Revenue Code or (ii) any Subsidiary of a CFC or any Subsidiary substantially all of the assets of which constitute equity interests of a CFC.
          GAAP shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3 [Accounting Principles], and applied on a consistent basis both as to classification of items and amounts.

          Guarantor shall mean at any time each of the Significant Subsidiaries of the Borrower.
          Guarantor Joinder shall mean a joinder by a Person as a Guarantor under the Loan Documents in the form of Exhibit 1.1(G)(1).
          Guaranty of any Person shall mean any obligation of such Person guarantying or in effect guarantying any liability or obligation of any other Person in any manner, whether directly or indirectly, including any such liability arising by virtue of partnership agreements, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.
          Guaranty Agreement shall mean the continuing Guaranty and Suretyship Agreement in substantially the form of Exhibit 1.1(G)(2) executed and delivered by each of the Guarantors for the benefit of the Lenders, as the same may be supplemented, amended, restated, replaced, or modified from time to time.
          Hedging Transaction shall mean any of the following transactions by the Borrower or any of its Subsidiaries: any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction or any combination of the foregoing transactions, including, without limitation, any Interest Rate Hedge or any Commodity Hedge.
          Historical Statements shall have the meaning assigned to that term in Section 6.1.7(i) [Historical Statements].
          ICG Acquisition shall mean the acquisition, directly or indirectly, of the capital stock of International Coal Group, Inc. and its Subsidiaries together with the other transactions contemplated by the ICG Merger Documents.
          ICG Group shall mean International Coal Group, Inc. and its Subsidiaries.
          ICG Merger Agreement shall mean that certain Agreement of Plan and Merger, among the Borrower, Atlas Acquisition Corp. and the ICG Group (together with all exhibits, schedules and disclosure letters thereto) pursuant to which the Loan Parties will acquire all of the stock of the ICG Group pursuant ICG Tender Offer in connection with the ICG Acquisition.
          ICG Merger Closing Date shall mean the date of the consummation of the merger pursuant to the ICG Merger Agreement on terms and conditions as set forth in the ICG Merger Documents, without waiver or amendment thereof that is materially adverse to the interest of the Lenders in their capacities as such unless consented to by the Administrative Agent, such consent not to be unreasonably withheld or delayed.

          ICG Merger Documents shall mean the ICG Merger Agreement and any related exhibits and schedules.
          ICG Tender Offer shall mean that certain tender offer whereby the Loan Parties will acquire all of the stock of the ICG Group.
          Inactive Subsidiaries shall mean, at any time, collectively, the Subsidiaries of the Borrower which: (i) do not actively conduct any business or operations, and (ii) have total assets, in the case of any individual Subsidiary, with a book value, as of any date of determination, not in excess of $2,500,000.
          Income Tax Regulations shall mean those regulations promulgated pursuant to the Internal Revenue Code.
          Indebtedness shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) all amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, (iv) any other transaction (including production payments (excluding royalties), installment purchase agreements, forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30) days past due), or (v) any Guaranty of any such Indebtedness. It is understood that obligations in respect of any Refinanced ICG Debt and/or Hedging Transaction shall not be deemed to be Indebtedness.
          Indemnified Taxes shall mean Taxes other than Excluded Taxes.
          Indemnitee shall have the meaning specified in Section 11.3.2 [Indemnification by the Borrower].
          Indemnity Agreements shall mean collectively the Indemnity Agreements in substantially the form of Exhibit 1.1(I) hereto, as executed and delivered by the Loan Parties to the Administrative Agent for the benefit of the Lenders, as the same may be supplemented, amended, restated, replaced or modified from time to time, and Indemnity Agreement shall mean any of the Indemnity Agreements.
          Information shall mean all information received from the Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of such Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a non-confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries.
          Insolvency Proceeding shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors, undertaken under any Law.
          Intellectual Property Collateral shall mean all of the property of the Loan Parties described in the Patent, Trademark and Copyright Security Agreements in which a security interest is granted.
          Intercompany Subordination Agreement shall mean a Subordination Agreement among the Loan Parties in the form attached hereto as Exhibit 1.1(I)(2).
          Interest Coverage Ratio shall mean the ratio of (a) EBITDA of the Borrower and its Subsidiaries (excluding Special Subsidiaries), plus, without duplication, the Appropriate Percentage of each Special Subsidiary’s EBITDA, each on a consolidated basis in accordance with GAAP, to (b) the sum of Consolidated Cash Interest Expense of the Borrower and its Subsidiaries (excluding Special Subsidiaries), plus, without duplication, the Appropriate Percentage of Consolidated Cash Interest Expense of each Special Subsidiary, each on a consolidated basis in accordance with GAAP, with the amounts under the numerator and denominator of such ratio all calculated as of the last day of each fiscal quarter for the four fiscal quarters of the Borrower then ended.
          Interest Period shall mean the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Revolving Credit Loans bear interest under the LIBOR Rate Option. Subject to the last sentence of this definition, such period shall be one, two, three or six months and, to the extent offered by all Lenders, nine or twelve months. Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (i) the Borrowing Date if the Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to the LIBOR Rate Option if the Borrower is renewing or converting to the LIBOR Rate Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date.
          Interest Rate Hedge shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by the Loan Parties in the ordinary course operations of their business.
          Interest Rate Option shall mean any LIBOR Rate Option or Base Rate Option.

          Internal Revenue Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
          Investments shall mean collectively all of the following with respect to any Person: (i) investments or contributions by any of the Loan Parties or their Subsidiaries in or to the capital of such Person, (ii) loans by any of the Loan Parties or their Subsidiaries to such Person, (iii) any Guaranty by any Loan Party or any Subsidiary of any Loan Party directly or indirectly of the Indebtedness or of the obligations of such Person (iv) other payments by any of the Loan Parties or their Subsidiaries to such Person (except in connection with transactions for the sale of goods or services for fair value), or (v) credit enhancements of any Loan Party to or for the benefit of such Person. If the nature of an Investment is tangible property then the amount of such Investment shall be determined by valuing such property at fair value in accordance with the past practice of the Loan Parties and such fair values shall be reasonably satisfactory to the Administrative Agent. For the purposes of calculating the outstanding aggregate amount of such Investments, the aggregate amount shall be reduced by the aggregate amount of any quantifiable rebate, dividend, return, or other financial benefit received by such Loan Party with respect to such Investments for the period from the Closing Date through and including the date of determination.
          IRS shall mean the Internal Revenue Service.
          Issuing Lenders shall mean, with respect to a Letter of Credit, including any replacements therefor or extensions thereof, PNC or any other Lender which shall have consented to its designation by the Borrower as an “Issuing Lender” by providing prior written notice of such designation and consent to the Administrative Agent.
          Labor Contracts shall mean all employment agreements, employment contracts, collective bargaining agreements and other agreements among any Loan Party or Subsidiary of a Loan Party and its employees.
          Law shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, judgment, lien or award of or settlement agreement with any Official Body.
          Lender-Provided Commodity Hedge shall mean a Commodity Hedge which is entered into with any Lender or an Affiliate of any Lender and which meets the following requirements: such Commodity Hedge (i) is documented in a standard International Swap Dealer Association Agreement or such other standard trading documentation, (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (iii) is entered into for hedging purposes.
          Lender-Provided Hedge Obligations shall have the meaning specified in the definition of “Obligation” hereof.
          Lender-Provided Interest Rate Hedge shall mean an Interest Rate Hedge which is entered into with any Lender or an Affiliate of any Lender and which meets the following requirements: such Interest Rate Hedge (i) is documented in a standard International Swap

Dealer Association Agreement, (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (iii) is entered into for hedging purposes.
          Lenders shall mean the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender. For the purpose of any Loan Document which provides for the granting of a security interest or other Lien to the Lenders or to the Administrative Agent for the benefit of the Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation is owed.
          Letter of Credit shall have the meaning specified in Section 2.9.1 [Issuance of Letters of Credit].
          Letter of Credit Borrowing shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].
          Letter of Credit Fee shall have the meaning specified in Section 2.9.2 [Letter of Credit Fees].
          Letter of Credit Obligation shall mean, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate amount available to be drawn shall currently give effect to any such future increase) plus the aggregate Reimbursement Obligations and Letter of Credit Borrowings on such date.
          Leverage Ratio shall mean the ratio of the amounts under the following clauses (a) and (b): (a) Total Net Funded Debt for the Borrower and its Subsidiaries (excluding Special Subsidiaries), plus, without duplication, the Appropriate Percentage of Debt of each Special Subsidiary, each on a consolidated basis in accordance with GAAP (as the numerator) to (b) the sum of EBITDA of the Borrower and its Subsidiaries (excluding Special Subsidiaries), plus, without duplication, the Appropriate Percentage of each Special Subsidiary’s EBITDA, each on a consolidated basis in accordance with GAAP (as the denominator). For purposes of calculating the Leverage Ratio, Total Net Funded Debt shall be determined as of the end of each fiscal quarter of the Borrower and EBITDA shall be determined as of the end of each fiscal quarter of the Borrower for the four fiscal quarters then ended.
          LIBOR Rate shall mean, with respect to the Loans comprising any Borrowing Tranche to which the LIBOR Rate Option applies for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (for purposes of this definition, an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage. LIBOR may also be expressed by the following formula:

LIBOR Rate =	London interbank offered rates quoted by Bloomberg or appropriate successor as shown on Bloomberg Page BBAM1
1.00 — LIBOR Reserve Percentage
          The LIBOR Rate shall be adjusted with respect to any Loan to which the LIBOR Rate Option applies that is outstanding on the effective date of any change in the LIBOR Reserve Percentage as of such effective date. The Administrative Agent shall give prompt notice to the Borrower of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.
          LIBOR Rate Option shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 4.1.1(ii) [Revolving Credit LIBOR Rate Option].
          LIBOR Reserve Percentage shall mean as of any day the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).
          Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing), but, for the avoidance of doubt, shall not include any operating lease.
          LLC Agreements shall mean collectively the Arch Western LLC Agreement, Canyon Fuel LLC Agreement, Mountain Coal LLC Agreement, Arch of Wyoming LLC Agreement, and Thunder Basin LLC Agreement.
          LLC Interests shall have the meaning given to such term in Section 6.1.2 [Shares of Borrower; Subsidiaries; and Subsidiary Shares].
          Loan Documents shall mean this Agreement, the Administrative Agent’s Letter, the Guaranty Agreement, the Notes, the Patent, Trademark and Copyright Security Agreements, the Pledge Agreements, the Indemnity Agreements, the Collateral Sharing Agreement, the

Security Agreements, each Guarantor Joinder, the Mortgages and any other instruments, certificates or documents delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith as the same may be supplemented, amended, restated, replaced, or modified from time to time in accordance herewith or therewith, and Loan Document shall mean any of the Loan Documents. It is expressly agreed that each Lender-Provided Interest Rate Hedge, each Lender-Provided Commodity Hedge and each agreement relating to any Other Lender Provided Financial Service Product shall not be deemed to be a Loan Document.
          Loan Parties shall mean the Borrower and the Guarantors.
          Loan Request shall have the meaning specified in Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests].
          Loans shall mean collectively and Loan shall mean separately all Revolving Credit Loans and Swing Loans or any Revolving Credit Loan or the Swing Loan.
          Master Coal Purchase and Sale Agreement shall mean an agreement for the purchase and sale of coal entered into by the Borrower or any Subsidiary of the Borrower in the ordinary course of its business.
          Material Adverse Change shall mean any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other material Loan Document, (b) is or could reasonably be expected to be materially adverse to the business, properties, assets, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole, (c) impairs or could reasonably be expected to impair materially the ability of the Loan Parties taken as a whole to duly and punctually pay or perform its Indebtedness or other obligations in respect of any Hedging Transaction, or (d) impairs materially or could reasonably be expected to impair materially the ability of the Administrative Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.
          Material Contracts shall mean, collectively, all contracts, agreements or other instruments described in Regulation S-K, Item 601(b)(10) promulgated pursuant to the Securities Exchange Act of 1934, as amended, which the Borrower is required to file as an exhibit to any annual, quarterly or other report required to be filed by the Borrower under the Securities Exchange Act of 1934, as amended.
          Material Subsidiary shall mean any Subsidiary of Borrower which at any time (i) has gross revenues equal to or in excess of five percent (5%) of the gross revenues of the Borrower and its Subsidiaries on a consolidated basis, or (ii) has total assets equal to or in excess of five percent (5%) of the total assets of the Borrower and its Subsidiaries, in either case, as determined and consolidated in accordance with GAAP.
          Mining Operations shall mean (i) the removal of coal and other minerals from the natural deposits or from waste or stock piles by any surface or underground mining methods; (ii) operations or activities conducted underground or on the surface associated with or incident to the preparation, development, operation, maintenance, opening and reopening of an underground or surface mine storage or stockpiling of mined materials, backfilling, sealing and other closure procedures related to a mine or the movement, assembly, disassembly or staging of any mining equipment; (iii) milling; (iv) coal preparation, coal processing or testing; (v) coal refuse disposal, coal fines disposal or the operation and maintenance of impoundments; (vi) the operation of any mine drainage system; (vii) reclamation activities and operations; or (viii) the operation of coal terminals, river or rail load-outs or any other transportation facilities.
          Mining Title shall mean fee simple title to surface and/or coal or an undivided interest in fee simple title thereto or a leasehold interest in all or an undivided interest in surface and/or coal together with no less than those real property, easements, licenses, privileges, rights and appurtenances as are necessary to mine, remove, process and transport coal in the manner presently operated.
          Month, with respect to an Interest Period under the LIBOR Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any LIBOR Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.
          Moody’s shall mean Moody’s Investors Service, Inc., and its successors.
          Mortgage shall mean the Mortgage in substantially the form of Exhibit 1.1(M) executed and delivered by the applicable Loan Party to the Administrative Agent for the benefit of the Lenders with respect to its Real Property.
          Mortgage Amendment shall mean the Mortgage Amendment in substantially the form of Exhibit 1.1M(2) executed and delivered by the applicable Loan Party to the Administrative Agent for the benefit of the Lenders which shall amend each of the existing mortgages granted by such Loan Party in favor of the Administrative Agent for the benefit of the Lenders.
          Mountain Coal LLC Agreement shall mean that certain Limited Liability Company Agreement, dated as of March 6, 1998, as amended, of Mountain Coal Company, L.L.C., a limited liability company organized and existing under the laws of the State of Delaware.
          Multiemployer Plan shall mean any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions and to which it continues to have unsatisfied liability.
          Multiple Employer Plan shall mean a Plan which has two or more contributing sponsors (including the Borrower or any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

          Non-Consenting Lender shall have the meaning specified in Section 11.1 [Modifications, Amendments or Waivers].
          Non-Guarantor Subsidiary shall mean any Subsidiary of the Borrower that is not required to be a Guarantor pursuant to the terms hereof, including any Bonding Subsidiary, any Inactive Subsidiary, any Securitization Subsidiary, any Foreign Subsidiary or any Excluded Subsidiary.
          Notes shall mean, collectively, the promissory notes in the form of Exhibit 1.1(N)(1) evidencing the Revolving Credit Loans and in the form of Exhibit 1.1(N)(2) evidencing the Swing Loan.
          Obligation shall mean any obligation or liability of any of the Loan Parties, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with (i) this Agreement, the Notes, the Letters of Credit, the Administrative Agent’s Letter or any other Loan Document whether to the Administrative Agent, any of the Lenders or their Affiliates or other persons provided for under such Loan Documents, (ii) any Lender-Provided Interest Rate Hedge (iii) any Lender-Provided Commodity Hedge and (iv) any Other Lender Provided Financial Service Product (the obligations referred to in clauses (ii) through (iv) above are referred to herein as, “Lender-Provided Hedge Obligations”).
          Official Body shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
          Other Lender Provided Financial Service Product shall mean agreements or other arrangements under which any Lender or Affiliate of a Lender provides any of the following products or services to any of the Loan Parties: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) foreign currency exchange.
          Other Taxes shall mean all present or future stamp or documentary taxes or any other similar excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such taxes that are imposed pursuant to an assignment, participation or a change of an applicable lending office that is not undertaken pursuant to Section 5.6.2 [Replacement of a Lender].
          Participant has the meaning specified in Section 11.8.4 [Participations].
          Participant Register has the meaning specified in Section 11.8.4 [Participations].
          Participation Advance shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].

          Partnership Interests shall have the meaning given to such term in Section 6.1.2 [Shares of Borrower, Subsidiaries; and Subsidiary Shares].
          Patent, Trademark and Copyright Security Agreements shall mean collectively the Patent, Trademark and Copyright Security Agreements in substantially the form of Exhibit 1.1(P)(1) hereto in the case of the Borrower and in substantially the form of Exhibit 1.1(P)(2) hereto in the case of each Guarantor, and each other patent, trademark and copyright agreement in form and substance acceptable to the Administrative Agent, each as executed and delivered by the applicable Loan Parties for the benefit of the Lenders, as the same may be supplemented, amended, restated, replaced or modified from time to time, and Patent, Trademark and Copyright Security Agreement shall mean any of the Patent, Trademark and Copyright Security Agreements.
          Payment Date shall mean the first day of each calendar quarter after the date hereof and on the Expiration Date or upon acceleration of the Notes.
          Payment In Full or Paid in Full shall mean the indefeasible payment in full in cash of the Loans and other Obligations hereunder (other than indemnity and other contingent obligations not then due and owing), termination of the Commitments and expiration or termination of all Letters of Credit (or, with respect to any Letters of Credit with an expiration date that extends beyond the Expiration Date, the cash collateralization of such Letter of Credit pursuant Section 2.9.11 [Cash Collateral Prior to the Expiration Date].
          PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.
          Permitted Acquisition shall have the meaning assigned to such term in Section 8.2.3 [Liquidations, Mergers, Consolidations, Acquisitions].
          Permitted Investments shall mean:
          (i) securities with maturities of 18 months or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof;
          (ii) certificates of deposit and time deposits with maturities of 18 months or less from the date of acquisition and overnight bank deposits of any Lender or of any commercial bank having capital and surplus in excess of $500,000,000;
          (iii) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (ii) of this definition with respect to securities issued or fully guaranteed or insured by the United States Government;
          (iv) commercial paper of a domestic issuer rated at least A-2 by Standard & Poor’s or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of Standard & Poor’s and Moody’s cease publishing ratings of investments;

          (v) securities with maturities of 18 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by Standard & Poor’s or A by Moody’s;
          (vi) securities with maturities of 18 months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (ii) of this definition;
          (vii) corporate obligations such as notes, bonds, loan participation certificates, master notes, and variable rate demand notes rated at least A by Standard & Poor’s or A2 by Moody’s;
          (viii) asset backed and mortgage backed securities and collateralized mortgage obligations rated AAA by Standard & Poor’s or Aaa by Moody’s;
          (ix) money market auction rate preferred securities and auction rate notes with auctions scheduled no less frequently than every 49 days; and
          (x) shares of money market mutual or similar funds which invest principally in assets satisfying the requirements of clauses (i) through (ix) of this definition.
          Permitted Joint Venture shall mean any Person (i) with respect to which the ownership of equity interests thereof by the Borrower or any Subsidiary of the Borrower is accounted for in accordance with the “equity method” in accordance with GAAP; (ii) engaged in a line of business permitted by Section 8.2.7 [Continuation of or Change in Business]; and (iii) with respect to which the equity interests thereof were acquired by the Borrower or Subsidiary of the Borrower in an arms-length transaction; provided that any such Person shall be treated for purposes of this Agreement as a Subsidiary and not a Permitted Joint Venture if (A) the Borrower has management control over the operations of such Person and (B) the Borrower owns directly or indirectly more than fifty percent (50%) of the economic equity interest in such Person.
          Permitted Liens shall mean:
          (i) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established in accordance with GAAP;
          (ii) Pledges or deposits made in the ordinary course of business to secure payment of reclamation liabilities, worker’s compensation, or to participate in any fund in connection with worker’s compensation, unemployment insurance, old-age pensions or other social security programs (including pledges or deposits of cash securing Letters of Credit that secure payment of such workmen’s compensation, unemployment insurance, old-age pensions or other social security programs);

          (iii) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease or royalty payments that are not yet due and payable or in default (including pledges or deposits of cash securing Letters of Credit that secure such Liens of landlords securing obligations to make lease payments that are not yet due and payable or in default);
          (iv) Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids (including bonus bids), tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder or other amounts as may be customary, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;
          (v) Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;
          (vi) Liens granted in the Collateral, subject to the Collateral Sharing Agreement:
          (a) in favor of the Collateral Agent for the benefit of the Lenders securing the Obligations;
          (b) in favor of any Person providing any Lender-Provided Interest Rate Hedge securing the obligations thereunder;
          (c) in favor of any Person providing any Lender-Provided Commodity Hedge or any Lender-Provided Commodity Hedge, securing the obligations thereunder;
          (d) in favor of any financial institution (other than any Lender) providing any Commodity Hedge securing the obligations thereunder; and
               (e) in favor of any Person providing any Other Lender Provided Financial Service Product;
          (vii) Liens on property leased by any Loan Party or Subsidiary of a Loan Party under capital leases (as the nature of such lease is determined in accordance with GAAP) securing obligations of such Loan Party or Subsidiary to the lessor under such leases and Purchase Money Security Interests on assets purchased by any Loan Party or Subsidiary of a Loan Party, provided that the aggregate amount for the Borrower and its Subsidiaries of all loans, capital lease obligations and deferred payments secured as permitted by this clause (vii) shall not at any time outstanding exceed $250,000,000;
          (viii) The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and in either case they do not affect the Collateral or, in the aggregate, materially impair the ability of any Loan Party to perform its Obligations hereunder or under the other Loan Documents:
          (1) Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty, provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;
          (2) Claims, Liens or encumbrances upon, and defects of title to, real or personal property other than the Collateral, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits; or
          (3) Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens;
          (ix) Liens granted pursuant to or in respect of a Permitted Receivables Financing;
          (x) as collateral security for the AWR Senior Notes, collateral consisting of no more than the pledge by Arch Western of the Eligible Note Receivable and those additional assets of Arch Western or any Subsidiary of Arch Western as required by the AWR Senior Notes Indenture;
          (xi) Liens relating to the pledge of the equity interests of a Bonding Subsidiary in favor of the provider of the surety bonds which provide payment assurances to the lessor of the leasehold interest leased by such Bonding Subsidiary related to the cost of such Bonding Subsidiary of acquiring such leasehold interest and any bonus bid and royalty payments to the lessor thereunder;
          (xii) the pledge of cash or marketable securities securing a Permitted Secured Letter of Credit Facility; and
          (xiii) For the period commencing as of the Closing Date through the longer of (1) the ICG Merger Closing Date or (2) 120 days from the Closing Date, Liens incurred in connection with the ICG Acquisition, including (a) those relating to indebtedness with respect to the escrow, segregated and/or pledged accounts referenced therein in connection with the ICG Acquisition or termination of the potential transaction and (b) those on cash or cash equivalents used to defease or to satisfy and discharge Indebtedness of the ICG Group in connection with the ICG Acquisition, including amounts used to cash collateralize existing letters of credit issued for the benefit of the ICG Group.
          (xiv) Liens securing Indebtedness or other obligations up to $250,000,000 in the aggregate at any time outstanding, including, without limitation on assets consisting of (a) Liens on stock or assets permitted to be acquired pursuant to Sections 8.2.14 [Loans and Investments] and 8.2.3 [Liquidations, Mergers, Consolidations, Acquisitions] incurred at the time of such acquisition of such stock or assets (or within one year thereof) to finance the acquisition of such stock or assets, and (b) Liens existing on any assets at the date of acquisition of such assets, as such acquisition is permitted by Sections 8.2.14 [Loans and Investments] and 8.2.3 [Liquidations, Mergers, Consolidations, Acquisitions], in each case as refinanced, extended, renewed or refunded;
          (xv) statutory and common law banker’s Liens and rights of setoff on bank deposits;
          (xvi) any Lien existing on the date of this Agreement and described on Schedule 1.1(P);
          (xvii) [Intentionally omitted]
          (xviii) any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien that is permitted by clauses (viii), or (xv) of Section 8.2.1 [Indebtedness], provided that such Indebtedness is not increased when so refinanced, extended, renewed or refunded and that no additional assets become subject to such Liens other than replacements or substitutions permitted by the agreement creating such Lien;
          (xix) Liens and security interests in favor of an Issuing Lender for the benefit of the Lenders securing Letter of Credit Obligations with respect to such Letters of Credit that have an expiration date that extends beyond the Expiration Date;
          (xx) Liens arising out of final judgments, awards, or orders not otherwise constituting an Event of Default hereunder;
          (xxi) option agreements and rights of first refusal granted with respect to assets that are permitted to be disposed of pursuant to the terms of Section 8.2.3 [Liquidations, Mergers, Consolidations, Acquisitions] or Section 8.2.4 [Dispositions of Assets or Subsidiaries] of this Agreement;
          (xxii) Liens on deposits or Letters of Credit securing Lender-Provided Hedge Obligations otherwise permitted hereunder;
          (xxiii) Liens securing Indebtedness of Foreign Subsidiaries permitted pursuant to Section 8.2.1(xvii), in an aggregate amount not to exceed $75,000,000 at any time;
          (xxiv) precautionary filings under the UCC by a lessor with respect to personal property leased to such Person under an operating lease;
          (xxv) Liens existing as of the Closing Date on any of the Excluded Collateral;
          (xxvi) option agreements and rights of first refusal granted with respect to assets that are permitted to be disposed of pursuant to the terms of Section 8.2.4 [Dispositions of Assets or Subsidiaries];
          (xxvii) any leases of assets permitted by Section 8.2.4 [Disposition of Assets or Subsidiaries]; and

          (xxviii) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of decreasing or legally defeasing Indebtedness of the Loan Parties permitted hereby so long as such decrease or defeasance is not prohibited hereunder.
          Permitted Receivables Financing shall mean a transaction or series of transactions pursuant to which a Securitization Subsidiary purchases Receivables Assets or interests therein from the Borrower or any Subsidiary of the Borrower and finances such Receivables Assets or interests therein through the issuance of Indebtedness or equity interests or through the sale of such Receivables Assets or interests therein; provided that (a) the Board of Directors of the Borrower shall have approved such transaction, (b) no portion of the Indebtedness of a Securitization Subsidiary is guarantied by or is recourse to the Borrower or any of its other Subsidiaries (other than recourse for customary representations, warranties, covenants and indemnities, none of which shall related to the collectability of such Receivables Assets), and (c) neither the Borrower nor any of its other Subsidiaries has any obligation to maintain or preserve such Securitization Subsidiary’s financial condition. The February, 2010 Receivables Financing is a Permitted Receivables Financing.
          Permitted Secured Letter of Credit Facility shall have the meaning assigned to such term in Section 8.2.1(viii).
          Person shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.
          Plan shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.
          Pledge Agreements shall mean collectively the Pledge Agreements in substantially the form of Exhibit 1.1(P)(3) hereto in the case of the Borrower and in substantially the form of Exhibit 1.1(P)(4) hereto in the case of each Guarantor and each other pledge agreement in form and substance acceptable to the Administrative Agent, each as executed and delivered by the applicable Loan Parties for the benefit of the Lenders, as the same may be supplemented, amended, restated, replaced, or modified from time to time, and Pledge Agreement shall mean any of the Pledge Agreements.
          Pledged Collateral shall mean the property of the Loan Parties in which security interests are to be granted under the Pledge Agreements.
          PNC shall mean PNC Bank, National Association, its successors and assigns.
          Potential Default shall mean any event or condition which with notice or passage of time, or both, would constitute an Event of Default.

          Prime Rate shall mean, for any day, the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate for such day, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by the Administrative Agent. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.
          Principal Office shall mean the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.
          Prior Security Interest shall mean a valid and enforceable perfected first-priority security interest under the Uniform Commercial Code in the Collateral (other than the Real Property) subject only to Liens for taxes not yet due and payable to the extent such prospective tax payments are given priority by statute, obligations in connection with capital leases or Purchase Money Security Interests as permitted hereunder.
          Prohibited Transaction shall mean any prohibited transaction as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor.
          Property shall mean all real property, both owned and leased, of any Loan Party or Subsidiary of a Loan Party.
          Published Rate shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. Dollar deposits are offered by leading banks in the London interbank deposit market for a one month period as published in another publication selected by the Administrative Agent).
          Purchase Money Security Interest shall mean Liens upon tangible personal property securing loans to any Loan Party or Subsidiary of a Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such tangible personal property.
          Ratable Share shall mean the proportion that a Lender’s Commitment (excluding in the case of the Swing Loan Lender, the Swing Loan Commitment) bears to the Commitments (excluding the Swing Loan Commitment) of all of the Lenders, provided that in the case of Section 2.10 [Defaulting Lenders] when a Defaulting Lender shall exist, “Ratable Share” shall mean the percentage of the aggregate Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Ratable Share shall be determined based upon the Commitments (excluding the Swing Loan Commitment) most recently in effect, giving effect to any assignments.
          Real Property shall mean, individually as the context requires, the real property (other than the Excluded Collateral) that is owned or leased by any Loan Party, including, but not limited to the surface, coal and other mineral rights, interests and coal leases associated with the properties described on Schedule 1.1(R), and “Real Property” shall mean, collectively, as the context requires, all of the foregoing but shall not include any asset that shall have been released, pursuant to Sections 10.10 [Authorization to Release Collateral and Guarantors] or 11.1.3 [Release of Collateral or Guarantor] from the Liens created in connection with this Agreement.
          Receivables Assets shall mean accounts receivable (including any bills of exchange) and related assets and property from time to time originated, acquired or otherwise owned by the Borrower or any Subsidiary of the Borrower.
          Refinanced ICG Debt shall mean (a) any obligations in respect of International Coal Group, Inc’s 9.125% Senior Secured Second-Priority Notes due 2018 so long as such notes have been defeased, satisfied or discharged in accordance with their terms and (b) any obligations in respect of International Coal Group, Inc’s 9.00% Convertible Senior Notes due 2012 and 4.00% Convertible Senior Notes due 2017 so long as such notes are converted, redeemed or otherwise discharged not later than 60 days following the Closing Date.
          Regulated Substances shall mean, without limitation, any substance, material or waste, regardless of its form or nature, defined under Environmental Health and Safety Laws as a “hazardous substance,” “pollutant,” “pollution,” “contaminant,” “hazardous or toxic substance,” “extremely hazardous substance,” “toxic chemical,” “toxic substance,” “toxic waste,” “hazardous waste,” “special handling waste,” “industrial waste,” “residual waste,” “solid waste,” “municipal waste,” “mixed waste,” “infectious waste,” “chemotherapeutic waste,” “medical waste,” or “regulated substance” or any other material, substance or waste, regardless of its form or nature, which is regulated by the Environmental Health and Safety Laws due to its radioactive, ignitable, corrosive, reactive, explosive, toxic, carcinogenic or infectious properties or nature, or which otherwise is regulated by any applicable Environmental Health and Safety Laws including, without limitation, coal and other minerals, coal refuse, run-of-mine coal, acid mine drainage, petroleum and petroleum products (including crude oil and any fractions thereof), natural gas, coalbed methane gas, synthetic gas and any mixtures thereof, asbestos, urea formaldehyde, polychlorinated biphenyls, mercury and radioactive substances.
          Regulation U shall mean Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.
          Reimbursement Obligation shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].
          Related Parties shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
          Release shall mean anything defined as a “release” under CERCLA or RCRA.
          Remedial Action shall mean any investigation, identification, preliminary assessment, characterization, delineation, feasibility study, cleanup, corrective action, removal, remediation, risk assessment, fate and transport analysis, in-situ treatment, the treatment of discharges or seeps, containment, operation and maintenance or management in-place, control, abatement or other response actions to Regulated Substances and any closure or post-closure measures, or reclamation activities associated therewith.

          Replacement Sales Certificate shall have the meaning assigned to such term in Section 8.2.4(iii) [Dispositions of Assets or Subsidiaries].
          Reportable Event shall mean a reportable event described in Section 4043 of ERISA and regulations thereunder with respect to a Plan or Multiemployer Plan (other than any such event as to which the thirty-day notice period is waived).
          Relief Proceeding shall mean any proceeding seeking a decree or order for relief in respect of any Loan Party or Subsidiary of a Loan Party in a voluntary or involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or Subsidiary of a Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, or an assignment for the benefit of its creditors.
          Required Lenders shall mean Lenders (other than any Defaulting Lender) having more than 50% of the sum of the aggregate amount of the Revolving Credit Commitments of the Lenders (excluding any Defaulting Lender) or, after the termination of the Revolving Credit Commitments, the outstanding Revolving Credit Loans and Ratable Share of Letter of Credit Obligations of the Lenders (excluding any Defaulting Lender).
          Required Share shall have the meaning assigned to such term in Section 5.11 [Settlement Date Procedures].
          Responsible Officer shall mean each of the chief executive officer, president, chief financial officer and treasurer of the Borrower.
          Revolving Credit Commitment shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Revolving Credit Loans,” as such Commitment is thereafter assigned or modified and Revolving Credit Commitments shall mean the aggregate Revolving Credit Commitments of all of the Lenders.
          Revolving Credit Loans shall mean collectively and Revolving Credit Loan shall mean separately all Revolving Credit Loans or any Revolving Credit Loan made by the Lenders or one of the Lenders to the Borrower pursuant to Section 2.1 [Revolving Credit Commitments] or 2.9.3 [Disbursements, Reimbursement].
          Revolving Facility Usage shall mean at any time the lesser of (i) the sum of the outstanding Revolving Credit Loans, the outstanding Swing Loans, and the Letter of Credit Obligations or (ii) the Unsecured Senior Notes Cap.
          SEC shall mean the Securities and Exchange Commission or any governmental agencies substituted therefor.
          Securitization Subsidiary shall mean a Subsidiary of the Borrower (all of the outstanding equity interests of which, other than de minimis preferred stock and director’s qualifying shares, if any, are owned, directly or indirectly, by the Borrower) that is established for the limited purpose of acquiring and financing Receivables Assets and interests therein of the Borrower or any Subsidiary of the Borrower and engaging in activities ancillary thereto.
          Security Agreements shall mean collectively the Security Agreements in substantially the form of Exhibit 1.1(S)(1) hereto in the case of the Borrower and in substantially the form of Exhibit 1.1(S)(2) hereto in the case of each Guarantor, and each other security agreement in form and substance acceptable to the Administrative Agent, each as executed and delivered by the applicable Loan Parties for the benefit of the Lenders, as the same may be supplemented, amended, restated, replaced, or modified from time to time, and Security Agreement shall mean any of the Security Agreements.
          Senior Secured Debt shall mean for any Person, as of any date of determination, all of the following Debt of such Person and its Subsidiaries, determined without duplication (provided, however, that with respect to the Borrower and its Subsidiaries: (a) the amount of all obligations in respect of bonus bid payments related to any U.S. Federal coal lease for which the Borrower or any Subsidiary of the Borrower is a lessee shall be expressly excluded from the amount of Senior Secured Debt and (b) the amount of the AWR Senior Notes shall be expressly excluded from the amount of Senior Secured Debt):
          (i) all Debt in respect of Obligations under this Agreement,
          (ii) all Debt secured by any Purchase Money Security Interest,
          (iii) all Debt in respect of obligations under any capital lease (with the amount of such Debt and the determination of whether a lease is a capital or operating lease being made in accordance with GAAP), and
          (iv) all other Debt which by its terms is secured by the assets of any Person or any Subsidiary of any Person.
          Senior Secured Leverage Ratio shall mean the ratio of the amounts under the following clauses (a) and (b): (a) Total Net Funded Senior Secured Debt of the Borrower and its Subsidiaries (excluding Special Subsidiaries), plus, without duplication, the Appropriate Percentage of Senior Secured Debt of each Special Subsidiary, each on a consolidated basis in accordance with GAAP (as the numerator) to (b) the sum of EBITDA of the Borrower and its Subsidiaries (excluding Special Subsidiaries), plus, without duplication, the Appropriate Percentage of each Special Subsidiary’s EBITDA, each on a consolidated basis in accordance with GAAP (as the denominator). For purposes of calculating the Senior Secured Leverage Ratio, Total Net Funded Senior Secured Debt shall be determined as of the end of each fiscal quarter of the Borrower and EBITDA shall be determined as of the end of each fiscal quarter of the Borrower for the four fiscal quarters then ended.
          Settlement Date shall mean the Business Day on which the Administrative Agent elects to effect settlement pursuant Section 5.11 [Settlement Date Procedures].
          Significant Subsidiary shall mean individually any Subsidiary of Borrower other than the Excluded Subsidiaries, the Foreign Subsidiaries, each Bonding Subsidiary, each Securitization Subsidiary, the Inactive Subsidiaries, and Significant Subsidiaries shall mean collectively all Subsidiaries of Borrower other than the Excluded Subsidiaries, the Foreign Subsidiaries, each Bonding Subsidiary, each Securitization Subsidiary, and the Inactive Subsidiaries.
          Solvent shall mean, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
          Special Joint Venture shall have the meaning assigned to that term in Section 8.1.12 [Collateral; Further Assurances].
          Special Subsidiary shall mean each Person to be treated as a Subsidiary in accordance with the proviso to the definition of Permitted Joint Venture.
          Standard & Poor’s shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.
          Standby Letter of Credit shall mean a Letter of Credit issued to support obligations of one or more of the Loan Parties, contingent or otherwise, which finance the working capital and business needs of the Loan Parties incurred in the ordinary course of business.
          Subsidiary of any Person at any time shall mean (i) any corporation or trust of which 50% or more (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, (ii) any partnership of which such Person is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries, (iii) any limited liability company of which such Person is a member or of which 50% or more of the limited liability company interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries or (iv) any corporation, trust, partnership, limited liability company or other entity which is controlled by such Person or one or more of such Person’s Subsidiaries. It is expressly agreed that each Special Subsidiary shall be deemed to be a Subsidiary of the Borrower for the purposes of this Agreement, except that for purposes of calculating the Leverage Ratio, the Interest Coverage Ratio, and the Senior Secured Leverage Ratio, for each Special Subsidiary only the Appropriate Percentage of the assets, income, expenses, liabilities and other applicable items shall be included as described more fully in the definitions of “EBITDA,” “Leverage Ratio,” and “Senior Secured Leverage Ratio.”
          Subsidiary Shares shall have the meaning assigned to that term in Section 6.1.2 [Shares of Borrower; Subsidiaries; and Subsidiary Shares].
          Statements shall have the meaning specified in Section 6.1.7(i) [Historical Statements].
          Swing Loan Commitment shall mean the Swing Loan Lender’s commitment to make Swing Loans to the Borrower pursuant to Section 2.1.2 [Swing Loan Commitment] hereof in an aggregate principal amount up to $60,000,000.
          Swing Loan Lender shall mean PNC Bank and its successors and assigns as permitted hereunder.
          Swing Loan Note shall mean the Swing Loan Note of the Borrower in the form of Exhibit 1.1(N)(2) evidencing the Swing Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.
          Swing Loan Request shall mean a request for Swing Loans made in accordance with Section 2.5.2 [Swing Loan Requests] hereof.
          Swing Loans shall mean collectively and Swing Loan shall mean separately all Swing Loans or any Swing Loan made by PNC to the Borrower pursuant to Section 2.1.2 [Swing Loan Commitment] hereof.
          Taxes shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.
          Thunder Basin LLC Agreement shall mean that certain Limited Liability Company Agreement, dated as of July 10, 1998, as amended, of Thunder Basin Coal Company, L.L.C., a limited liability company organized and existing under the laws of the State of Delaware.
          Total Net Funded Debt shall mean, as of any date of determination, an amount equal to the difference between the amount under the following clause (a) and the amount under the following clause (b):
          (a) the aggregate amount of Debt of the Borrower and its Subsidiaries as of such date, less
          (b) the aggregate amount of all cash and cash equivalents of the Borrower and its Subsidiaries as determined, on a consolidated basis in accordance with GAAP, as of such date

(other than cash and cash equivalents which secure the Permitted Secured Letter of Credit Facility as of such date.
          Total Net Funded Senior Secured Debt shall mean, as of any date of determination, an amount equal to the difference between the amount under the following clause (a) and the amount under the following clause (b):
          (a) the aggregate amount of Senior Secured Debt of the Borrower and its Subsidiaries as of such date, less
          (b) the aggregate amount of all cash and cash equivalents of the Borrower and its Subsidiaries as determined, on a consolidated basis in accordance with GAAP, as of such date (other than cash and cash equivalents which secure the Permitted Secured Letter of Credit Facility as of such date).
          UCC Collateral shall mean the property of the Loan Parties in which security interests are to be granted under the Security Agreements.
          Uniform Commercial Code shall have the meaning assigned to that term in Section 6.1.22.1 [Security Interests and Mortgage Liens].
          Unsecured Senior Notes shall mean the unsecured senior notes of the Borrower that are issued pursuant to any Unsecured Senior Notes Indenture.
          Unsecured Senior Notes Cap shall mean an amount equal to the maximum amount of Indebtedness outstanding under any “Credit Facilities” (as such term is defined in the Unsecured Senior Note Indenture dated July 31, 2009) that can be secured by Liens permitted under clause (a) of the definition of “Permitted Liens” contained in the Unsecured Senior Note Indenture dated July 31, 2009 (as in effect from time to time); provided that if the foregoing restrictions are no longer applicable (including after the defeasance or discharge of the Unsecured Senior Note Indenture), the Unsecured Senior Notes Cap shall mean the amount of Indebtedness outstanding under any “Credit Facilities” (as such term is defined in the Unsecured Senior Note Indenture dated August 9, 2010) that can be secured by Liens permitted under clause (a) of the definition of “Permitted Lien” contained in the Unsecured Senior Note Indenture dated August 9, 2010; (as in effect from time to time) to the extent such restrictions are applicable. Notwithstanding the foregoing, to the extent that the Borrower enters into any other Unsecured Senior Note Indentures after the Closing Date that contain similar restrictions on the definition of “Permitted Lien” (or such similar definition) that are more restrictive than those contained in the Unsecured Senior Note Indentures existing as of the Closing Date, the terms of those more restrictive Permitted Lien Definitions shall be used in determining the Unsecured Senior Notes Cap.
          Unsecured Senior Notes Indenture shall mean the any indenture governing the issuance of certain unsecured notes by the Borrower, and without regard to any restatement, amendment, modification or supplement thereof, other than those restatements, amendments modifications or supplements that may be necessary to add a guarantor subsidiary thereto in accordance with the terms thereof.

          USA Patriot Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
          U.S. Person shall mean a “United States person” within the meaning of Section 7701(a)(30) of the Code.
     1.2 Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (i) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (iii) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (iv) reference to any Person includes such Person’s successors and assigns; (v) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated; (vi) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (viii) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, and (ix) unless otherwise specified, all references herein to times of day shall be references to Eastern Time.
     1.3 Accounting Principles; Changes in GAAP. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 8.2 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 8.2 shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing Statements referred to in Section 6.1.7(i) [Historical Statements]. Notwithstanding the foregoing, if the Borrower notifies the Administrative Agent in writing that the Borrower wishes to amend any financial covenant in Section 8.2 of this Agreement, any related definition and/or the definition of the term Leverage Ratio for purposes of interest, Letter of Credit Fee and Commitment Fee determinations to eliminate the effect of any change in GAAP occurring after the Closing Date on the operation of such financial covenants and/or interest, Letter of Credit Fee or Commitment Fee determinations (or if the Administrative Agent notifies the Borrower in writing that the Required Lenders wish to amend any financial covenant in Section 8.2, any related definition and/or the definition of the term Leverage Ratio for purposes of interest, Letter of Credit Fee and Commitment Fee determinations to eliminate the effect of any such change in GAAP), then the Administrative

Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratios or requirements to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, the Loan Parties’ compliance with such covenants and/or the definition of the term Leverage Ratio for purposes of interest, Letter of Credit Fee and Commitment Fee determinations shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenants or definitions are amended in a manner satisfactory to the Borrower and the Required Lenders, and the Loan Parties shall provide to the Administrative Agent, when they delivers their financial statements pursuant to Section 8.3.1 [Quarterly Financial Statements] and 8.3.2 [Annual Financial Statements] of this Agreement, such reconciliation statements as shall be reasonably requested by the Administrative Agent.
          2. REVOLVING CREDIT AND SWING LOAN FACILITIES
     2.1 Revolving Credit Commitments.
          2.1.1 Revolving Credit Loans. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Revolving Credit Loans to the Borrower at any time or from time to time on or after the date hereof to the Expiration Date; provided that after giving effect to each such Loan (i) the aggregate amount of Revolving Credit Loans from such Lender shall not exceed such Lender’s Revolving Credit Commitment minus such Lender’s Ratable Share of the Letter of Credit Obligations and (ii) the Revolving Facility Usage shall not exceed the Revolving Credit Commitments. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.
          2.1.2 Swing Loan Commitment. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate loans and repayments between Settlement Dates, the Swing Loan Lender may, at its option, cancelable at any time for any reason whatsoever, make swing loans (the “Swing Loans”) to the Borrower at any time or from time to time after the date hereof to, but not including, the Expiration Date, in an aggregate principal amount up to but not in excess of $60,000,000, provided that after giving effect to such Loan, the Revolving Facility Usage shall not exceed the Revolving Credit Commitments. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.2.
     2.2 Nature of Lenders’ Obligations with Respect to Revolving Credit Loans. Each Lender shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests] in accordance with its Ratable Share. The aggregate of each Lender’s Revolving Credit Loans outstanding hereunder to the Borrower at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations. The obligations of each Lender hereunder are several. The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder. The Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.

     2.3 Commitment Fees. Accruing from the date hereof until the Expiration Date, the Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Ratable Share (for purposes of this computation, the Swing Loan Lender’s right to receive a Commitment Fee shall be calculated by including all outstanding Swing Loans in the determination of usage in clause (ii) below), a nonrefundable commitment fee (the “Commitment Fee”) equal to the Applicable Commitment Fee Rate (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) multiplied by the average daily difference between the amount of (i) the Revolving Credit Commitments and (ii) the sum of the outstanding Revolving Credit Loans and the Letter of Credit Obligations; provided, however, that any Commitment Fee accrued with respect to the Revolving Credit Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no Commitment Fee shall accrue with respect to the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Subject to the proviso in the directly preceding sentence, all Commitment Fees shall be payable in arrears on each Payment Date.
     2.4 [Intentionally Omitted.]
     2.5 Revolving Credit Loan Requests; Swing Loan Requests.
          2.5.1 Revolving Credit Loan Requests. Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Lenders to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans pursuant to Section 4.2 [Interest Periods], by delivering to the Administrative Agent, not later than 11:00 a.m., (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans to which the LIBOR Rate Option applies or the conversion to or the renewal of the LIBOR Rate Option for any Loans; and (ii) the same Business Day of the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed request therefor substantially in the form of Exhibit 2.5.1 or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a “Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify the aggregate amount of the proposed Loans comprising each Borrowing Tranche, and, if applicable, the Interest Period, which amounts shall be in (x) integral multiples of $1,000,000 and not less than $5,000,000 for each Borrowing Tranche under the LIBOR Rate Option, and (y) integral multiples of $1,000,000 and not less than the lesser of $5,000,000 or the maximum amount available for Borrowing Tranches to which the Base Rate Option applies for each Borrowing Tranche under the Base Rate Option.
          2.5.2 Swing Loan Requests. Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Swing Loan Lender to make Swing Loans by delivery to the Swing Loan Lender not later than 12:00 noon on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit 2.5.2 hereto or a request by telephone immediately confirmed in writing by letter, facsimile or telex (each, a “Swing Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swing Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swing Loan, which shall be not less than $1,000,000 and shall be an integral multiple of $100,000.
     2.6 Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans.
          2.6.1 Making Revolving Credit Loans. The Administrative Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests], notify the Lenders of its receipt of such Loan Request specifying the information provided by the Borrower and the apportionment among the Lenders of the requested Revolving Credit Loans as determined by the Administrative Agent in accordance with Section 2.2 [Nature of Lenders’ Obligations with Respect to Revolving Credit Loans]. Each Lender shall remit the principal amount of each Revolving Credit Loan to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 7 [Conditions of Lending and Issuance of Letters of Credit], fund such Revolving Credit Loans to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m., on the applicable Borrowing Date; provided that if any Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 2.6.2 [Presumptions by the Administrative Agent].
          2.6.2 Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.6.1 [Making Revolving Credit Loans] and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Loans under the Base Rate Option. If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

          2.6.3 Making Swing Loans. So long as the Swing Loan Lender elects to make Swing Loans, PNC shall, after receipt by it of a Swing Loan Request pursuant to Section 2.5.2 [Swing Loan Requests] fund such Swing Loan to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 4:00 p.m. on the Borrowing Date.
          2.6.4 Repayment of Revolving Credit Loans. The Borrower shall repay the Revolving Credit Loans together with all outstanding interest thereon on the Expiration Date.
          2.6.5 Borrowings to Repay Swing Loans. The Swing Loan Lender may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the Swing Loans, and each Lender shall make a Revolving Credit Loan in an amount equal to such Lender’s Ratable Share of the aggregate principal amount of the outstanding Swing Loans, plus, if the Swing Loan Lender so requests, accrued interest thereon, provided that no Lender shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment minus its Ratable Share of Letter of Credit Obligations. Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.5.1 [Revolving Credit Loan Requests] without regard to any of the requirements of that provision. The Swing Loan Lender shall provide notice to the Lenders (which may be telephonic or written notice by letter, facsimile or telex) that such Revolving Credit Loans are to be made under this Section 2.6.5 and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.5.1 [Revolving Credit Loan Requests] are then satisfied) by the time the Swing Loan Lender so requests, which shall not be earlier than 3:00 p.m. on the Business Day next after the date the Lenders receive such notice from the Swing Loan Lender.
          2.6.6 Swing Loans Under Cash Management Agreements. In addition to making Swing Loans pursuant to the foregoing provisions of Section 2.6.3 [Making Swing Loans], without the requirement for a specific request from the Borrower pursuant to Section 2.5.2 [Swing Loan Requests], the Swing Loan Lender may make Swing Loans to the Borrower in accordance with the provisions of the agreements between the Borrower and such Swing Loan Lender relating to the Borrower’s deposit, sweep and other accounts at such Swing Loan Lender and related arrangements and agreements regarding the management and investment of the Borrower’s cash assets as in effect from time to time (the “Cash Management Agreements”) to the extent of the daily aggregate net negative balance in the Borrower’s accounts which are subject to the provisions of the Cash Management Agreements. Swing Loans made pursuant to this Section 2.6.6 in accordance with the provisions of the Cash Management Agreements shall (i) be subject to the limitations as to aggregate amount set forth in Section 2.1.2 [Swing Loan Commitment], (ii) not be subject to the limitations as to individual amount set forth in Section 2.5.2 [Swing Loan Requests], (iii) be payable by the Borrower, both as to principal and interest, at the rates and times set forth in the Cash Management Agreements (but in no event (1) later than the Expiration Date or (2) lower than the rates applicable to such Swing Loans pursuant to Section 4.1.1 [Revolving Credit Interest Rate Options; Swing Line Interest Rate]), (iv) not be made at any time after such Swing Loan Lender has received written notice of the occurrence of an Event of Default and so long as such shall continue to exist, or, unless consented to by the Required Lenders, a Potential Default and so long as such shall continue to exist, (v) if not repaid by the Borrower in accordance with the provisions of the Cash Management Agreements, be subject to each Lender’s obligation pursuant to Section 2.6.5 [Borrowings to Repay Swing Loans], and (vi) except as provided in the foregoing subsections (i) through (v), be subject to all of the terms and conditions of this Section 2.
     2.7 Notes. The Obligation of the Borrower to repay the aggregate unpaid principal amount of the Revolving Credit Loans and Swing Loans made to it by each Lender, together with interest thereon, shall, unless otherwise directed by such Lender, be evidenced by a revolving credit Note and a swing Note, dated the Closing Date payable to the order of such Lender in a face amount equal to the Revolving Credit Commitment or Swing Loan Commitment, as applicable, of such Lender.
     2.8 [Intentionally Omitted].
     2.9 Letter of Credit Subfacility.
          2.9.1 Issuance of Letters of Credit. On the Closing Date, the outstanding letters of credit previously issued under the Existing Credit Agreement that are set forth on Schedule 2.9.1 (the “Existing Letters of Credit”) will automatically, without any action on the part of any Person, be deemed to be Letters of Credit issued hereunder for the account of the Borrowers for all purposes of this Agreement and the other Loan Documents. Borrower may at any time prior to the Expiration Date request the issuance of a Standby Letter of Credit or a Commercial Letter of Credit (each a “Letter of Credit”) on behalf of itself, another Loan Party for the benefit of any Bonding Subsidiary or for the benefit of any member of the Arch Western Group, or the amendment or extension of an existing Letter of Credit, by delivering or having such other Loan Party deliver to the Issuing Lender (with a copy to the Administrative Agent) a completed application and agreement for letters of credit, or request for such amendment or extension, as applicable, in such form as the Issuing Lender may specify from time to time by no later than 11:00 a.m. at least three (3) Business Days, or such shorter period as may be agreed to by the Issuing Lender, in advance of the proposed date of issuance. Promptly after receipt of any letter of credit application, the Issuing Lender shall confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit application and if not, such Issuing Lender will provide Administrative Agent with a copy thereof. Unless the Issuing Lender has received notice from any Lender, Administrative Agent or any Loan Party, at least one day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Section 7 [Conditions of Lending and Issuance of Letters of Credit] is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders set forth in this Section 2.9, the Issuing Lender or any of the Issuing Lender’s Affiliates will issue a Letter of Credit or agree to such amendment or extension, provided that each Letter of Credit shall (A) have a maximum maturity of twenty-four (24) months from the date of issuance; provided that any such Letter of Credit may automatically renew if such Letter of Credit has an automatic renewal feature set forth in the terms thereof, unless the applicable Issuing Lender or Issuing Lender’s Affiliate gives notice of termination of such Letter of Credit, and (B) in no event expire later than ten (10) Business Days prior to the Expiration Date; provided that any Letter of Credit scheduled to expire after the Expiration Date is subject to the requirements in Section 2.9.11 [Cash Collateral Prior to the Expiration Date] and provided further that in no event shall (i) the Letters of Credit Outstanding with respect to all Letters of Credit exceed, at any one time,

$1,000,000,000, (ii) after giving effect to all such Letters of Credit, the Revolving Facility Usage exceed the Revolving Credit Commitments. Each request by the Borrower for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrower that it shall be in compliance with the preceding sentence and with Section 7 [Conditions of Lending and Issuance of Letters of Credit] after giving effect to the requested issuance, amendment or extension of such Letter of Credit. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the applicable Issuing Lender will also deliver to Borrower and Administrative Agent a true and complete copy of such Letter of Credit or amendment.
          2.9.2 Letter of Credit Fees. The Borrower shall pay (i) to the Administrative Agent for the ratable account of the Lenders a fee (the “Letter of Credit Fee”) equal to the Applicable Letter of Credit Fee Rate, and (ii) to the Issuing Lender for its own account a fronting fee equal to 0.125% per annum (in each case computed on the basis of a year of 360 days and actual days elapsed), which fees shall be computed on the daily average Letter of Credit Obligations and shall be payable quarterly in arrears on each Payment Date following issuance of each Letter of Credit. The Borrower shall also pay to the Issuing Lender for the Issuing Lender’s sole account the Issuing Lender’s then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.
          2.9.3 Disbursements, Reimbursement. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.
               2.9.3.1 In the event of any request for a drawing under a Letter of Credit (including the Existing Letters of Credit) by the beneficiary or transferee thereof, the Issuing Lender will promptly notify the Borrower and the Administrative Agent thereof. Promptly after it shall have received such notice, the Borrower shall reimburse (such obligation to reimburse the Issuing Lender shall sometimes be referred to as a “Reimbursement Obligation”) the Issuing Lender prior to 12:00 noon on each date that an amount is paid by the Issuing Lender under any Letter of Credit (each such date, a “Drawing Date”) by paying to the Administrative Agent for the account of the Issuing Lender an amount equal to the amount so paid by the Issuing Lender. In the event the Borrower fails to reimburse the Issuing Lender (through the Administrative Agent) for the full amount of any drawing under any Letter of Credit by 12:00 noon on the Drawing Date, the Administrative Agent will promptly notify each Lender thereof, and the Borrower shall be deemed to have requested that Revolving Credit Loans be made by the Lenders under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions set forth in Section 7 [Conditions of Lending and Issuance of Letters of Credit] other than any notice requirements. Any notice given by the Administrative Agent or Issuing Lender pursuant to this Section 2.9.3.1 may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice. It is hereby understood that to the extent the Borrower is unable to meet its Reimbursement Obligation on such Drawing Date, the repayment of such Reimbursement Obligation pursuant to the second sentence of this Section 2.9.3.1 shall be deemed to satisfy such obligation
               2.9.3.2 Each Lender shall upon any notice pursuant to Section 2.9.3.1 make available to the Administrative Agent for the account of the Issuing Lender an amount in immediately available funds equal to its Ratable Share of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.9.3 [Disbursements; Reimbursement]) each be deemed to have made a Revolving Credit Loan under the Base Rate Option to the Borrower in that amount. If any Lender so notified fails to make available to the Administrative Agent for the account of the Issuing Lender the amount of such Lender’s Ratable Share of such amount by no later than 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Loans under the Revolving Credit Base Rate Option on and after the fourth day following the Drawing Date. The Administrative Agent and the Issuing Lender will promptly give notice (as described in Section 2.9.3.1 above) of the occurrence of the Drawing Date, but failure of the Administrative Agent or the Issuing Lender to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.9.3.2.
               2.9.3.3 With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans under the Base Rate Option to the Borrower in whole or in part as contemplated by Section 2.9.3.1, because of the Borrower’s failure to satisfy the conditions set forth in Section 7 [Conditions of Lending and Issuance of Letters of Credit] other than any notice requirements, or for any other reason, the Borrower shall be deemed to have incurred from the Issuing Lender a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing and the Reimbursement Obligation shall be deemed fulfilled. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option. Each Lender’s payment to the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.9.3 [Disbursements, Reimbursement] shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing (each a “Participation Advance”) from such Lender in satisfaction of its participation obligation under this Section 2.9.3.
          2.9.4 Repayment of Participation Advances.
               2.9.4.1 Upon (and only upon) receipt by the Administrative Agent for the account of the Issuing Lender of immediately available funds from the Borrower (i) in reimbursement of any payment made by the Issuing Lender under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Administrative Agent, or (ii) in payment of interest on such a payment made by the Issuing Lender under such a Letter of Credit, the Administrative Agent on behalf of the Issuing Lender will pay to each Lender, in the same funds as those received by the Administrative Agent, the amount of such Lender’s Ratable Share of such funds, except the Administrative Agent shall retain for the account of the Issuing

Lender the amount of the Ratable Share of such funds of any Lender that did not make a Participation Advance in respect of such payment by the Issuing Lender.
               2.9.4.2 If the Administrative Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of any payment made by any Loan Party to the Administrative Agent for the account of the Issuing Lender pursuant to this Section in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of the Issuing Lender the amount of its Ratable Share of any amounts so returned by the Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Administrative Agent, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.
          2.9.5 Documentation. Each Loan Party agrees to be bound by the terms of the Issuing Lender’s application and agreement for letters of credit and the Issuing Lender’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party’s own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Issuing Lender shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.
          2.9.6 Determinations to Honor Drawing Requests. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.
          2.9.7 Nature of Participation and Reimbursement Obligations. Each Lender’s obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.9.3 [Disbursements, Reimbursement], as a result of a drawing under a Letter of Credit, and the Obligations of the Borrower to reimburse the Issuing Lender upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.9 under all circumstances, including the following circumstances:
          (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender or any of its Affiliates, the Borrower or any other Person for any reason whatsoever, or which any Loan Party may have against the Issuing Lender or any of its Affiliates, any Lender or any other Person for any reason whatsoever;
          (ii) the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Sections 2.1 [Revolving Credit Commitments], 2.5 [Revolving Credit Loan Requests; Swing Loan Requests], 2.6 [Making Revolving Credit Loans and Swing Loans; Etc.] or 7.2 [Each Loan or Letter of Credit] or as

otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.9.3 [Disbursements, Reimbursement];
          (iii) any lack of validity or enforceability of any Letter of Credit;
          (iv) any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Issuing Lender or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);
          (v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the Issuing Lender or any of its Affiliates has been notified thereof;
          (vi) payment by the Issuing Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;
          (vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;
          (viii) any failure by the Issuing Lender or any of its Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless the Issuing Lender has received written notice from such Loan Party of such failure within three Business Days after the Issuing Lender shall have furnished such Loan Party and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;
          (ix) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;
          (x) any breach of this Agreement or any other Loan Document by any party thereto (other than a breach by the Issuing Lender under this Section 2.9 [Letter of Credit Subfacility] with respect to such Letter of Credit);

          (xi) the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;
          (xii) the fact that an Event of Default or a Potential Default shall have occurred and be continuing;
          (xiii) the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and
          (xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
          2.9.8 Indemnity. The Borrower hereby agrees to protect, indemnify, pay and save harmless the Issuing Lender and any of its Affiliates that has issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Issuing Lender or any of its Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Issuing Lender as determined by a final non-appealable judgment of a court of competent jurisdiction or (B) the wrongful dishonor by the Issuing Lender or any of Issuing Lender’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Official Body.
          2.9.9 Liability for Acts and Omissions. As between any Loan Party and the Issuing Lender, or the Issuing Lender’s Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender shall not be responsible for any of the following, including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Issuing Lender or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Lender or its Affiliates, as applicable, including any act or omission of any Official Body, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Lender’s or its Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve the Issuing Lender from liability for the Issuing Lender’s gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall the Issuing Lender or its Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.
          Without limiting the generality of the foregoing, the Issuing Lender and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Issuing Lender or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Issuing Lender or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.
          In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Issuing Lender or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Issuing Lender or its Affiliates under any resulting liability to the Borrower or any Lender.
          2.9.10 Issuing Lender Reporting Requirements. Each Issuing Lender shall, on the first Business Day of each month, provide to Administrative Agent and Borrower a schedule of the Letters of Credit issued by it, in form and substance satisfactory to Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), and the expiration date of any Letter of Credit outstanding at any time during the preceding month, and any other information relating to such Letter of Credit that the Administrative Agent may request.

          2.9.11 Cash Collateral Prior to the Expiration Date. If any Letter of Credit is outstanding and such Letter of Credit (as it may have previously been extended) will have an expiration date which is after the Expiration Date, then the Borrower shall, on or before the issuance, extension or renewal of such Letter of Credit, deposit and pledge Cash Collateral for each such Letter of Credit in an amount equal to 105% of the face value of such outstanding Letter of Credit plus the amount of fees that would be due under such Letter of Credit through the expiry date of such Letter of Credit. Such Cash Collateral shall be deposited pursuant to documentation reasonably satisfactory to the Administrative Agent and such Issuing Lender and the Borrower and shall be maintained in blocked deposit accounts at such Issuing Lender. The Borrower hereby grants to the applicable Issuing Lender a security interest in all Cash Collateral pledged to such Issuing Lender pursuant to this Section or otherwise under this Agreement. The Cash Collateral related to a particular Letter of Credit shall be released by the applicable Issuing Lender upon termination or expiration of such Letter of Credit and the reimbursement by the Loan Parties of all amounts drawn thereon and the payment in full of all fees accrued thereon through the date of such expiration or termination. After the Expiration Date, the Borrower shall pay any and all fees associated with any such Letter of Credit with an expiration date that extends beyond the Expiration Date directly to the applicable Issuing Lender.
     2.10 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
          (i) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.3 [Commitment Fees];
          (ii) the Commitment and outstanding Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.1 [Modifications, Amendments or Waivers]); provided, that this clause (ii) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;
          (iii) if any Swing Loans are outstanding or any Letter of Credit Obligations exist at the time such Lender becomes a Defaulting Lender, then:
               (a) all or any part of the outstanding Swing Loans and Letter of Credit Obligations of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Ratable Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (w) the conditions set forth in Section 7 [Conditions of Lending and Issuance of Credit] are satisfied at such time (and, unless the Borrower shall have otherwise notified the Administrative Agent at the time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), (x) the sum of the outstanding Revolving Credit Loans, the outstanding Swing Loans and Letter of Credit Obligations does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments, (y) the sum of the such Lender’s outstanding Revolving Credit Loans, the outstanding Swing Loans and Letter of Credit Obligations does not exceed the total of all such Lenders’ Revolving Credit Commitments and (z) no Potential Default or Event of Default has

occurred and is continuing at such time. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation;
               (b) if the reallocation described in clause (a) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such outstanding Swing Loans, and (y) second, cash collateralize for the benefit of the Issuing Lender the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Obligations (after giving effect to any partial reallocation pursuant to clause (a) above) in a deposit account held at the Administrative Agent for so long as such Letter of Credit Obligations are outstanding;
               (c) if the Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Obligations pursuant to clause (b) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.9.2 [Letter of Credit Fees] with respect to such Defaulting Lender’s Letter of Credit Obligations during the period such Defaulting Lender’s Letter of Credit Obligations are cash collateralized;
               (d) if the Letter of Credit Obligations of the non-Defaulting Lenders are reallocated pursuant to clause (a) above, then the fees payable to the Lenders pursuant to Section 2.9.2 shall be adjusted in accordance with such non-Defaulting Lenders’ Ratable Share; and
               (e) if all or any portion of such Defaulting Lender’s Letter of Credit Obligations are neither reallocated nor cash collateralized pursuant to clause (a) or (b) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all Letter of Credit Fees payable under Section 2.9.2 with respect to such Defaulting Lender’s Letter of Credit Obligations shall be payable to the Issuing Lender (and not to such Defaulting Lender) until and to the extent that such Letter of Credit Obligations are reallocated and/or cash collateralized; and
          (iv) so long as such Lender is a Defaulting Lender, the Swing Loan Lender shall not be required to fund any Swing Loans and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless such Issuing Lender is satisfied that the related exposure and the Defaulting Lender’s then outstanding Letter of Credit Obligations will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or Cash Collateral will be provided by the Borrower in accordance with Section 2.10(iii), and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.10(iii)(a) (and such Defaulting Lender shall not participate therein).
In the event that the Administrative Agent, the Borrower, the Swing Loan Lender and the Issuing Lender agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Administrative Agent will so notify the parties hereto, and the Ratable Share of the Swing Loans and Letter of Credit Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment, and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Ratable Share.
     2.11 Reduction of Revolving Credit Commitment. The Borrower shall have the right at any time after the Closing Date upon five (5) days’ prior written notice to the Administrative Agent to permanently reduce (ratably among the Lenders in proportion to their Ratable Shares) the Revolving Credit Commitments, in a minimum amount of $10,000,000 and whole multiples of $10,000,000, or to terminate completely the Revolving Credit Commitments, without penalty or premium except as hereinafter set forth; provided that any such reduction or termination shall be accompanied by prepayment of the Notes, together with outstanding Commitment Fees, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 5.10 [Indemnity] hereof) to the extent necessary to cause the aggregate Revolving Facility Usage after giving effect to such prepayments to be equal to or less than the Revolving Credit Commitments as so reduced or terminated. Any notice to reduce the Revolving Credit Commitments under this Section 2.11 shall be irrevocable.
3. [INTENTIONALLY OMITTED.]
4. INTEREST RATES
     4.1 Interest Rate Options. The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option or LIBOR Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than nine (9) Borrowing Tranches in the aggregate among all of the Loans and provided further that if an Event of Default or Potential Default exists and is continuing, the Borrower may not request, convert to, or renew the LIBOR Rate Option for any Loans and the Required Lenders may demand that all existing Borrowing Tranches bearing interest under the LIBOR Rate Option shall be converted immediately to the Base Rate Option, subject to the obligation of the Borrower to pay any indemnity under Section 5.10 [Indemnity] in connection with such conversion. If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate.
          4.1.1 Revolving Credit Interest Rate Options; Swing Line Interest Rate. The Borrower shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans:
          (i) Revolving Credit Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

          (ii) Revolving Credit LIBOR Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the LIBOR Rate plus the Applicable Margin.
Subject to Section 4.3 [Interest After Default], only the Base Rate Option applicable to Revolving Credit Loans shall apply to the Swing Loans.
          4.1.2 Rate Quotations. The Borrower may call the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.
     4.2 Interest Periods. At any time when the Borrower shall select, convert to or renew a LIBOR Rate Option, the Borrower shall notify the Administrative Agent thereof at least three (3) Business Days prior to the effective date of such LIBOR Rate Option by delivering a Loan Request. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a LIBOR Rate Option:
          4.2.1 Amount of Borrowing Tranche. Each Borrowing Tranche of Loans under the LIBOR Rate Option shall be in integral multiples of $1,000,000 and not less than $5,000,000; and
          4.2.2 Renewals. In the case of the renewal of a LIBOR Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.
     4.3 Interest After Default. To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, and at the discretion of the Administrative Agent or upon written demand by the Required Lenders to the Administrative Agent:
          4.3.1 Letter of Credit Fees, Interest Rate. The Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.9.2 [Letter of Credit Fees] or Section 4.1 [Interest Rate Options], respectively, shall be increased by 2.0% per annum;
          4.3.2 Other Obligations. Each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the Revolving Credit Base Rate Option plus an additional 2.0% per annum from the time such Obligation becomes due and payable and until it is paid in full; and
          4.3.3 Acknowledgment. The Borrower acknowledges that the increase in rates referred to in this Section 4.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by Borrower upon demand by Administrative Agent.

     4.4 LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.
          4.4.1 Unascertainable. If on any date on which a LIBOR Rate would otherwise be determined, the Administrative Agent shall have determined that:
          (i) adequate and reasonable means do not exist for ascertaining such LIBOR Rate, or
          (ii) a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the LIBOR Rate, then the Administrative Agent shall have the rights specified in Section 4.4.3 [Administrative Agent’s and Lender’s Rights].
          4.4.2 Illegality; Increased Costs; Deposits Not Available. If at any time any Lender shall have determined that:
          (i) the making, maintenance or funding of any Loan to which a LIBOR Rate Option applies has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or
          (ii) such LIBOR Rate Option will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any such Loan, or
          (iii) after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Loan, or to banks generally, to which a LIBOR Rate Option applies, respectively, are not available to such Lender with respect to such Loan, or to banks generally, in the interbank eurodollar market, then the Administrative Agent shall have the rights specified in Section 4.4.3 [Administrative Agent’s and Lender’s Rights].
          4.4.3 Administrative Agent’s and Lender’s Rights. In the case of any event specified in Section 4.4.1 [Unascertainable] above, the Administrative Agent shall promptly so notify the Lenders and the Borrower thereof, and in the case of an event specified in Section 4.4.2 [Illegality; Increased Costs; Deposits Not Available] above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Lenders, in the case of such notice given by the Administrative Agent, or (B) such Lender, in the case of such notice given by such Lender, to allow the Borrower to select, convert to or renew a LIBOR Rate Option shall be suspended until the Administrative Agent shall have later notified the Borrower, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Administrative Agent makes a determination under Section 4.4.1

[Unascertainable] and the Borrower has previously notified the Administrative Agent of its selection of, conversion to or renewal of a LIBOR Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans. If any Lender notifies the Administrative Agent of a determination under Section 4.4.2 [Illegality; Increased Costs; Deposits Not Available], the Borrower shall, subject to the Borrower’s indemnification Obligations under Section 5.10 [Indemnity], as to any Loan of the Lender to which a LIBOR Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan or prepay such Loan in accordance with Section 5.6 [Voluntary Prepayments]. Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.
     4.5 Selection of Interest Rate Options. If the Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Loans under the LIBOR Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.2 [Interest Periods], the Borrower shall be deemed to have converted such Borrowing Tranche to the Revolving Credit Base Rate Option commencing upon the last day of the existing Interest Period.
5. PAYMENTS
     5.1 Payments. All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees, Administrative Agent’s Fee or other fees or amounts due from the Borrower hereunder shall be payable prior to 12:00 p.m. on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at the Principal Office for the account of the Swing Loan Lender with respect to the Swing Loans and for the ratable accounts of the Lenders with respect to the Revolving Credit Loans in U.S. Dollars and in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the Lenders in immediately available funds; provided that in the event payments are received by 12:00 p.m. by the Administrative Agent with respect to the Loans and such payments are not distributed to the Lenders on the same day received by the Administrative Agent, the Administrative Agent shall pay the Lenders the Federal Funds Effective Rate with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Lenders. The Administrative Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement and shall be deemed an “account stated.”
     5.2 Pro Rata Treatment of Lenders. Each borrowing of Revolving Credit Loans shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal, interest, Commitment Fees, and Letter of Credit Fees (but excluding the Administrative Agent’s Fee and the Issuing Lender’s fronting fee) shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Section 4.4.3 [Administrative Agent’s and Lender’s Rights] in the case of an event specified in Section 4.4 [LIBOR Rate Unascertainable; Etc.], 5.6.2 [Replacement of a Lender] or 5.8 [Increased Costs]) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal, interest, Commitment Fees and Letter of Credit Fees, as set forth in this Agreement. Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrower of principal, interest, fees or other amounts from the Borrower with respect to Swing Loans shall be made by or to PNC according to Section 2.6.5 [Borrowings to Repay Swing Loans].
     5.3 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
          (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and
          (ii) the provisions of this Section 5.3 shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 5.3 shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.
     5.4 Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due.

In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     5.5 Interest Payment Dates. Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on each Payment Date. Interest on Loans to which the LIBOR Rate Option applies shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on the 90th day of such Interest Period. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Expiration Date, upon acceleration or otherwise).
     5.6 Voluntary Prepayments.
          5.6.1 Right to Prepay. The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 5.6.2 [Replacement of a Lender] below, in Section 5.8 [Increased Costs] and Section 5.10 [Indemnity]). Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Administrative Agent by 1:00 p.m. at least three (3) Business Days prior to the date of prepayment of the Revolving Credit Loans that bear subject to the LIBOR Rate Option and one (1) Business Day prior to the date of prepayment of the Revolving Credit Loans that are subject to the Base Rate Option, or no later than 1:00 p.m. on the date of prepayment of Swing Loans, setting forth the following information:
          (w) the date, which shall be a Business Day, on which the proposed prepayment is to be made;
          (x) a statement indicating the application of the prepayment between the Revolving Credit Loans and Swing Loans;
          (y) a statement indicating the application of the prepayment between Loans to which the Base Rate Option applies and Loans to which the LIBOR Rate Option applies; and
          (z) the total principal amount of such prepayment, which shall not be less than the lesser of (i) the sum of the outstanding Revolving Credit Loans, the outstanding Swing Loans and Letter of Credit Obligations or (ii) $1,000,000 for any Swing Loan or $10,000,000 for any Revolving Credit Loan.
               All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Loans to which the Base Rate Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Except as provided in Section 4.4.3 [Administrative Agent’s and Lender’s Rights], if

the Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied first to Loans to which the Base Rate Option applies, then to Loans to which the LIBOR Rate Option applies. Any prepayment hereunder shall be subject to the Borrower’s Obligation to indemnify the Lenders under Section 5.10 [Indemnity].
          5.6.2 Replacement of a Lender. In the event any Lender (i) gives notice under Section 4.4 [LIBOR Rate Unascertainable, Etc.], (ii) requests compensation under Section 5.8 [Increased Costs], or requires the Borrower to pay any additional amount to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9 [Taxes], (iii) is a Defaulting Lender, (iv) becomes subject to the control of an Official Body (other than normal and customary supervision and other than as set forth in subsection (2) of the definition of “Defaulting Lender” contained herein), or (v) is a Non-Consenting Lender referred to in Section 11.1 [Modifications, Amendments or Waivers], then in any such event the Borrower may, at its sole expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.8 [Successors and Assigns]), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
          (i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.8 [Successors and Assigns];
          (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Participation Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.10 [Indemnity]) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
          (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.8.1 [Increased Costs Generally] or payments required to be made pursuant to Section 5.9 [Taxes], such assignment will result in a reduction in such compensation or payments thereafter; and
          (iv) such assignment does not conflict with applicable Law.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     5.7 Mitigation Obligations. Each Lender agrees that upon receiving actual knowledge of the occurrence of any event giving rise to increased costs or other special payments under Section 4.4.2 [Illegality, Etc.], Section 5.8 [Increased Costs] or Section 5.9 [Taxes] with respect to such Lender, it will (i) promptly notify the Administrative Agent and the Borrower of the occurrence of such event and (ii) if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event or appoint an agent or representative to deal with any relevant Official Body, provided that such designation or appointment does not cause such Lender and its lending office to suffer any economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section shall affect or postpone any of the Obligations of the Borrower or any other Loan Party or the rights of the Administrative Agent or any Lender provided in this Agreement.
     5.8 Increased Costs.
          5.8.1 Increased Costs Generally. If any Change in Law shall:
          (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Lender;
          (ii) subject any Lender or the Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan under the LIBOR Rate Option made by it, or change the basis of taxation of payments to such Lender or the Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.9 [Taxes] and Excluded Taxes); or
          (iii) impose on any Lender, the Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or any Loan under the LIBOR Rate Option made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan under the LIBOR Rate Option (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Lender, the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.
          5.8.2 Capital and Liquidity Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital and liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such

Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.
          5.8.3 Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in Sections 5.8.1 [Increased Costs Generally] or 5.8.2 [Capital and Liquidity Requirements] and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.
          5.8.4 Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).
     5.9 Taxes.
          5.9.1 Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Official Body in accordance with applicable Law.
          5.9.2 Payment of Other Taxes by the Borrower. Without limiting the provisions of Section 5.9.1 [Payments Free of Taxes] above, the Borrower shall timely pay any Other Taxes to the relevant Official Body in accordance with applicable Law.
          5.9.3 Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified

Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.
          5.9.4 Evidence of Payments. Promptly after any payment of Indemnified Taxes or Other Taxes by the Borrower to an Official Body pursuant to this Section 5.9 [Taxes] (but in any event within thirty (30) days after the date of such payment), the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          5.9.5 Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding tax, the Administrative Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the United States Income Tax Regulations. Further, the Administrative Agent is indemnified under § 1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Lender or assignee or participant of a Lender for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Internal Revenue Code. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
          Without limiting the generality of the foregoing, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
          (i) two (2) duly completed valid originals of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

          (ii) two (2) duly completed valid originals of IRS Form W-8ECI,
          (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two duly completed valid originals of IRS Form W-8BEN,
          (iv) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), executed originals of IRS Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, U.S. Tax Compliance Certificate, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such beneficial owner,
          (v) any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made, or
          (vi) To the extent that any Lender is not a Foreign Lender, such Lender shall submit to the Borrower and the Administrative Agent two (2) originals of an IRS Form W-9 or any other form prescribed by applicable Law demonstrating that such Lender is not a Foreign Lender.
If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 5.9, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
          5.9.6 Refunds. If the Administrative Agent, any Lender or the Issuing Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.9 [Taxes], it shall pay over such refund (or the amount of any credit in lieu of refund) to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under Section 5.9, net of all out-of-pocket expenses of the Administrative Agent, the relevant Lender or the Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Official Body with respect to such refund or credit in lieu of refund), provided that the Borrower, upon the request of the Administrative Agent, relevant Lender or the Issuing Lender, agrees to repay the amount paid over to the Borrower (plus any interest, penalties or other charges imposed by the relevant Official Body) to the Administrative Agent, relevant Lender or the Issuing Lender is required to repay such refund or credit in lieu of refund to such Official Body. No Lender nor the Administrative Agent or the Issuing Lender shall be obliged to disclose information regarding its tax affairs or computations to Borrower in connection with this Section 5.9.6 or any other provision of Section 5.9 [Taxes]. Upon the Borrower’s reasonable written request, each Lender shall reasonably cooperate with the Borrower in contesting or seeking a refund of Indemnified Taxes or Other Taxes; provided that such cooperation shall not be required if, in such Lender’s reasonable discretion, it would subject such Lender to any material unreimbursed out-of-pocket cost or expense or otherwise be materially disadvantageous to the Lender.
     5.10 Indemnity. In addition to the compensation or payments required by Section 5.8 [Increased Costs] or Section 5.9 [Taxes], the Borrower shall indemnify each Lender against all liabilities, losses or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract), for the avoidance of doubt and duplication, excluding all Taxes for which compensation is payable by the Borrower under Section 5.8.1 [Increased Costs Generally], all Indemnified Taxes for which indemnification is available under Section 5.9.3 [Indemnification by the Borrower] and all Taxes to the extent associated with payments that make the appropriate Lender whole in relation to its after-tax position had the payments called for under the Agreement and the Loan Documents been made as contemplated (without regard to this Section 5.10), which such Lender sustains or incurs as a consequence of any:
          (i) payment, prepayment, conversion or renewal of any Loan to which a LIBOR Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),
          (ii) attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests] or Section 4.2 [Interest Periods] or notice relating to prepayments under Section 5.6 [Voluntary Prepayments], or
          (iii) default by the Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrower to pay when due (by acceleration or otherwise) any principal, interest, Commitment Fee or any other amount due hereunder.

          If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given.
     5.11 Settlement Date Procedures. In order to minimize the transfer of funds between the Lenders and the Administrative Agent, the Borrower may borrow, repay and reborrow Swing Loans and the Swing Loan Lender may make Swing Loans as provided in Section 2.1.2 [Swing Loan Commitments] hereof during the period between Settlement Dates. The Administrative Agent shall notify each Lender of its Ratable Share of the total of the Revolving Credit Loans and the Swing Loans (each a “Required Share”). On such Settlement Date, each Lender shall pay to the Administrative Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Administrative Agent shall pay to each Lender its Ratable Share of all payments made by the Borrower to the Administrative Agent with respect to the Revolving Credit Loans. The Administrative Agent shall also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans and may at its option effect settlement on any other Business Day. These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 5.11 shall relieve the Lenders of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to Section 2.1.2 [Swing Loan Commitment]. The Administrative Agent may at any time at its option for any reason whatsoever require each Lender to pay immediately to the Administrative Agent such Lender’s Ratable Share of the outstanding Revolving Credit Loans and each Lender may at any time require the Administrative Agent to pay immediately to such Lender its Ratable Share of all payments made by the Borrower to the Administrative Agent with respect to the Revolving Credit Loans.
6. REPRESENTATIONS AND WARRANTIES.
          The Borrower represents and warrants to the Administrative Agent and each of the Lenders as follows:
          6.1.1 Organization and Qualification.
               Each Loan Party and each Subsidiary of each Loan Party is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Loan Party and each Subsidiary of each Loan Party has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, except where the failure to have such power would not reasonably be expected to result in any Material Adverse Change. Each Loan Party and each Subsidiary of each Loan Party is duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary and where the failure to so qualify could reasonably be expected to result in a Material Adverse Change.

          6.1.2 Shares of Borrower; Subsidiaries; and Subsidiary Shares.
               As of the Closing Date, Schedule 6.1.2 states the name of each of the Borrower’s Subsidiaries, its jurisdiction of incorporation, its authorized capital stock, the issued and outstanding shares (referred to herein as the “Subsidiary Shares”) and the owners thereof if it is a corporation, its outstanding partnership interests (the “Partnership Interests”) and the owners thereof if it is a partnership and its outstanding limited liability company interests, the voting rights associated therewith (the “LLC Interests”) and the owners thereof if it is a limited liability company. As of the Closing Date, Schedule 6.1.2 also sets forth for each Subsidiary of the Borrower whether such Subsidiary is a Significant Subsidiary, Bonding Subsidiary, Securitization Subsidiary, Excluded Subsidiary, Inactive Subsidiary or a Special Subsidiary. As of the Closing Date, Schedule 6.1.2 also sets forth the jurisdiction of incorporation of the Borrower, its authorized capital stock (the “Borrower Shares”) and the voting rights associated therewith. The Borrower and each Subsidiary of the Borrower has good title to all of the Subsidiary Shares, Partnership Interests and LLC Interests it purports to own, free and clear in each case of any Lien, other than Permitted Liens. Except as set forth on Schedule 6.1.2, all Borrower Shares, Subsidiary Shares, Partnership Interests and LLC Interests have been validly issued, and all Borrower Shares, all Partnership Interests, all LLC Interests and all Subsidiary Shares are fully paid and nonassessable. All capital contributions and other consideration required to be made or paid in connection with the issuance of the Partnership Interests and LLC Interests have been made or paid, as the case may be, except where the failure to do so would not result in a Material Adverse Change. There are no options, warrants or other rights outstanding to purchase any such Subsidiary Shares, Partnership Interests or LLC Interests except as indicated on Schedule 6.1.2.
          6.1.3 Power and Authority.
               Each Loan Party has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.
          6.1.4 Validity and Binding Effect.
               This Agreement has been duly and validly executed and delivered by each Loan Party, and each other Loan Document which any Loan Party is required to execute and deliver on or after the date hereof will have been duly executed and delivered by such Loan Party on the required date of delivery of such Loan Document. This Agreement and each other Loan Document constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto on and after its date of delivery thereof, enforceable against such Loan Party in accordance with its terms, except to the extent that enforceability of any of such Loan Document may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance.

          6.1.5 No Conflict.
               Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party, nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or any Subsidiary of any Loan Party or (ii) except as could not reasonably be expected to result in Material Adverse Change, any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any Subsidiary of any Loan Party is a party or by which any Loan Party or any Subsidiary of any Loan Party is bound or subject to, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any Subsidiary of any Loan Party (other than Liens granted under the Loan Documents).
          6.1.6 Litigation.
               Except as set forth on Schedule 6.1.6, there are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against any Loan Party or any Subsidiary of any Loan Party at law or equity before any Official Body which individually or in the aggregate could reasonably be expected to result in a Material Adverse Change. None of the Loan Parties nor any Subsidiary of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which could reasonably be expected to result in a Material Adverse Change.
          6.1.7 Financial Statements.
          (i) Historical Statements.
                    The Borrower has delivered to the Administrative Agent copies of its audited consolidated year-end financial statements for and as of the end of the fiscal year ended December 31, 2010 (the “Annual Statements”). In addition, the Borrower has delivered to the Administrative Agent copies of its unaudited consolidated interim financial statements for the fiscal year to date and as of the end of the fiscal quarter ended March 31, 2011 (the “Interim Statements”) (the Annual and Interim Statements being collectively referred to as the “Historical Statements”). The Historical Statements were compiled from the books and records maintained by the Borrower’s management, are correct and complete in all material respects and fairly represent the consolidated financial condition of the Borrower and its Subsidiaries as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied, subject (in the case of the Interim Statements) to normal year-end audit adjustments.
          (ii) Accuracy of Financial Statements.
                    Neither the Borrower nor any Subsidiary of the Borrower has on the Closing Date any material liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Historical Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Borrower or any Subsidiary of the Borrower which could reasonably be expected to result in a Material Adverse Change. Since December 31, 2010, no Material Adverse Change has occurred.
          (iii) Financial Projections.
                    On or before the Closing Date, the Borrower has delivered to the Administrative Agent financial projections of the Borrower and its Subsidiaries, on a consolidated and consolidating basis, for a five year period through the 2015 fiscal year derived from various assumptions of the Borrower’s management (the “Financial Projections”). The Financial Projections have been prepared in good faith based upon reasonable assumptions.
          6.1.8 Use of Proceeds; Margin Stock.
               6.1.8.1 General.
                    The Loan Parties shall use the proceeds of the Loans in accordance with Section 8.1.9 [Use of Proceeds].
               6.1.8.2 Margin Stock.
                    None of the Loan Parties nor any Subsidiary of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or for any purpose which entails a violation of or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System.
          6.1.9 Full Disclosure.
               Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Administrative Agent or any Lender in connection herewith, contains with respect to the Borrower and its Subsidiaries any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. As of the Closing Date, there is no fact known to any Loan Party which materially adversely affects the business, property, assets, financial condition, results of operations or prospects of the Borrower and its Subsidiaries taken as a whole which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Administrative Agent and the Lenders prior to or at the date hereof in connection with the transactions contemplated hereby.
          6.1.10 Taxes.
               Except where failure to do so could not reasonably be expected to result in a Material Adverse Change, all federal, state, local and other tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made. There are no agreements or waivers extending the statutory period of limitations applicable to any federal income tax return of any Loan Party or Subsidiary of any Loan Party for any period.
          6.1.11 Consents and Approvals.
               Except for the filing of financing statements, intellectual property security agreements and the Mortgages in the state, federal or county filing offices, no consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is necessary to authorize or permit under any Law in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents by any Loan Party, except as listed on Schedule 6.1.11, all of which shall have been obtained or made on or prior to the Closing Date except as otherwise indicated on Schedule 6.1.11.
          6.1.12 No Event of Default; Compliance With Instruments and Material Contracts.
               No event has occurred and is continuing and no condition exists or will exist after giving effect to the borrowings or other extensions of credit to be made on the Closing Date under or pursuant to the Loan Documents which constitutes an Event of Default or Potential Default. None of the Loan Parties or any Subsidiary of any Loan Party is in violation of (i) any term of its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents or (ii) any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation could reasonably be expected to result in a Material Adverse Change. All Material Contracts described in the definition of “Material Contracts” to which any Loan Party or any Subsidiary of any Loan Party is a party or by which any Loan Party or Subsidiary of any Loan Party is bound are valid, binding and enforceable upon such Loan Party or Subsidiary and to the best knowledge of the Borrower upon each of the other parties thereto in accordance with their respective terms except in each case to the extent the same could not reasonably be expected to result in a Material Adverse Change. None of the Loan Parties or their Subsidiaries is bound by any Contractual Obligation, or subject to any restriction in any organization document, or any requirement of Law which could reasonably be expected to result in a Material Adverse Change.
          6.1.13 Insurance.
               As of the Closing Date, Schedule 6.1.13 lists all material insurance policies to which any Loan Party or Subsidiary of any Loan Party is a party, all of which are valid and in full force and effect as of the Closing Date. Such policies provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each Loan Party and each Subsidiary of each Loan Party in accordance with prudent business practice in the industry of the Loan Parties and their Subsidiaries. Each Loan Party has taken all actions required under the Flood Laws and/or reasonably requested by the Administrative Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including to the extent applicable, but not limited to, providing the Administrative Agent with the address and/or GPS coordinates of each structure located upon any real property that will be subject to a mortgage in favor of the Administrative Agent, for the benefit of the Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral.
          6.1.14 Compliance With Laws.
               The Loan Parties and their Subsidiaries are in compliance in all material respects with all applicable Laws (other than Environmental Health and Safety Laws which are specifically addressed in Section 6.1.18 [Environmental Health and Safety Matters]) in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is doing business except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.
          6.1.15 Investment Companies; Regulated Entities.
               None of the Loan Parties or any Subsidiaries of any Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.” None of the Loan Parties nor any Subsidiary of any Loan Party is subject to any other Federal or state statute or regulation limiting its ability to incur Indebtedness for borrowed money.

          6.1.16 Plans and Benefit Arrangements.
               Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Change:
          (i) The Borrower and each other member of the ERISA Group are in compliance in all material respects with any applicable provisions of ERISA with respect to all Benefit Arrangements, Plans, and Multiemployer Plans. There has been no Prohibited Transaction with respect to any Benefit Arrangement or any Plan or, to the best knowledge of the Borrower, with respect to any Multiemployer Plan or Multiple Employer Plan, which could result in any material liability of the Borrower or any other member of the ERISA Group. The Borrower and all other members of the ERISA Group have made when due any and all payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Law pertaining thereto. With respect to each Plan and Multiemployer Plan, the Borrower and each other member of the ERISA Group (i) have fulfilled in all material respects their obligations under the minimum funding standards of ERISA, (ii) have not incurred any liability to the PBGC, and (iii) have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA. All Plans, Benefit Arrangements, and Multiemployer Plans have been administered in accordance with their terms and applicable Law.
          (ii) Neither the Borrower nor any other member of the ERISA Group has instituted proceedings to terminate any Plan.
          (iii) No event requiring notice to the PBGC under Section 303(k)(4) of ERISA has occurred or is reasonably expected to occur with respect to any Plan, and no amendment with respect to which security is required under Section 307 of ERISA has been made or is reasonably expected to be made to any Plan.
          (iv) To the extent that any Benefit Arrangement is insured, the Borrower and all other members of the ERISA Group have paid when due all premiums required to be paid. To the extent that any Benefit Arrangement is funded other than with insurance, the Borrower and all other members of the ERISA Group have made when due all contributions required to be paid.
          (v) Neither the Borrower nor any other member of the ERISA Group has withdrawn from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA. No Multiemployer Plan or Multiple Employer Plan has been terminated within the meaning of Title IV of ERISA.
          6.1.17 Employment Matters.
               Each of the Loan Parties and each of their Subsidiaries is in compliance with the Labor Contracts and all applicable federal, state and local labor and employment Laws including those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, except where the failure to comply could reasonably be expected to result in a Material Adverse

Change. There are no outstanding grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or current or threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of any of the Loan Parties or any of their Subsidiaries which in any case could reasonably be expected to result in a Material Adverse Change.
               Each of the Loan Parties, each of their Subsidiaries and each of the “related persons” (as defined in the Coal Act) of each Loan Party and each Subsidiary of each Loan Party are in compliance in all material respects with the Coal Act and none of the Loan Parties, any Subsidiary of any Loan Party nor any related person of any Loan Party or its Subsidiaries has any liability under the Coal Act except with respect to premiums or other payments required thereunder which have been paid when due and except to the extent that the liability thereunder would not reasonably be expected to result in a Material Adverse Change. The Loan Parties and their Subsidiaries are in compliance in all material respects with the Black Lung Act, and none of the Loan Parties nor any of their Subsidiaries has any liability under the Black Lung Act except with respect to premiums, contributions or other payments required thereunder which have been paid when due and except to the extent that the liability thereunder would not reasonably be expected to result in a Material Adverse Change.
          6.1.18 Environmental Health and Safety Matters.
     Except as set forth on Schedule 6.1.18:
               (a) the Loan Parties and their Subsidiaries are and have been in substantial compliance with all Environmental Health and Safety Laws, except where the failure to so comply could not reasonably be expected to result in a Material Adverse Change;
               (b) the Loan Parties and their Subsidiaries hold and are operating in substantial compliance with Environmental Health and Safety Permits, except where the failure to so comply could not reasonably be expected to result in a Material Adverse Change, and none of the Loan Parties has received any written notice from an Official Body that such Official Body has or intends to suspend, revoke or adversely amend or alter, whether in whole or in part, any such Environmental Health and Safety Permit, except any such notice which could not reasonably be expected to result in a Material Adverse Change. There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against any Loan Party or any Subsidiary of any Loan Party at law or equity before any Official Body challenging an application for, or the modification, amendment or issuance of any Environmental Health and Safety Permit which could reasonably be expected to result in a Material Adverse Change;
               (c) neither any Property of any Loan Party or any Subsidiary of any Loan Party nor their respective operations conducted thereon violates any Environmental Health and Safety Order of any Official Body made pursuant to Environmental Health and Safety Laws except for noncompliance with respect thereto which could not reasonably be expected to result in a Material Adverse Change;
               (d) there are no pending or, to the knowledge of any Loan Party, threatened Environmental Health and Safety Claims against any Property of any Loan Party or any Subsidiary of any Loan Party nor against any Loan Party or any Subsidiary of any Loan Party which could reasonably be expected to result in a Material Adverse Change;
               (e) none of the Loan Parties has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Health and Safety Laws, including any with regard to their activities at any of real property of the Loan Parties or the business operated by the Loan Parties, or any prior business for which the Borrower has retained liability under any Environmental Health and Safety Law which could reasonably be expected to result in a Material Adverse Change; and
               (f) no Lien or encumbrance on the ownership, occupancy, use or transferability of real property (other than Permitted Liens) authorized by Environmental Health and Safety Laws exists against any Property of any Loan Party or any Subsidiary or any other property owned by the Loan Parties which could reasonably be expected to result in a Material Adverse Change, and none of the Loan Parties has any reason to believe that such a Lien or encumbrance may be imposed, attached or be filed or recorded against any Property of any Loan Party or any Subsidiary or any other property which could reasonably be expected to result in a Material Adverse Change.
          6.1.19 [Intentionally Omitted].
          6.1.20 Title to Real Property.
               Each Loan Party and each Subsidiary of each Loan Party has (i) Mining Title to all Active Operating Properties that are necessary or appropriate for the Borrower and its Subsidiaries to conduct their respective operations substantially as contemplated by the Financial Projections, (ii) and, except where the failure to do so would not reasonably be expected to result in a Material Adverse Change, good and valid title to all of their other respective assets, in the case of both the foregoing items (i) and (ii) of this sentence, free and clear of all Liens and encumbrances except Permitted Liens, and subject to the terms and conditions of the applicable leases; provided, however, a Loan Party or a Subsidiary of a Loan Party shall not be in breach of the foregoing in the event that (i) it fails to own a valid leasehold interest which, either considered alone or together with all other such valid leaseholds which it fails to own, is not material to the continued operations of such Loan Party or Subsidiary of such Loan Party as contemplated by the Financial Projections or (ii) such Loan Party’s or such Subsidiary’s interest in a leasehold is less than fully marketable because the consent of the lessor to future assignments has not been obtained.
          6.1.21 Patents, Trademarks, Copyrights, Licenses, Etc.
               Each Loan Party and each Subsidiary of each Loan Party own or possess all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights, without known or actual conflict with the rights of others, necessary for the Loan Parties, taken as a whole, to own and operate their properties and to carry on their businesses as presently conducted and planned to be conducted by such Loan

Parties and Subsidiaries are, except where the failure to so own or possess with or without such conflict would reasonably be expected to result in a Material Adverse Change.
          6.1.22 Security Interests and Mortgage Liens.
               6.1.22.1 Security Interests.
               The Liens and security interests granted to the Collateral Agent for the benefit of the Lenders pursuant to the Patent, Trademark and Copyright Security Agreements, the Pledge Agreements and the Security Agreements in the Collateral (other than the Real Property and other property of the type that cannot be perfected by filing under the Uniform Commercial Code) constitute and will continue to constitute Prior Security Interests, subject to Permitted Liens, under the Uniform Commercial Code as in effect in each applicable jurisdiction (the “Uniform Commercial Code”) or other applicable Law entitled to all the rights, benefits and priorities provided by the Uniform Commercial Code or such Law. Upon the filing of financing statements relating to said security interests in each office and in each jurisdiction where required in order to perfect the security interests described above, taking possession of any stock certificates or other certificates evidencing the Pledged Collateral and recordation of the Patent, Trademark and Copyright Security Agreements in the United States Patent and Trademark Office and United States Copyright Office, as applicable, and obtaining “blocked account” agreements with applicable third parties to the extent required by the Security Agreement with respect to deposit accounts, securities accounts, commodities accounts and investment accounts, the filings or recordings required pursuant the Loan Documents, all such action as is necessary or advisable to create a valid, enforceable Lien in favor of the Collateral Agent with respect to the Collateral described above will have been taken, except to the extent that the Loan Parties are not required to perfect Liens in certain Collateral pursuant to the Loan Documents. All filing fees and other expenses in connection with each such action have been or will be paid by the Borrower.
               6.1.22.2 Mortgage Liens.
               Subject to the qualifications and limitations set forth expressly in the Mortgages, the Liens granted to the Collateral Agent for the benefit of the Lenders pursuant to each of the Mortgages constitute a valid first priority Lien under applicable law, subject only to Permitted Liens.
          6.1.23 Status of Pledged Collateral.
               All the Subsidiary Shares, Partnership Interests or LLC Interests included in the Pledged Collateral to be pledged pursuant to the Pledge Agreements are or will be upon issuance validly issued and nonassessable and owned beneficially and of record by the pledgor free and clear of any Lien or restriction on transfer, except as otherwise provided by the Pledge Agreements and except as the right of the Lenders to dispose of the Subsidiary Shares, Partnership Interests or LLC Interests may be limited by the Securities Act of 1933, as amended, and the regulations promulgated by the Securities and Exchange Commission thereunder and by applicable state securities laws. There are no shareholder, partnership, limited liability company or other agreements or understandings with respect to the Subsidiary Shares, Partnership

Interests or LLC Interests included in the Pledged Collateral except for the partnership agreements and limited liability company agreements described on Schedule 6.1.23. The Loan Parties have delivered true and complete copies of such partnership agreements and limited liability company agreements to the Administrative Agent.
          6.1.24 Solvency.
               On the Closing Date and at the time of each borrowing of Loans and the issuance of each Letter of Credit, the Borrower and the other Loan Parties, taken as a whole, are Solvent after giving effect to the transactions contemplated by the Loan Documents and any incurrence of Indebtedness and all other Obligations.
          6.1.25 Anti-Terrorism Laws.
               6.1.25.1 General.
               None of the Loan Parties nor any Affiliate of any Loan Party, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
               6.1.25.2 Executive Order No. 13224.
               None of the Loan Parties, nor any Affiliate of any Loan Party, or their respective agents acting or benefiting in any capacity in connection with the Loans, Letters of Credit, other Obligations or other transactions hereunder, is any of the following (each a “Blocked Person”):
          (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;
          (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;
          (iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
          (iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;
          (v) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or
          (vi) a Person who is affiliated with a Person listed above.

No Loan Party or to the knowledge of any Loan Party, any of its agents acting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.
          6.1.26 Surety Bonds.
          All surety, reclamation and similar bonds required to be maintained by the Borrower or any of its Subsidiaries under any Environmental Health and Safety Laws or Contractual Obligation are in full force and effect and were not and will not be terminated, suspended, revoked or otherwise adversely affected by virtue of the consummation of the financing (including all Loans made and Letters of Credit issued after the Closing Date) contemplated by this Agreement, provided that certain of such bonds may be terminated, suspended or revoked, provided that, taken together, such events could not reasonably be expected to result in a Material Adverse Change. All required guaranties of, and letters of credit with respect to, such surety, reclamation and similar bonds are in full force and effect except where such failure to be in full force and effect could not reasonably be expected to result in a Material Adverse Change.
          6.1.27 Coal Supply Agreements.
          All Coal Supply Agreements to which the Borrower or any of its Subsidiaries is subject or by which it is bound are in full force and effect, except for any failure which individually or when taken together with all failures under all Coal Supply Agreements could not reasonably be expected to result in a Material Adverse Change.
     6.2 Updates to Schedules.
          Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, the Borrower (1) may, in connection with any borrowing hereunder, or at any other time, or (2) shall, in connection with the delivery of the financial statements pursuant to Section 8.3.2 [Annual Financial Statements] or Guarantor Joinder delivered hereunder, provide the Administrative Agent, in writing, with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same and in the event that the Loan Parties should acquire after the Closing Date any parcel of real property (other than Excluded Collateral), the Loan Parties shall update Schedule 1.1(R) to include such real property; provided, however, that no Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Administrative Agent, in its reasonable discretion, pursuant to Section 10.10 [Authorization to Release Collateral and Guarantors], shall have accepted in writing such revisions or updates to such Schedules (other than revisions or updates to Schedules 1.1(R), 6.1.2, 6.1.13 or 6.1.23, which result solely from actions of the Loan Parties permitted hereunder, which revised schedules shall be deemed to be accepted by the Administrative Agent upon delivery of such Schedules by the Borrower thereto).

     7. CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT
     The obligation of each Lender to make Loans and of the Issuing Lender to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:
     7.1 Conditions Precedent to Closing.
          7.1.1 Deliveries. On the Closing Date, the Administrative Agent shall have received each of the following in form and substance satisfactory to the Administrative Agent:
          (i) A certificate of each of the Loan Parties signed by an Authorized Officer, dated the Closing Date as to the absence of a Material Adverse Effect (as such term is defined in the ICG Merger Agreement);
          (ii) A certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to: (a) all action taken by each Loan Party in connection with this Agreement and the other Loan Documents; (b) the names of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (c) copies of its organizational documents as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of each Loan Party in each state where organized;
          (iii) This Agreement and each of the other Loan Documents signed by an Authorized Officer and all appropriate financing statements and appropriate stock powers and certificates evidencing the pledged Collateral;
          (iv) A written opinion of counsel for the Loan Parties, dated the Closing Date and as to the matters set forth in Schedule 7.1.1;
          (v) Evidence that adequate insurance, including flood insurance, if applicable, required to be maintained under this Agreement is in full force and effect, with additional insured, mortgagee and lender loss payable special endorsements attached thereto in form and substance satisfactory to the Administrative Agent and its counsel naming the Administrative Agent as additional insured, mortgagee and lender loss payee, and evidence that the Loan Parties have taken all actions required under the Flood Laws and/or reasonably requested by the Administrative Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing the Administrative Agent with the address and/or GPS coordinates of each structure on any real property that will be subject to a mortgage in favor of the Administrative Agent, for the benefit of the Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral;
          (vi) A duly completed Compliance Certificate setting forth pro-forma financial covenant levels as of the last day of the most recent fiscal quarter (to the extent that the ICG Acquisition is consummated on or before the Closing Date, pro-forma levels shall be calculated on a pro-forma basis as if the ICG Acquisition was consummated as of the last day of the most recent fiscal quarter) signed by an Authorized Officer of Borrower;
          (vii) Receipt of the Loan Parties’ audited financial statements, prepared in accordance with GAAP, for the fiscal years ended December 31, 2008, December 31, 2009 and December 31, 2010 and a pro forma consolidated balance sheet of the Borrower as of the date of the most recent consolidated balance sheet and a pro forma statement of operations for the twelve-month period ending on such balance sheet date, for the fiscal year ended December 31, 2010;
          (viii) Delivery of the pro forma financial projections of the Borrower and its Subsidiaries, including a pro forma closing balance sheet, statements of operations, statement of cash flows, for a five year period through the 2015 fiscal year;
          (ix) There being no court order or similar rule or regulation preventing the availability of the Loans or the issuance of Letters of Credit;
          (x) A Lien search in acceptable scope and with acceptable results;
          (xi) A certified copy of the ICG Merger Documents;
          (xii) Consummation of the ICG Tender Offer on terms and conditions as set forth in the ICG Merger Documents, without waiver or amendment thereof that is materially adverse to the interests of the Lenders in their capacities as such unless consented to by the Administrative Agent, such consent not to be unreasonably withheld or delayed;
          (xiii) A solvency certificate from the Chief Financial Officer of the Borrower in form and substance satisfactory to the Administrative Agent, confirming the solvency of the Borrower and its subsidiaries on a consolidated basis after giving effect to the ICG Acquisition;
          (xiv) The Borrower and each of the Guarantors shall have provided the documentation and other information to the Administrative Agent that are required by regulatory authorities under the applicable “know-your-customer” rules and regulations, including the Patriot Act the extent such information is requested at least five (5) business days prior to the ICG Tender Offer Closing Date;
          (xv) Such other documents in connection with such transactions as the Administrative Agent or said counsel may reasonably request.
          7.1.2 Payment of Fees. The Borrower shall have paid all fees payable on or before the Closing Date as required by this Agreement, the Administrative Agent’s Letter or any other Loan Document.
     7.2 Conditions Precedent to Funding after the Closing Date and before the ICG Merger Closing Date. With respect to the making of any Loans or issuing, extending or increasing any Letters of Credit for the period commencing after the Closing Date until the ICG Merger Closing Date, the ICG Merger Agreement shall remain in full force and effect and there shall have been no modifications, waivers or amendments thereof that are materially adverse to the interests of the Lenders in their capacities as such unless consented to by the Administrative Agent, such consent not to be unreasonably withheld or delayed.
     7.3 Conditions Precedent to Funding on the ICG Merger Closing Date With respect to the making of any Loans or issuing, extending or increasing any Letters of Credit on the ICG Merger Closing Date, the consummation of the ICG merger shall have occurred pursuant to the ICG Merger Agreement on terms and conditions as set forth in the ICG Merger Documents, without waiver or amendment thereof that is materially adverse to the interest of the Lenders in their capacities as such unless consented to by the Administrative Agent, such consent not to be unreasonably withheld or delayed.
     7.4 Conditions Precedent to Funding after the ICG Merger Closing Date.
     With respect to the making of any Loans or issuing, extending or increasing any Letters of Credit after the earlier of (a) the ICG Merger Closing Date of (b) ninety (90) days from the Closing Date at the time of making any Loans or issuing, extending or increasing any Letters of Credit and after giving effect to the proposed extensions of credit: (i) the representations, warranties of the Loan Parties shall then be true and correct, (ii) no Event of Default or Potential Default shall have occurred and be continuing, (iii) the making of the Loans or issuance, extension or increase of such Letter of Credit shall not contravene any Law applicable to any Loan Party or Subsidiary of any Loan Party or any of the Lenders, and (iv) the Borrower shall have delivered to the Administrative Agent a duly executed and completed Loan Request or to the Issuing Lender an application for a Letter of Credit, as the case may be.
     Notwithstanding anything in this Section 7 to the contrary, (i) the only conditions with respect to the making of any Loans or issuing, extending or increasing any Letters of Credit on the date on which shares of the ICG Group are initially accepted for payment under the tender offer of the shares of the ICG Group shall be consummated in accordance with the ICG Merger Agreement (the “Tender Offer Closing Date”) shall be the conditions set forth in Section 7.1.1 [Deliveries] and 7.1.2 [Payment of Fees] above, (ii) the only representations relating to the Borrower, the ICG Group and their respective Subsidiaries and businesses the accuracy of which shall be a condition to the making of any Loans or issuing, extending or increasing any Letters of Credit on the Tender Offer Closing Date or any date thereafter, but prior to the earlier of (a) the ICG Merger Closing Date of (b) ninety (90) days from the Closing Date, upon which a funding is requested thereunder (the date of the initial funding thereunder, the “Tender Offer Funding Date”) shall be (A) such of the representations made by the ICG Group in the ICG Merger Agreement that are material to the interests of the Lenders, but only to the extent that a Loan Party has the right to terminate its obligations under the ICG Merger Agreement as a result of a breach of such representations in the ICG Merger Agreement (the “Merger Agreement Representations”) and (B) the Specified Representations (as defined below). For purposes hereof, “Specified Representations” means the representations and warranties set forth in the following Sections: 6.1.1 [Organization and Qualification], 6.1.3 [Power and Authority], 6.1.4 [Validity and Binding Effect], 6.1.5 [No Conflict], 6.1.8.2 [Margin Stock], 6.1.15 [Investment Companies; Regulated Entities], 6.1.25 [Anti-Terrorism Laws] and representations and warranties relating to the solvency of the ICG Group on a consolidated basis. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision”.

8. COVENANTS
     8.1 Affirmative Covenants.
          The Borrower covenants and agrees that until payment in full of the Loans, Letter of Credit Borrowings and Reimbursement Obligations and interest thereon, expiration or termination of all Letters of Credit (other than those that have been cash collateralized pursuant to Section 2.9.11 [Cash Collateral Prior to the Expiration Date]), satisfaction of all of the Loan Parties’ other Obligations under the Loan Documents (other than indemnification and other contingent obligations not yet due and owing) and termination of the Commitments, the Borrower shall, and shall cause each of its Subsidiaries to, comply at all times with the following affirmative covenants:
          8.1.1 Preservation of Existence, Etc.
               The Borrower shall, and shall cause Arch Western to, maintain its legal existence as a corporation or limited liability company, as the case may be. The Borrower shall cause each of its Subsidiaries (other than Arch Western, which is subject to the previous sentence) to maintain its legal existence as a corporation, limited partnership or limited liability company, as the case may be, except as otherwise expressly permitted in Section 8.2.3 [Liquidations, Mergers, etc.] or Section 8.2.4 [Dispositions of Assets or Subsidiaries]. The Borrower shall, and shall cause Arch Western to, maintain its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except where the failure to so qualify or maintain such qualification could be corrected without a material adverse effect on the Borrower or Arch Western. The Borrower shall cause each of its Subsidiaries (other than Arch Western, which is subject to the previous sentence) to maintain its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except where the failure to so qualify could not reasonably be expected to result in a Material Adverse Change.
          8.1.2 Payment of Liabilities, Including Taxes, Etc.
               Except where failure to do so could not reasonably be expected to result in a Material Adverse Change, the Borrower shall, and shall cause each of its Subsidiaries to, duly pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid after becoming due, might become a lien or charge upon any properties of the Borrower or any Subsidiary of the Borrower, provided that neither the Borrower nor any Subsidiary of the Borrower shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings and with respect to which there are proper reserves as required by GAAP, but only to the extent that failure to discharge any such liabilities would not adversely affect the value of the Collateral.

          8.1.3 Maintenance of Insurance.
               Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary. At the request of the Administrative Agent, the Loan Parties shall deliver to the Administrative Agent and each of the Lenders (x) on the Closing Date and annually thereafter an original certificate of insurance of the Loan Parties’ independent insurance broker describing and certifying as to the existence of the insurance on the Collateral required to be maintained by this Agreement and the other Loan Documents, together with a copy of the endorsement described in the next sentence attached to such certificate and (y) from time to time a summary schedule indicating all insurance then in force with respect to each of the Loan Parties. Such policies of insurance shall contain special endorsements, in form and substance reasonably acceptable to the Administrative Agent, which shall (i) specify the Administrative Agent as an additional insured, mortgagee and lender loss payee as its interests may appear, with the understanding that any obligation imposed upon the insured (including the liability to pay premiums) shall be the sole obligation of the applicable Loan Parties and not that of the insured, (ii) provide that the interest of the Lenders shall be insured regardless of any breach or violation by the applicable Loan Parties of any warranties, declarations or conditions contained in such policies or any action or inaction of the applicable Loan Parties or others insured under such policies, (iii) provide that no cancellation of such policies for any reason (including non-payment of premium) shall be effective until at least ten (10) days after receipt by the Administrative Agent of written notice of such cancellation or change, (iv) be primary without right of contribution of any other insurance carried by or on behalf of any additional insureds with respect to their respective interests in the Collateral, and (v) provide that inasmuch as the policy covers more than one insured, all terms, conditions, insuring agreements and endorsements (except limits of liability) shall operate as if there were a separate policy covering each insured. The applicable Loan Parties shall notify the Administrative Agent promptly of any casualty or condemnation event causing a loss or decline in value of the Collateral in excess of $50,000,000 and the estimated (or actual, if available) amount of such loss or decline. Upon the occurrence of an Event of Default that has not been waived, monies constituting insurance proceeds or condemnation proceeds (pursuant to the Mortgages) shall be paid to the Administrative Agent and the Administrative Agent may, at its option, (i) apply such proceeds to the payment of the Loans in such manner as the Administrative Agent may reasonably determine, or (ii) disburse such proceeds to the applicable Loan Parties on such terms as are deemed appropriate by the Administrative Agent for the repair, restoration and/or replacement of property in respect of which such proceeds were received.
               Each Loan Party shall take all actions required under the Flood Laws and/or reasonably requested by the Administrative Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, to the extent applicable, providing the Administrative Agent with the address and/or GPS coordinates of each structure on any real property that will be subject to a mortgage in favor of the Administrative Agent, for the benefit of the Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws.
          8.1.4 Maintenance of Properties and Leases.
               Except where the failure to do so could not reasonably be expected to have a Material Adverse Change, the Borrower shall, and shall cause each of its Subsidiaries to, maintain and preserve all of its respective material properties, necessary or useful in the proper conduct of the business of the Borrower or such Subsidiary of the Borrower, in good working order and condition, ordinary wear and tear excepted (except as otherwise expressly permitted by this Agreement). Without limiting the generality of the foregoing, the Borrower shall, and shall cause each of its Subsidiaries to, maintain in full force and effect all material patents, trademarks, service marks, trade names, copyrights, licenses and franchises necessary for the ownership and operation of its properties and business if the failure to so maintain the same would constitute a Material Adverse Change.
          8.1.5 Visitation Rights.
               The Borrower shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Administrative Agent or any of the Lenders (so long as no Event of Default has occurred and is continuing, at such Administrative Agent’s or Lender’s expense) to visit and inspect during normal business hours any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Lenders may reasonably request, provided that (i) each Lender shall provide the Borrower and the Administrative Agent with reasonable notice prior to any visit or inspection, (ii) all such visits and inspections shall be made in accordance with the Borrower’s standard safety, visit and inspection procedures and (iii) no such visit or inspection shall interfere with such Borrower’s normal business operation. In the event any Lender desires to conduct an audit of the Borrower or any Subsidiary of the Borrower, such Lender shall conduct such audit contemporaneously with any audit to be performed by the Administrative Agent.
          8.1.6 Keeping of Records and Books of Account.
               The Borrower shall, and shall cause each Subsidiary of the Borrower to, maintain and keep proper books of record and account which enable the Borrower and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrower or any Subsidiary of the Borrower, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.
          8.1.7 [Intentionally Omitted].

          8.1.8 Compliance With Laws.
               The Borrower shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Health and Safety Laws, in all respects, provided that it shall not be deemed to be a violation of this Section 8.1.8 if any failure to comply with any Law would not result in fines, penalties, costs associated with the performance of any Remedial Actions, other similar liabilities or injunctive relief which in the aggregate could reasonably be expected to result in a Material Adverse Change. Without limiting the generality of the foregoing, the Borrower shall, and shall cause each of its Subsidiaries to, comply with all Environmental Health and Safety Permits and Environmental Health and Safety Orders applicable to their respective operations and properties; obtain, maintain, comply with and renew all Environmental Health and Safety Permits necessary for their respective operations and properties; and manage, use, store, treat dispose and handle all Regulated Substances in compliance with all applicable Environmental Health and Safety Laws, in each case, except for such non-compliance which would not or could not reasonably be expected to result in a Material Adverse Change.
          8.1.9 Use of Proceeds.
               The Borrower will use the Letters of Credit and the proceeds of the Loans only (i) to finance a portion of the consideration paid in connection with the ICG Acquisition, (ii) to refinance indebtedness under the Existing Credit Agreement and certain existing indebtedness of the ICG Group, which proceeds may only be used to refinance such indebtedness within sixty (60) days of the Closing Date, (iii) to pay fees and expenses incurred in connection with the ICG Acquisition, and (iv) for general corporate purposes and for working capital, including, without limitation, that: (A) proceeds of Loans may be used to make loans to or investments in the Arch Western Group or any Bonding Subsidiary, (B) proceeds of Loans may be used for purchase, redemption or defeasance of the AWR Senior Notes, (C) Letters of Credit may be issued for the benefit or the use of any member of the Arch Western Group or any Bonding Subsidiary and (D) to finance acquisitions, investments or restricted payments otherwise permitted hereunder. The use of the Letters of Credit and the proceeds of the Loans shall not be for any purpose which contravenes any applicable Law or any provision of this Agreement or any other Loan Document.
          8.1.10 [Intentionally Omitted].
          8.1.11 Maintenance of Material Contracts.
               The Borrower shall, and shall cause each of its Subsidiaries to, comply with the provisions of and to maintain in full force and effect all material licenses, material permits, coal supply contracts and Material Contracts (other than Environmental Health and Safety Permits which are addressed in Section 8.1.8 [Compliance With Laws] above) to which any such Person is a party, except where the failure to so maintain in full force and effect a material license, material permit or a Material Contract could not be reasonably expected to result in a Material Adverse Change.

          8.1.12 Collateral; Further Assurances.
               The Borrower shall and shall cause each of the Loan Parties to execute and deliver to the Collateral Agent for the benefit of the Lenders, the Collateral Documents necessary to grant first priority perfected liens and security interests (subject only to Permitted Liens) in favor of the Lenders in substantially all of the assets of the Loan Parties, other than Excluded Collateral that; provided, further, that with respect to deposit accounts or securities accounts of any Loan Party, the Loan Parties will not be required to enter into any blocked account agreements or control agreements with respect thereto unless requested by the Administrative Agent or the Required Lenders after the occurrence of an Event of Default that has not been waived. Notwithstanding the foregoing, (i) the Borrower and each of the Loan Parties shall only be required to pledge 65% of the capital stock or other equity interests of their Foreign Subsidiaries and such requirement to pledge such capital stock and/or equity interests shall only apply to such Foreign Subsidiaries that are wholly-owned directly by the Borrower or any Loan Party and (ii) the Loan Parties shall work diligently with the Administrative Agent to confirm that all documentation has been prepared, executed and recorded which is necessary to grant a Lien on all Real Property, as-extracted minerals and fixtures of the Loan Parties (other than Excluded Collateral) in favor of the Collateral Agent for the benefit of the Lenders within 120 days after the delivery of the certificate of Borrower pursuant to Section 8.3.3 [Certificate of Borrower] of this Agreement for all such Real Property, as-extracted minerals and fixtures that have been acquired after the Closing Date.
               The Borrower shall and shall cause each Loan Party, from time to time, at its expense, to preserve and protect the Administrative Agent’s Lien on and Prior Security Interest in the Collateral as a continuing first priority perfected Lien, subject only to Permitted Liens and except to the extent otherwise permitted hereunder, and shall do such other acts and things as the Administrative Agent may reasonably deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral, except to the extent otherwise permitted hereunder.
               In the event that the Borrower or any Subsidiary of the Borrower is required to pledge the equity interests of any Bonding Subsidiary in favor of any provider of surety bonds required by the lessor of the leasehold interest held by such Bonding Subsidiary as otherwise permitted by Section 8.2.17 [Transactions with Respect to AWAC; Transactions with Respect to the Bonding Subsidiaries] of this Agreement, then prior to the granting of such lien, the Borrower shall use commercially reasonable good faith effort to grant a second priority perfected lien in such equity interests to the Collateral Agent for the benefit of the Lenders subject to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent.
               Notwithstanding the foregoing provisions of this Section 8.1.12, if a Person becomes a Significant Subsidiary of the Borrower either: (i) as a result of any Investment in such Person as a Permitted Joint Venture permitted by Section 8.2.6 [Subsidiaries, Partnerships and Joint Ventures], or (ii) as a result of any Investment in such Person pursuant to an Investment permitted by clause (viii) of Section 8.2.14 [Loans and Investments] (a Person described in the immediately preceding clause (i) or clause (ii) is sometimes referred to as a

“Special Joint Venture”), such Special Joint Venture shall not be required to become a Loan Party (including, without limitation such Special Joint Venture shall not be required to provide the Collateral required pursuant to this Section 8.1.12) nor shall the Borrower or any Subsidiary of the Borrower be required to pledge the equity interests of such Special Joint Venture if and only if and to the extent that the limited liability company agreement, limited partnership agreement, joint venture agreement, general partnership agreement or other constituent documents of such Special Joint Venture or other material agreement related to the Investment in such Special Joint Venture would prohibit the granting of such Liens or prohibit such Special Joint Venture from being a Loan Party under the Loan Documents. For the avoidance of doubt, nothing in this Section 8.1.12 shall require any Loan Party to take any action to grant or perfect a security interest in any assets constituting Excluded Collateral.
          8.1.13 Subordination of Intercompany Loans.
               Each Loan Party shall cause any intercompany Indebtedness, loans or advances owed by any Loan Party to any other Loan Party to be subordinated to the payment of the Obligations.
          8.1.14 Anti-Terrorism Laws.
               The Loan Parties and their respective Affiliates and agents shall not (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224 or the USA Patriot Act or any other Anti-Terrorism Law. The Borrower shall deliver to Lenders any certification or other evidence reasonably requested from time to time by any Lender, confirming Borrower’s compliance with this Section 8.1.14.
          8.1.15 Purchase, Redemption or Defeasance of AWR Senior Notes.
               [Subject to the terms and conditions of this Agreement, proceeds of the Loans may be used to purchase, redeem or defease the AWR Senior Notes, so long as:
               (i) after giving effect to such Loans, there is Availability of at least $100,000,000 and no Potential Default or Event of Default shall exist or be continuing; and
               (ii) the Borrower shall cause Arch Western and Arch Western Finance LLC to purchase, redeem or defease the AWR Senior Notes.
     8.2 Negative Covenants.
          The Borrower covenants and agrees that until payment in full of the Loans, Letter of Credit Borrowings and Reimbursement Obligations and interest thereon, expiration or termination of all Letters of Credit (other than those that have been cash collateralized pursuant to Section 2.9.11 [Cash Collateral Prior to the Expiration Date]), satisfaction of all of the Loan

Parties’ other Obligations hereunder and termination of the Commitments, the Borrower shall, and shall cause each of its Subsidiaries to, comply with the following negative covenants:
          8.2.1 Indebtedness.
               The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:
          (i) Indebtedness under the Loan Documents or in respect of any of the other Obligations;
          (ii) additional, unsecured Indebtedness of the Borrower or any Subsidiary of the Borrower, including, without limitation, unsecured Indebtedness that is incurred in connection with the ICG Acquisition (collectively, the “ICG Acquisition Debt”), so long as, at all times both immediately before and after giving effect to any proposed additional Indebtedness, the Borrower and its Subsidiaries shall be in compliance with Section 8.2.10 [Maximum Leverage Ratio], Section 8.2.11 [Maximum Senior Secured Leverage Ratio], and Section 8.2.12 [Minimum Interest Coverage Ratio] determined on a pro forma basis (in the case of the Senior Secured Leverage Ratio, the Interest Coverage Ratio and the Leverage Ratio as of the end of the fiscal quarter most recently ended and as if such proposed additional Indebtedness was outstanding as of the first day of such fiscal quarter and, for purposes of giving pro forma effect to the ICG Acquisition and the incurrence of the ICG Acquisition Debt, using the pro-forma EBITDA of the ICG Group even if the ICG Acquisition has not yet been consummated);
          (iii) subject to Section 8.2.14(vi), Indebtedness of any member of the Arch Western Group payable to Borrower;
          (iv) the AWR Senior Notes and any refinancing or replacement thereof by Arch Western or a Subsidiary of Arch Western;
          (v) (a) Indebtedness of any Loan Party payable to any other Loan Party, so long as such Indebtedness is subordinated to the Obligations of the Loan Parties under the Loan Documents, (b) Indebtedness of any Non-Guarantor Subsidiary payable to any other Non-Guarantor Subsidiary, (c) loans or guaranties from any Non-Guarantor Subsidiary to any Loan Party and (d) Indebtedness of any Non-Guarantor Subsidiary payable to any Loan Party to the extent such Indebtedness would constitute a permitted Investment under Section 8.2.14 [Loans and Investments];
          (vi) Indebtedness of the Borrower payable to Arch Western so long as such Indebtedness is evidenced by the Eligible Note Receivable;
          (vii) Indebtedness of the Borrower and its Subsidiaries reflected in the Historical Statements (other than Indebtedness under the Existing Credit Agreement and any other Indebtedness refinanced with the proceeds of the Loans, other than Indebtedness of the Borrower under the Eligible Note Receivable (which Indebtedness is subject to the requirements of clause (vi) above), and other than the AWR Senior Notes and any refinancing thereof (which Indebtedness is subject to the requirements of clause (iv) above) ) and any refinancings thereof or amendments thereto that do not increase the amount as provided in the Historical Statements;

          (viii) Indebtedness of the Borrower or any Subsidiary of the Borrower under a letter of credit facility so long as: (i) the purpose of such facility is to provide letters of credit necessary in the business of the Borrower and its Subsidiaries, including without limitation to secure surety and other bonds, and (ii) such Indebtedness, if secured, is only secured as permitted by clause (xii) of the definition of Permitted Liens (a “Permitted Secured Letter of Credit Facility”);
          (ix) Indebtedness or other obligations of the Borrower and its Subsidiaries in respect of any capital lease (as determined in accordance with GAAP) or Indebtedness of the Borrower and its Subsidiaries secured by Purchase Money Security Interests so long as the aggregate amount for the Borrower and its Subsidiaries of all Indebtedness and other obligations permitted by this clause (ix) shall not exceed at any time outstanding $250,000,000;
          (x) Indebtedness of any Subsidiary of Arch Western payable to Arch Western or any other Subsidiary of Arch Western;
          (xi) subject to Sections 8.2.14(vi) [Loans and Investments] and 8.2.17 [Transactions with Respect to AWAC; Transactions With Respect to the Bonding Subsidiaries], Indebtedness of any Bonding Subsidiary payable to the Borrower;
          (xii) Indebtedness of the Securitization Subsidiaries in Permitted Receivables Financings in an amount not to exceed $300,000,000 in the aggregate;
          (xiii) [Intentionally omitted];
          (xiv) Indebtedness secured by Liens permitted by clause (xiv) of the definition of Permitted Liens;
          (xv) Guaranties in respect of Indebtedness otherwise permitted hereunder;
          (xvi) Indebtedness relating to the financing of insurance policy premiums;
          (xvii) [Intentionally Omitted];
          (xviii) Indebtedness of Non-Guarantor Subsidiaries which, when combined with the aggregate amount of Investments permitted pursuant Section 8.2.14(xxi), does not exceed $75,000,000 at any one time.
          8.2.2 Liens; Guaranties.
               The Borrower shall not, and shall not permit any of its Subsidiaries to, (i) at any time create, incur, assume or suffer to exist any Lien on any of its respective property or assets, tangible or intangible, now owned or hereafter acquired, except, Permitted Liens, and (ii) at any time, directly or indirectly, enter into any agreement, that prohibits or restricts the Borrower’s or its Subsidiaries’ ability to grant a security interest or Lien on any of the Collateral to the Administrative Agent or the Lenders in connection with this Agreement or any other Loan Document (as such Agreement or Loan Documents may be amended, restated, modified or supplemented) other than (A) the AWR Senior Notes Indenture, (B) any Unsecured Senior Notes

Indenture that contains any such restrictions and covenants no more restrictive than those contained in the Unsecured Senior Note Indentures in existence as of the Closing Date, (C) agreements relating to the ICG Acquisition Debt or debt otherwise incurred under 8.2.1(ii) that contains any such restrictions and covenants no more restrictive than those contained in the Unsecured Senior Note Indentures in existence as of the Closing Date, and (D) agreements relating to Permitted Receivables Financing.
               Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guaranty, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for (i) Guaranties of the Loan Parties or their Subsidiaries permitted hereunder, including pursuant to Section 8.2.1 [Indebtedness] and Section 8.2.14 [Loans and Investments], (ii) any Guaranty by any Loan Party of representations, warranties, performance covenants, or indemnities arising in connection with any sale or other disposition of assets of any Loan Party permitted by this Agreement, (iii) any existing Guaranty that is set forth on Schedule 8.2.2 and (iv) endorsements of negotiable or other instruments for deposit or collection in the ordinary course of business.
          8.2.3 Liquidations, Mergers, Consolidations, Acquisitions.
               The Borrower shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or consummate any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person, provided that:
               (1) (i) any member of the Arch Coal Group, other than the Borrower, may consolidate or merge into the Borrower or any other member of the Arch Coal Group, (ii) any Non-Guarantor Subsidiary may consolidate or merge into any other Non-Guarantor Subsidiary, (iii) any Non-Guarantor Subsidiary may consolidate or merge into any member of Arch Coal Group, so long as such member of Arch Coal Group survives such merger or consolidation and (iv) any transaction otherwise permitted by Section 8.2.4 [Dispositions of Assets and Subsidiaries] and Section 8.2.14 [Loans and Investments] shall be permitted under this Section 8.2.3,
               (2) any Subsidiary of Arch Western may consolidate or merge into Arch Western or any other Subsidiary of Arch Western,
               (3) the Borrower or any Subsidiary may acquire, whether by purchase or by merger, (A) all of the ownership interests of another Person or (B) substantially all of the assets of another Person or of a business or division of another Person (each a “Permitted Acquisition”), provided that each of the following requirements is met:
                    (i) the business acquired, or the business conducted by the Person whose ownership interests are being acquired, as applicable, shall be substantially the same as, or shall support or be complementary to, one or more line or lines of business conducted by the Loan Parties and shall comply with Section 8.2.7 [Continuation of or Change in Business], in the case of any merger a Loan Party shall be the surviving entity after giving effect to such transaction and, to the extent that a Significant Subsidiary is acquired or formed in connection with or as a result of such acquisition, the Loan Parties shall promptly comply with the provisions of Section 8.2.7 [Subsidiaries, Partnerships and Joint Ventures] and Section 11.13 [Requirements for Significant Subsidiaries], and in connection with such acquisition and the granting of such Liens and security interests, the Borrower shall deliver to the Administrative Agent for the benefit of the Lenders such opinions of counsel, certificates and such other Loan Documents as the Administrative Agent may reasonably request;
                    (ii) no Potential Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition;
                    (iii) the Borrower and its Subsidiaries shall be in compliance with the covenants contained in Sections 8.2.10 [Maximum Leverage Ratio], 8.2.11 [Maximum Senior Secured Leverage Ratio], and 8.2.12 [Minimum Interest Coverage Ratio] determined on a pro forma basis after giving effect to such Permitted Acquisition (including in such computation Indebtedness or other liabilities assumed or incurred in connection with such Permitted Acquisition as if such liabilities were incurred as of the first day of the applicable period of determination and including in such computation EBITDA of the acquired Person or business as of the first day of the period of determination (with EBITDA of the acquired Person determined in accordance with the criteria set forth in the definition of EBITDA)), and if the consideration to be paid by the Loan Parties for such Permitted Acquisition exceeds $50,000,000, the Borrower shall have delivered to the Administrative Agent and each Lender a compliance certificate demonstrating such pro-forma compliance (such certificate to be in form and substance reasonably acceptable to the Administrative Agent) prior to consummating such Permitted Acquisition;
                    (iv) if the consideration to be paid by the Loan Parties for such Permitted Acquisition exceeds $50,000,000, at least five (5) Business Days prior to consummation of such Permitted Acquisition the Borrower shall have delivered to the Administrative Agent all executed copies or drafts (with final, executed copies to be subsequently delivered as soon as available) of material agreements, documents and instruments in connection with or related to such Permitted Acquisition; and
                    (v) after giving effect to such Permitted Acquisition, there is Availability of at least $75,000,000,
               (4) the Borrower or any of its Subsidiaries may acquire by purchase, lease or otherwise all or substantially all of the assets or equity interests of a Securitization Subsidiary, and a Securitization Subsidiary may dissolve, liquidate or wind-up its affairs or become a party to any merger or consolidation,
               (5) any Subsidiary of the Borrower that holds only de minimis assets and is not conducting any material business may dissolve or otherwise wind up its affairs; and
               (6) any Loan Party may consummate the ICG Acquisition and any transactions relating to the consummation thereof and it shall be deemed to be a Permitted

Acquisition, provided, that the ICG Acquisition shall be consummated in accordance with the terms of the ICG Merger Documents; provided that the ICG Merger Documents delivered to the Administrative Agent, and as in effect as of the Closing Date, shall not have been amended, waived or otherwise modified in a manner that is materially adverse to the interest of the Lenders, without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed.
          8.2.4 Dispositions of Assets or Subsidiaries.
               The Borrower shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, lease, abandon, securitize or enter into a securitization transaction, or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment, general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests of a Subsidiary of the Borrower), except:
          (i) (a) transactions involving the sale of inventory in the ordinary course of business, (b) any sale, transfer, lease, sublease or license of assets in the ordinary course of business which are no longer necessary or required in the conduct of such Loan Party’s business or the grant in the ordinary course of business of any non-exclusive easements, permits, licenses, rights of way, surface leases or other surface rights or interests, (c) any sale of accounts arising from the export outside of the U.S. of goods or services by any Loan Party, provided that at the time of any such sale, no Event of Default or Potential Default shall exist or shall result from such sale after giving effect thereto, (d) any lease, sublease or license of assets (with a Loan Party as the lessor, sublessor or licensor) in the ordinary course of business, provided that the interests of the Loan Parties in any such lease, sublease or license are subject to the Lenders’ Prior Security Interest, and (e) transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies to the respective Official Body or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement;
          (ii) any sale, transfer or lease of assets by any Subsidiary of the Borrower which is a member of the Arch Coal Group to any other member of the Arch Coal Group or any sale, transfer or lease of assets by any Non-Guarantor Subsidiary to Arch Coal Group or any other Non-Guarantor Subsidiary;
          (iii) any sale of assets if and to the extent the net cash proceeds thereof are applied within 270 days of the consummation of such sale to the purchase by the Borrower or a Subsidiary of the Borrower, as the case may be, of substitute assets; provided that, in the case of any such sale of assets for consideration in excess of $50,000,000, the Borrower shall have delivered to the Administrative Agent a certificate (a “Replacement Sales Certificate”) of the chief financial officer or the treasurer of the Borrower, certifying as to (x) the amount of such net cash proceeds and (y) the fact that the Borrower or a Subsidiary of the Borrower, as the case may be, shall invest such net cash proceeds in substitute assets within 270 days after the date of consummation of such sale;

          (iv) any purchase or sale or other transfer (including by capital contribution) of Receivables Assets pursuant to a Permitted Receivables Financing;
          (v) any sale, transfer or lease of assets, other than those specifically excepted pursuant to clauses (i) through (iv) above or pursuant to clause(vi) below, provided, that with respect to any sale, transfer or lease of assets, pursuant to this Section 8.2.4(v): (a) at the time of any such disposition, no Event of Default shall exist or shall result from such disposition, (b) the Borrower and its Subsidiaries shall be in compliance with the covenants contained in Sections 8.2.10 [Maximum Leverage Ratio], 8.2.11 [Maximum Senior Secured Leverage Ratio], and 8.2.12 [Minimum Interest Coverage Ratio] determined on a pro forma basis after giving effect to each such sale, transfer or lease of assets, (c) the consideration to be paid to the Borrower and its Subsidiaries as permitted by this clause (v) shall not exceed in any calendar year $100,000,000, and (d) if the consideration to be paid to the Borrower and its Subsidiaries per any such sale, transfer or lease exceeds $50,000,000, the Borrower shall have delivered to the Administrative Agent a compliance certificate demonstrating such pro forma compliance (such certificate to be in form and substance reasonably acceptable to the Administrative Agent) prior to consummating such sale or transfer;
          (vi) any sale, transfer, lease or disposition of assets as part of an Investment which is either (y) an Investment in a Permitted Joint Venture which is permitted by clause (1) of Section 8.2.6 [Subsidiaries, Partnerships and Joint Ventures], or (z) an Investment permitted by Section 8.2.14 [Loans and Investments]; and
          (vii) any transactions otherwise permitted by Sections 8.2.3 [Liquidations, Mergers, etc.] or 8.2.9 [Restricted Payments].
          8.2.5 Affiliate Transactions.
               The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction (including purchasing property or services from or selling property or services to) with any Affiliate of the Borrower unless (1) such transaction is not otherwise prohibited by this Agreement and (2) such transaction is either (a) entered into upon fair and reasonable arm’s length terms and conditions or (b) would be entered into by a prudent Person in the position of such Loan Party; provided, however, that: (i) this Section 8.2.5 shall not prohibit any loan by Arch Western or any Subsidiary of Arch Western to the Borrower or any other member of the Arch Coal Group which is not otherwise prohibited by this Agreement, (ii) this Section 8.2.5 shall not prohibit any dividend or distribution which is not otherwise prohibited by this Agreement, (iii) this Section 8.2.5 shall not prohibit any transaction described on Schedule 8.2.5 (including any modification, extension or renewal thereof on terms no less favorable to the parties thereto than the terms of such transaction as described on such Schedule) which is not otherwise prohibited by this Agreement, and (iv) this Section 8.2.5 shall not prohibit any transaction provided for in, or in connection with, a Permitted Receivables Financing.

          8.2.6 Subsidiaries, Partnerships and Joint Ventures.
               The Borrower shall not, and shall not permit any of its Subsidiaries to, own or create directly or indirectly any Subsidiaries other than (i) Non-Guarantor Subsidiaries, including any Securitization Subsidiary which is the subject of clause (iii) below) which are not Significant Subsidiaries, (ii) any Significant Subsidiary which has complied with Section 11.13 [Requirements for Significant Subsidiaries], and (iii) any Securitization Subsidiary whose equity interests are pledged to the Collateral Agent for the benefit of the Lenders (with the Pledge Agreement therefor to be in form and substance satisfactory to the Administrative Agent) and which has otherwise complied with Section 11.13 [Requirements for Significant Subsidiaries]; provided, however, notwithstanding the foregoing, to the extent that any Subsidiary of the Borrower provides a guaranty under any Unsecured Senior Notes Indenture, such Subsidiary shall be required to join as a Guarantor under this Agreement.
               Neither the Borrower nor any Subsidiary of the Borrower shall become or agree to become a general or limited partner in any general or limited partnership, a member or manager of, or hold a limited liability company interest in, a limited liability company or a joint venturer or hold a joint venture interest in any joint venture:
               (1) except that the Loan Parties may make an Investment in a Permitted Joint Venture, so long as the Borrower and its Subsidiaries at all times are in compliance with all requirements of the following clauses (A) through (H) or to the extent otherwise permitted under Section 8.2.14 [Loans and Investments]:
                    (A) the Permitted Joint Venture is either a corporation, limited liability company, trust, or a limited partnership or another form of an entity or arrangement that permits the Borrower and its Subsidiaries to limit their liability, as a matter of Law, for the obligations of the Permitted Joint Venture;
                    (B) the Investment made in a Permitted Joint Venture permitted under clause(1)(A) immediately above is either (y) of the type described in clauses (i), (ii) or (iv) of the definition of Investment, or (z) of the type described in clauses (iii) or (v) of the definition of Investment and, on the date such Investment is made, the amount of the Guaranty or other obligation, as the case may be, is reasonably estimable;
                    (C) other than the amount of an Investment permitted under clause (1)(B) immediately above of the type described in clause (iii) or clause (v) of the definition of Investment, there is no recourse to any Loan Party or any Subsidiary of any Loan Party for any Indebtedness or other liabilities or obligations (contingent or otherwise) of the Permitted Joint Venture;
                    (D) to the extent the Investment in any such Permitted Joint Venture exceeds $50,000,000, at least five (5) Business Days prior to making any Investment in a Permitted Joint Venture which is otherwise permitted by this clause (1) of this Section 8.2.6, the Borrower shall have delivered to the Administrative Agent all material agreements, documents and instruments in connection with or related to such Investment;

                    (E) the Borrower and its Subsidiaries shall be in compliance with the covenants contained in Sections 8.2.10 [Maximum Leverage Ratio], 8.2.11 [Maximum Senior Secured Leverage Ratio], and 8.2.12 [Minimum Interest Coverage Ratio] determined on a pro forma basis after giving effect to each Investment permitted by this clause (1) of this Section 8.2.6 (including in such computation Indebtedness or other liabilities assumed or incurred in connection with such Investment as if such liabilities were incurred as of the first day of the applicable period of determination and, if the Permitted Joint Venture in which the Investment is made is a Special Subsidiary, then including in such computation the Appropriate Percentage of EBITDA of such Special Subsidiary as of the first day of the period of determination (with EBITDA of such Special Subsidiary based upon financial statements reasonably acceptable to the Administrative Agent)), to the extent the Investment in any such Permitted Joint Venture exceeds $50,000,000, and the Borrower shall have delivered to the Administrative Agent and each Lender a compliance certificate demonstrating such pro-forma compliance (such certificate to be in form and substance reasonably acceptable to the Administrative Agent) prior to making any Investment otherwise permitted by this clause (1) of this Section 8.2.6;
                    (F) after giving effect to each Investment in a Permitted Joint Venture which is otherwise permitted by this clause (1) of this Section 8.2.6, there is Availability of at least $75,000,000;
                    (G) no Potential Default or Event of Default shall exist immediately prior to and after giving effect to each Investment in a Permitted Joint Venture which is otherwise permitted by this clause (1) of this Section 8.2.6; and
                    (H) without limiting the generality of clause (G) immediately above, after giving effect to each Investment otherwise permitted by this clause (1) of this Section 8.2.6, the Borrower and its Subsidiaries shall be in compliance with clause (v) of Section 8.2.14 [Loans and Investments];
               (2) the Loan Parties may be general or limited partners in other Loan Parties or be members or managers of, or hold limited liability company interests in, other Loan Parties and except that the Borrower may hold a limited liability company interest in Arch Western and Arch Western may hold limited liability company interests in its Subsidiaries which are members of the Arch Western Group; and
               (3) the Borrower and its Subsidiaries may be general or limited partners in, or be members or managers of, or hold limited liability company interests in, any Securitization Subsidiary.
          8.2.7 Continuation of or Change in Business.
               The Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the business of the Loan Parties and their Subsidiaries, substantially as conducted and operated by the Loan Parties and their Subsidiaries, taken as a whole, as of the Closing Date or business that supports or is complimentary to such business, and the Loan Parties shall not permit any material change in the nature of such business.
          8.2.8 [Intentionally Omitted].

          8.2.9 Restricted Payments.
               The Borrower shall not, and shall not permit any of its Subsidiaries to, declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any shares of capital stock or other equity interests of the Borrower or any Subsidiary of the Borrower or directly or indirectly redeem, purchase, retire or otherwise acquire for value any shares of any class of the capital stock or other equity interests of the Borrower or any Subsidiary of the Borrower or set aside any amount for any such purposes, except that:
          (i) so long as on the date of the declaration thereof (each such date a “Dividend Declaration Date”) and after giving effect thereto the Borrower is in compliance with the Restricted Payment Covenants (as set forth below) and no Potential Default or Event of Default has occurred, the Borrower may pay cash dividends on its common stock;
          (ii) so long as on the date of payment thereof (each such date a “Redemption Date”) and after giving effect thereto the Borrower is in compliance with the Restricted Payment Covenants (as set forth below) and no Potential Default or Event of Default has occurred, the Borrower may purchase, redeem, retire or otherwise acquire for value any shares of any class of the capital stock of the Borrower;
          (iii) any Subsidiary of the Borrower may declare and pay dividends or make any other distribution (by reduction of capital or otherwise) to, or repurchase its capital stock or equity interests from, the Borrower or any other Subsidiary of the Borrower (or, in the case of non-wholly owned Subsidiaries of the Borrower, to the Borrower or any other Subsidiary that is a direct or indirect parent of such non-wholly-owned Subsidiary and to each other owner of equity interests of such non-wholly owned Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Borrower or its applicable Subsidiary) based on their relative ownership interests);
          (iv) Arch Western may (y) make distributions to the ARCO Member (as defined in the Arch Western LLC Agreement) in an amount equal to the Hypothetical Income Tax Amount (as defined in the Arch Western LLC Agreement) pursuant to Section 4.3 of the Arch Western LLC Agreement and (z) pay dividends in respect of preferred equity interests held by the ARCO Member (as defined in the Arch Western LLC Agreement) in an amount not to exceed $1,000,000 per annum;
          (v) stock purchases or redemptions in connection with the exercise by employees or members of the board of directors of the Borrower or any of its Subsidiaries of any capital stock or equity interests issued pursuant to an employee or board of directors equity subscription agreement, equity option agreement or equity ownership arrangement or other compensation plan permitted to be issued hereunder;
          (vi) dividends or other distributions payable solely in capital stock or equity interests.
               Solely for purposes of clause (i) and clause (ii) of this Section 8.2.9, the covenants specified in clauses (a), (b) and (c) below are collectively, the “Restricted Payment

Covenants” and on each Dividend Declaration Date (after giving pro forma effect to the dividends declared on such date in accordance with clause (i) above) and on each Redemption Date (after giving effect to the purchase, redemption, retirement or other acquisition for value of capital stock of the Borrower on such date in accordance with clause (ii) above):
               (a) The Leverage Ratio shall be 0.25 to 1.0 less than the applicable Leverage Ratio set forth in Section 8.2.10 [Maximum Leverage Ratio];
               (b) The Senior Secured Leverage Ratio shall be 0.25 to 1.0 less than the applicable Senior Secured Leverage Ratio set forth in Section 8.2.11 [Maximum Senior Secured Leverage Ratio]; and
               (c) The Interest Coverage Ratio shall be 0.25 to 1.0 greater than the applicable Interest Coverage Ratio set forth in Section 8.2.12 [Minimum Interest Coverage Ratio].
          8.2.10 Maximum Leverage Ratio.
          The Borrower shall not permit the Leverage Ratio calculated as of the end of each fiscal quarter, to exceed the ratio set forth below for the periods specified below as at the end of each such fiscal quarter:

Period	Ratio
From the Closing Date through December 30, 2011	5.75 to 1.00

From December 31, 2011 through September 29, 2012	4.75 to 1.00

From September 30, 2012 through September 29, 2013	4.50 to 1.00

From September 30, 2013 through September 29, 2014	4.25 to 1.00

From September 30, 2014 through September 29, 2015	4.00 to 1.00

Thereafter	3.75 to 1.00
Notwithstanding the above, for the period commencing January 1, 2011 through December 30, 2011, the maximum permitted Leverage Ratio shall be reduced (i) by 0.25 to 1.0 if the gross proceeds received by the Borrower in connection with an equity offering in connection with the ICG Acquisition are at least $250,000,000 but less than $500,000,000, (ii) by 0.50 to 1.0 if the gross proceeds received by the Borrower in connection with an equity offering in connection with the ICG Acquisition are at least of $500,000,000 but less than $750,000,000, (iii) by 0.75 to 1.0 if the gross proceeds received by the Borrower in connection with an equity offering in connection with the ICG Acquisition are at least $750,000,000 but less than $1,000,000,000 or (iv) by an additional 1.00 to 1.0 if the gross proceeds received by the Borrower in connection with an equity offering in connection with the ICG Acquisition are at least $1,000,000,000.
          8.2.11 Maximum Senior Secured Leverage Ratio.
          The Borrower shall not permit the Senior Secured Leverage Ratio to exceed 2.25 to 1.0 as at the end of each such fiscal quarter ending after the date hereof.
          8.2.12 Minimum Interest Coverage Ratio.
     The Borrower shall not permit the Interest Coverage Ratio calculated as of the end of such fiscal quarter to be less than the ratio set forth below for the periods specified below as at the end of each such fiscal quarter:

Period	Ratio
From the Closing Date through June 29, 2012	2.00 to 1.00

June 30, 2012 through March 30, 2013	2.50 to 1.00

Thereafter	2.75 to 1.00
          8.2.13 No Restriction in Agreements on Dividends or Certain Loans.
               The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into or be bound by any agreement which prohibits or restricts, in any manner, the payment of dividends by any of its Subsidiaries (whether in cash, securities, property or otherwise), other than: (i) restrictions applicable to Arch Western set forth in the Arch Western LLC Agreement, (ii) restrictions that are applicable to the Arch Western Group as set forth in the AWR Senior Notes Indenture, (iii) restrictions that are applicable to the Loan Parties as set forth in any Unsecured Senior Notes Indenture, (iv) restrictions applicable to a Securitization Subsidiary in connection with a Permitted Receivables Financing and (v) prohibitions or restrictions relating to Indebtedness of Foreign Subsidiaries permitted by Section 8.2.1(xviii). The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into or be bound by any agreement which prohibits or restricts, in any manner the making of any loan to the Borrower by any member of the Arch Western Group, other than (i) restrictions applicable to Arch Western set forth in the Arch Western LLC Agreement, (ii) restrictions that are applicable to the Arch Western Group as set forth in the AWR Senior Notes Indenture, (iii) restrictions applicable to a Securitization Subsidiary in connection with a Permitted Receivables Financing and (iv) prohibitions or restrictions relating to Indebtedness permitted by Section 8.2.1(xiii).
          8.2.14 Loans and Investments.
               The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time make any Investment (other than, bonds required in the ordinary course of business of the Borrower, such as, and without limitation, surety bonds, royalty bonds or bonds securing performance by the Borrower or a Subsidiary of the Borrower under bonus bids), notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other Investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:
          (i) trade credit extended on usual and customary terms in the ordinary course of business and stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Borrower or any Subsidiary in satisfaction of judgments;
          (ii) (a) Investments by the Borrower or any of its Subsidiaries in any member of the Arch Coal Group and (b) Investments by any Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary
          (iii) (a) Permitted Investments and (b) any Investments arising in connection with any Hedging Transactions;
          (iv) Investments in Permitted Joint Ventures as permitted by Section 8.2.6 [Subsidiaries, Partnerships and Joint Ventures];
          (v) (1) Investments of the type described in clause (i) of the definition of Investment by the Borrower in the Arch Western Group so long as after giving effect thereto the aggregate amount of the Investments permitted by this clause (v) in the Arch Western Group shall not exceed $100,000,000 and (2) Investments in the form of loans from any of the Loan Parties to any Person within the Arch Western Group in an aggregate principal amount of up to $675,000,000 to redeem, retire, repay, or repurchase the AWR Senior Notes;
          (vi) loans by the Borrower to any Bonding Subsidiary or reimbursement obligations by the Borrower to an Issuing Lender with respect to any Letter of Credit issued for the direct or indirect benefit of, any member of the Arch Western Group or any Bonding Subsidiary; provided, however, that: (x) prior to any Letter of Credit being issued for the direct or indirect benefit of any member of the Arch Western Group or any Bonding Subsidiary, the applicable member of the Arch Western Group or applicable Bonding Subsidiary, as the case may be, shall have entered into a customary reimbursement agreement with Borrower with respect to such Letter of Credit, and Borrower shall have provided a copy of such reimbursement agreement to the Administrative Agent; (y) prior to any loan being made to any Bonding Subsidiary, such loan shall be evidenced by a note, reasonably satisfactory to the Administrative Agent, and such note shall be pledged pursuant to the applicable Collateral Document to the Collateral Agent for the benefit of the Lenders, and (z) any loans by the Borrower to any Bonding Subsidiary or any reimbursement obligations by the Borrower to an Issuing Lender with respect to any Letter of Credit issued for the benefit of any Bonding Subsidiary shall in each and every case be subject to Section 8.2.17 [Transactions with Respect to AWAC; Transactions With Respect to the Bonding Subsidiaries];
          (vii) loans and advances permitted by Section 8.2.1 [Indebtedness];

          (viii) other Investments, in connection with or related to the operations of the Borrower and its Subsidiaries, not exceeding the greater of $150,000,000 or 1.5% of total assets in the aggregate in any fiscal year (the “Annual Maximum Investment”) of the Borrower (it being expressly understood and agreed that Investments of the type described in clause (iii) or clause (v) of the definition of Investment shall be included in the calculation of the Annual Maximum Investment solely in the fiscal year of the Borrower in which the Borrower or its Subsidiary, as the case may be, enters into an agreement (whether written or oral) or otherwise incurs an obligation to provide an Investment of either such type for the benefit of the Person in which such an Investment is made and the amount of the Guaranty or other obligation, as the case may be, is reasonably estimable);
          (ix) Investments arising as a result of Permitted Receivables Financings;
          (x) dividends and distributions by Arch Western to the Borrower;
          (xi) loans by Arch Western to the Borrower so long as each loan is evidenced by the Eligible Note Receivable;
          (xii) distributions to the ARCO Member (as defined in the Arch Western LLC Agreement) (x) in an amount equal to the Hypothetical Income Tax Amount (as defined in the Arch Western LLC Agreement) pursuant to Section 4.3 of the Arch Western LLC Agreement and (y) otherwise in an amount not to exceed $1,000,000 per annum;
          (xiii) Investments by Arch Western in its Subsidiaries which are members of the Arch Western Group;
          (xiv) Investments by Borrower of the type described in clause (i) of the definition of Investment in any Bonding Subsidiary
          (xv) any transaction which is an Investment permitted by Sections 8.2.9 [Restricted Payments], 8.2.3 [Liquidations, Mergers etc.] (including without limitation any Permitted Acquisition), 8.2.4 [Dispositions of Assets and Subsidiaries] (including, without limitation, Investments arising out of the receipt by Borrower or any Subsidiary of noncash consideration for the sale of assets permitted thereunder) or 8.2.19 [Prohibition on Purchases, Redemption, or Defeasance of Unsecured Notes with Loan Process];
          (xvi) any guaranty which is permitted under Section 8.2.2 [Liens; Guaranties] of this Agreement;
          (xvii) Investments consisting of some or all of the proceeds from any Unsecured Senior Notes to acquire certain entities and assets (collectively, the “Acquired Assets”); provided that the Loan Parties covenant and agree to grant the Collateral Agent a security interest and Lien on the Acquired Assets within thirty (30) days of the closing of the acquisition (or such longer period as the Administrative Agent shall agree). To the extent that the Loan Parties desire for operational reasons to subsequently transfer some or all of the Acquired Assets to entities in the Arch Western Group, the Required Lenders hereby consent to such transfer so long as the Administrative Agent shall be satisfied in its reasonable discretion that the following have occurred: (1) the Loan Parties have granted a first priority, perfected security interest and

Lien in favor of the Administrative Agent (for the benefit of the Lenders) in the Acquired Assets (subject only to Permitted Liens) prior to the transfer of the Acquired Assets to the Arch Western Group; and (2) the Loan Parties and Arch Western Group provide the Administrative Agent with evidence and assurances that (a) such first priority, perfected security interest and Lien in the Acquired Assets shall continue after the transfer of the Acquisition Assets to the Arch Western Group and will be prior to any rights or interests granted to the Arch Western Group and (b) that the rights and interests of the Lenders will not be adversely affected or prejudiced thereby;
          (xviii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business and (b) loans or advances to employees made in the ordinary course of business, provided that such loans and advances to all such employees do not exceed an aggregate amount of $5,000,000 outstanding at any time;
          (xix) Investments existing as of the Closing Date and set forth on Schedule 8.2.14, and extensions, renewals, modifications, restatements or replacements thereof; provided that no such extension, renewal, modification, restatement or replacement shall increase the amount of the original loan, advance or investment, except by an amount equal to any premium or other reasonable amount paid in respect of the underlying obligations and fees and expenses incurred in connection with such extension, renewal, modification, restatement or replacement;
          (xx) to the extent constituting an Investment, the repurchase, repayment, defeasance or retirement of any Indebtedness of the Borrower or any Subsidiary (including, without limitation, the AWR Senior Notes and the Unsecured Senior Notes) to the extent such repurchase, prepayment or retirement is expressly permitted hereunder; and
          (xxi) Investments by the Borrower and the Guarantors in Foreign Subsidiaries, which, when combined with the aggregate amount of Indebtedness permitted pursuant Section 8.2.1(xviii), does not exceed $75,000,000 at any one time.
          8.2.15 Amendments to LLC Agreements.
               The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any amendment or modification to or waiver or consent under (or solicit any such amendment, modification, waiver or consent) any of the LLC Agreements which could reasonably be expected to be material and adverse to the Lenders without the prior written consent of the Administrative Agent.

          8.2.16 Changes in Organizational Documents.
               The Borrower shall not, and shall not permit any of its Subsidiaries to, amend in any respect its certificate of incorporation (including any provisions or resolutions relating to capital stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents without providing at least ten (10) calendar days’ prior written notice to the Administrative Agent and the Lenders and, in the event such change would be materially adverse to the Lenders as reasonably determined by the Administrative Agent, obtaining the prior written consent of the Required Lenders, provided, however, that this Section 8.2.16 shall not require the consent of the Required Lenders to any such change to the limited liability company agreement or other organizational documents of any Securitization Subsidiary made to facilitate any Permitted Receivables Financing; provided further that this Section 8.2.16 will not require any such notice or consent for any such change to the organizational documents of any Subsidiary of the Borrower to the extent such change is contemplated by the terms of the ICG Merger Documents.
          8.2.17 Transactions With Respect to AWAC; Transactions With Respect to the Bonding Subsidiaries.
               8.2.17.1 The Borrower shall not permit AWAC to: (i) incur any [indebtedness or other obligation or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several)]; and (ii) own any asset other than its member interest in Arch Western, except, in each case, to the extent otherwise expressly permitted under this Agreement.
               8.2.17.2 Except as otherwise expressly permitted under this Agreement, the Borrower shall not permit any Bonding Subsidiary to (i) own any assets other than a leasehold interest, as lessee, in a coal lease where the lessor is a Person that is not an Affiliate of the Borrower and cash and marketable securities necessary to assure either the lessor of such leasehold interest of the performance of all obligations by such Bonding Subsidiary thereunder or to assure the provider of surety bonds described in the following clause (ii) that such Bonding Subsidiary is able to perform its obligations to such provider under the described surety bonds; and (ii) incur any indebtedness or other obligation or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) except those to the lessor of the coal lease owned by such Bonding Subsidiary and those in favor of the provider of the surety bonds which provide payment assurances to such lessor under the coal lease owned by such Bonding Subsidiary related to the cost of acquiring such leasehold interest, the bonus bid and royalty payments thereunder and the costs and expenses incidental to such lease; provided, however that in lieu of any surety bond described in the preceding clause (ii) such Bonding Subsidiary may request that the Borrower obtain a letter of credit on behalf of such Bonding Subsidiary and such Bonding Subsidiary may incur reimbursement obligations in connection therewith.

          8.2.18 Hedging Transactions.
               The Borrower shall not, and shall not permit any of its Subsidiaries to enter into any Hedging Transaction other than in the ordinary course of their business operations for hedging purposes.
          8.2.19 Prohibition on Purchase, Redemption or Defeasance of Unsecured Senior Notes with Loan Proceeds.
               The Loan Parties shall not use the proceeds of the Loans to purchase, redeem or defease the Unsecured Senior Notes, except, the Borrower shall be permitted to purchase, defease or redeem such notes on or prior to their regularly scheduled maturity, including in connection with a consent solicitation and tender offer by the Borrower with respect to such Unsecured Senior Note, provided that no Event of Default is then in effect or would result after giving effect to such purchase, defeasance or redemption.
          8.2.20 Unsecured Senior Notes Cap.
               The Borrower shall, at all times, cause all Indebtedness incurred under any Credit Facilities (as such term is defined in the definition of Unsecured Senior Notes Cap hereunder) that constitutes “Permitted Debt” pursuant to subsection (a) of the definition of “Permitted Debt” contained in Section 4.06 of the Unsecured Senior Note Indentures, to not exceed the Unsecured Senior Notes Cap.
     8.3 Reporting Requirements.
          The Borrower covenants and agrees that until payment in full of the Loans, Letter of Credit Borrowings, and Reimbursement Obligations, and interest thereon, expiration or termination of all Letters of Credit (other than those that have been cash collateralized pursuant to Section 2.9.11 [Cash Collateral Prior to the Expiration Date]), satisfaction of all of the Loan Parties’ other Obligations hereunder and under the other Loan Documents and termination of the Commitments, the Borrower will furnish or cause to be furnished to the Administrative Agent, for delivery to each of the Lenders:

          8.3.1 Quarterly Financial Statements.
               Within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year (or such earlier date, from time to time established by the SEC in accordance with the Securities Exchange Act of 1934, as amended), financial statements of the Borrower and its Subsidiaries, consisting of a consolidated and consolidating balance sheet as of the end of such fiscal quarter, related consolidated and consolidating statements of income and stockholders’ equity and related consolidated statement of cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President, Treasurer or Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year. The Borrower will be deemed to have complied with the delivery requirements with respect to the consolidated financial statements required to be delivered under this Section 8.3.1 if within forty-five (45) days after the end of its fiscal quarter (or such earlier date, from time to time established by the SEC in accordance with the Securities Exchange Act of 1934, as amended), the Borrower delivers to the Administrative Agent and each of the Lenders a copy of the Borrower’s Form 10-Q as filed with the SEC and the financial statements contained therein meet the requirements described in this Section.
          8.3.2 Annual Financial Statements.
               Within ninety (90) days after the end of each fiscal year of the Borrower (or such earlier date, from time to time established by the SEC in accordance with the Securities Exchange Act of 1934, as amended), financial statements of the Borrower and its Subsidiaries consisting of a consolidated and consolidating balance sheet as of the end of such fiscal year, related consolidated and consolidating statements of income and stockholders’ equity and related consolidated statement of cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified, in the case of the consolidated financial statements, by independent certified public accountants of nationally recognized standing satisfactory to the Administrative Agent. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents. The Borrower will be deemed to have complied with the delivery requirements with respect to the consolidated financial statements required to be delivered under this Section 8.3.2 if within ninety (90) days after the end of its fiscal year (or such earlier date, from time to time established by the SEC in accordance with the Securities Exchange Act of 1934, as amended), the Borrower delivers to the Administrative Agent and each of the Lenders a copy of the Borrower’s Annual Report and Form 10-K as filed with the SEC and the financial statements and certification of public accountants contained therein meet the requirements described in this Section.

          8.3.3 Certificate of the Borrower.
               Within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year and within ninety (90) days after the end of each fiscal year of the Borrower, a certificate of the Borrower signed by the Chief Executive Officer, President, Treasurer or Chief Financial Officer of the Borrower, substantially in the form of Exhibit 8.3.3 and reasonably acceptable to the Administrative Agent, to the effect that: (i) except as described pursuant to Section 8.3.5 (A), the representations and warranties of the Borrower contained in Section 6 [Representations and Warranties] and in the other Loan Documents are true on and as of the date of such certificate with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time which shall be true and correct on and as of the specific dates or times referred to therein) and the Loan Parties have performed and complied with all covenants and conditions hereof, (ii) except as described pursuant to Section 8.3.5 (A), no Event of Default or Potential Default exists and is continuing on the date of such certificate, (iii) containing a list of each Significant Subsidiary, each Excluded Subsidiary, each Bonding Subsidiary, each Securitization Subsidiary, each Inactive Subsidiary, each Subsidiary of Arch Western, and each Special Subsidiary, other than those set forth on Schedule 6.1.2, (iv) confirming that each Significant Subsidiary has joined the Loan Documents in accordance with the requirements of Section 11.13 [Requirements for Significant Subsidiaries], and (v) containing calculations in sufficient detail to demonstrate compliance as of the date of such financial statements with all financial covenants contained in Section 8.2 [Negative Covenants].
          8.3.4 SEC Website.
               Reports required to be delivered pursuant to Sections 8.3.1 [Quarterly Financial Statements] and 8.3.2 [Annual Financial Statements] above shall be deemed to have been delivered on the date on which such report is posted on the SEC’s website at www.sec.gov, and such posting shall be deemed to satisfy the reporting requirements of Sections 8.3.1 and 8.3.2.
          8.3.5 Notices.
               Notify the Administrative Agent:
               (A) promptly after any Responsible Officer of the Borrower has learned of the occurrence of any Potential Default or Event of Default; and
               (B) promptly after any Responsible Officer of the Borrower has learned of any event which could reasonably be expected to have a Material Adverse Change.
          8.3.6 Certain Events.
               Written notice to the Administrative Agent and the Lenders:
               (A) as required by Section 8.2.3 [Liquidations, Mergers, Consolidations, Acquisitions], with respect to any proposed acquisition of assets pursuant to such Section; and

               (B) within the time limits set forth in Section 8.2.16 [Changes in Organizational Documents], any material amendment to the organizational documents of any Loan Party (for purposes of the foregoing, it shall be deemed material for, among other things, any amendment to affect the name of the entity, its state of formation, or its outstanding equity interests or the transferability thereof) and also within such time limits the other notices required by such Section.
          8.3.7 Notice of Default Under the AWR Senior Notes or the Unsecured Senior Notes.
               Promptly after any Responsible Officer of the Borrower or any Subsidiary of the Borrower has learned of the occurrence of a default or event which with the passage of time or the giving of notice or both would constitute a default under the AWR Senior Notes or any Unsecured Senior Notes, the Borrower shall deliver notice thereof to the Administrative Agent together with a certificate signed by the Chief Executive Officer, President, Treasurer or Chief Financial Officer of the Borrower setting forth the details of such default or other such event and the action which the Borrower proposes to take with respect thereto.
          8.3.8 Other Reports and Information.
               (A) Any reports, notices or proxy statements generally distributed by the Borrower to its stockholders on a date no later than the date supplied to such stockholders and regular or periodic reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses, filed by the Borrower or any other Loan Party with the Securities and Exchange Commission, provided that the foregoing reports shall be deemed to have been delivered on the date on which such report is posted on the SEC’s web site at www.sec.gov, and such posting shall be deemed to satisfy this reporting requirement,
               (B) Promptly upon their becoming available to the Borrower, a copy of any material order in any material proceeding to which the Borrower or any other Loan Party is a party issued by any Official Body, and
               (C) Promptly upon request, such other reports and information as any of the Lenders may from time to time reasonably request, including without limitation, annual budgets and five year projections of the Borrower. The Borrower shall also notify the Lenders promptly of the enactment or adoption of any Law that would reasonably be expected to result in a Material Adverse Change.

9. DEFAULT.
     9.1 Events of Default.
          An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):
          9.1.1 Payments Under Loan Documents.
               The Borrower shall fail to pay (i) any principal of any Loan (including scheduled installments or the payment due at maturity), Letter of Credit Borrowing or Reimbursement Obligation when due hereunder within one (1) Business Day after such amount becomes due or (ii) any interest on any Loan, Letter of Credit Borrowing or Reimbursement Obligation or any other amount owing hereunder or under the other Loan Documents within three (3) Business Days after such interest or other amount becomes due in accordance with the terms hereof or thereof;
          9.1.2 Breach of Warranty.
               Any representation or warranty made at any time by the Borrower herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or incorrect in any material respect as of the time it was made or furnished;
          9.1.3 Breach of Negative Covenants or Visitation Rights.
               Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 8.1.5 [Visitation Rights], Section 8.2 [Negative Covenants] or 8.3.5 (A);
          9.1.4 Breach of Other Covenants.
               (a) Any of the Loan Parties shall fail to timely perform the covenants set forth in Sections 8.3.1 [Quarterly Financial Statements], 8.3.2 [Annual Financial Statements] or 8.3.3 [Certificate of the Borrower] and such default shall continue unremedied for a period of thirty (30) days after any senior officer of any Loan Party becomes aware of the occurrence thereof;
               (b) Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of thirty (30) days after any officer of any Loan Party becomes aware of the occurrence thereof (such grace period to be applicable only in the event such default can be remedied by corrective action of the Loan Parties as determined by the Administrative Agent in its sole discretion);

          9.1.5 Defaults in Other Agreements or Indebtedness; Bonding Matters.
               (a) (i) A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any Indebtedness under which any Loan Party or Subsidiary of any Loan Party (other than any Excluded Subsidiary) may be obligated as a borrower, guarantor, counterparty or other party in excess of $50,000,000 in the aggregate, and such default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any indebtedness or other obligation when due (whether at stated maturity, by acceleration or otherwise) or if such default or event of default permits or causes (or with the giving of notice or the passage of time or both would permit or cause) the acceleration of any indebtedness or other obligation (whether or not such right shall have been waived) or the termination of any commitment to lend in amount in excess of $50,000,000 or (ii) the failure to make net payments that such Loan Party would have to make in the event of an early termination of any Hedge Transaction to the extent that the amount of such payment exceeds $50,000,000;
               (b) One or more surety, reclamation or similar bonds securing obligations of the Borrower or any Subsidiary of the Borrower (or any required guaranties thereof or required letters of credit with respect thereto) with an aggregate face amount of $50,000,000 or more shall be actually terminated, suspended or revoked and not replaced within 30 days of such termination, suspension or revocation; provided that the Borrower or any Subsidiary shall be permitted to replace such surety bonds with self-bonding obligations to the extent permitted by any Person to which satisfaction of the obligations secured by such bonds are owed prior to full satisfaction of the obligations secured by such bonds;
          9.1.6 Judgments or Orders.
               Any judgments or orders (including with respect to any Environmental Health and Safety Claims, Environmental Health and Safety Complaints, or Environmental Health and Safety Orders) for the payment of money in excess of $50,000,000 in the aggregate shall be entered against any Loan Party or any Subsidiary of any Loan Party by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of sixty (60) days from the date of entry; provided, however, that any such judgment or order shall not be an Event of Default under this Section 9.1.6 if and for so long as the amount of such judgment or order in excess of $50,000,000 is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof;
          9.1.7 Loan Document Unenforceable.
               Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against any Loan Party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;

          9.1.8 Uninsured Losses; Proceedings Against Assets.
               There shall occur any material uninsured damage to or loss, theft or destruction of any of the Collateral in excess of $50,000,000 or the Collateral (it being understood that the amount of deductibles payable in connection with such claim shall not be included in such threshold) or the Collateral or any other of the Loan Parties’ or any of their Subsidiaries’ assets in excess of $50,000,000 in the aggregate are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter;
          9.1.9 [Intentionally Omitted].
          9.1.10 Insolvency.
               Either the Loan Parties taken as a whole or the Borrower and its Subsidiaries taken as a whole cease to be Solvent, or either the Loan Parties taken as a whole or the Borrower and its Subsidiaries taken as a whole fail to pay their debts generally as they become due or admit their inability to pay their debts generally as they become due;
          9.1.11 Events Relating to Plans and Benefit Arrangements.
Any of the following occurs, in each case, which individually or in the aggregate, could reasonably be expected to have a Material Adverse Change: (i) any Reportable Event, which the Administrative Agent determines in good faith constitutes grounds for the termination of any Plan by the PBGC or the appointment of a trustee to administer or liquidate any Plan, shall have occurred and be continuing; (ii) proceedings shall have been instituted or other action taken to terminate any Plan, or a termination notice shall have been filed with respect to any Plan; (iii) a trustee shall be appointed to administer or liquidate any Plan; (iv) the Borrower or any member of the ERISA Group shall fail to make any contributions when due to a Plan or a Multiemployer Plan; (v) the Borrower or any other member of the ERISA Group shall make any amendment to a Plan with respect to which security is required under Section 307 of ERISA; (vi) the Borrower or any other member of the ERISA Group shall withdraw completely or partially from a Multiemployer Plan; (vii) the Borrower or any other member of the ERISA Group shall withdraw (or shall be deemed under Section 4062(e) of ERISA to withdraw) from a Multiple Employer Plan; or (viii) any applicable Law is adopted, changed or interpreted by any Official Body with respect to or otherwise affecting one or more Plans, Multiemployer Plans or Benefit Arrangements;
          9.1.12 [Intentionally Omitted].
          9.1.13 Change of Control.
               Any person or group of persons (within the meaning of Sections 13(d) or 14(a) of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) 35% or more of the voting capital stock of the Borrower; or (ii) within a period of twelve (12) consecutive calendar months, individuals who (1) were directors of the Borrower on the first day of such period, (2) were nominated for election by the Borrower, or (3) were appointed by the Board shall cease to constitute a majority of the board of directors of the Borrower;
          9.1.14 Involuntary Proceedings.
               A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any Loan Party or any Material Subsidiary of a Loan Party in an involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or any Material Subsidiary of a Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding; or
          9.1.15 Voluntary Proceedings.
               Any Loan Party or any Material Subsidiary of a Loan Party shall commence a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official) of itself or for any substantial part of its property or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing.
     9.2 Consequences of Event of Default.
          9.2.1 Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.
               If an Event of Default specified under Sections 9.1.1 through 9.1.13 shall occur and be continuing, the Lenders, the Issuing Lenders and the Administrative Agent shall be under no further obligation to make Revolving Credit Loans or Swing Loans or issue Letters of Credit, as the case may be (and the Administrative Agent shall not make any Swing Loans without the consent of the Required Lenders nor shall any Issuing Lender issue any Letter of Credit without consent of the Required Lenders), and the Administrative Agent may, and upon the request of the Required Lenders shall, by written notice to the Borrower, take one or more of the following actions: (i) terminate the Commitments and thereupon the Commitments shall be terminated and of no further force and effect, or (ii) declare the unpaid principal amount of the Revolving Credit Loans and Swing Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (iii) require the Borrower to, and the Borrower shall thereupon, deposit in a non-interest-bearing account with the Administrative Agent, as cash collateral for its Obligations under the Loan

Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrower hereby pledges to the Administrative Agent and the Lenders, and grants to the Administrative Agent and the Lenders a security interest in, all such cash as security for such Obligations. Upon the curing of all existing Events of Default to the satisfaction of the Required Lenders, the Administrative Agent shall return such cash collateral to the Borrower; and
          9.2.2 Bankruptcy, Insolvency or Reorganization Proceedings.
               If an Event of Default specified under Section 9.1.14 [Involuntary Proceedings] or 9.1.15 [Voluntary Proceedings] shall occur, the Lenders shall be under no further obligation to make Revolving Credit Loans or Swing Loans hereunder or to issue Letters of Credit and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and
          9.2.3 Set-off.
               If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, and each of their respective Affiliates and any participant of such Lender or Affiliate which has agreed in writing to be bound by the provisions of Section 5.3 [Sharing of Payments by Lenders] is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender or any such Affiliate or participant to or for the credit or the account of any Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender, Affiliate or participant, irrespective of whether or not such Lender, Issuing Lender, Affiliate or participant shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such Indebtedness. The rights of each Lender, the Issuing Lender and their respective Affiliates and participants under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates and participants may have. Each Lender and the Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application; and
          9.2.4 Suits, Actions, Proceedings.
               If an Event of Default shall occur and be continuing and if the Administrative Agent or the Required Lenders shall have accelerated the maturity of the Loans pursuant to any of the foregoing provisions of this Section 9.2, then the Administrative Agent or any Lender, if owed any amount with respect to the Loans, may, to the extent permitted by Law, proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents, including as permitted by applicable Law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Administrative Agent or the Lenders; and
          9.2.5 Application of Proceeds.
               From and after the date on which the Administrative Agent has taken any action pursuant to this Section 9.2 and until all Obligations of the Loan Parties under the Loan Documents (other than indemnification or other contingent obligations for which no amount is due and owing) have been paid in full, subject to the provisions of the Collateral Sharing Agreement, any and all proceeds received by the Administrative Agent from the sale or other disposition of the Collateral, or any part thereof, or the exercise of any remedy by the Administrative Agent or any Lender from the exercise of any remedy by the Administrative Agent or any Lender shall be applied as follows:
          (i) first, to reimburse the Administrative Agent and the Lenders for out-of-pocket costs, expenses and disbursements, including reasonable attorneys’ and paralegals’ fees and legal expenses, incurred by the Administrative Agent or the Lenders in connection with realizing on the Collateral or collection of any Obligations of any of the Loan Parties under any of the Loan Documents, including advances made by the Lenders or any one of them or the Administrative Agent for the reasonable maintenance, preservation, protection or enforcement of, or realization upon, the Collateral, including advances for taxes, insurance, repairs and the like and reasonable expenses incurred to sell or otherwise realize on, or prepare for sale or other realization on, any of the Collateral;
          (ii) second, to the repayment of all Obligations then due and unpaid of the Loan Parties to the Lenders incurred under this Agreement or any of the other Loan Documents, whether of principal, interest, fees, expenses or otherwise, in such manner as the Administrative Agent may determine in its discretion; and
          (iii) the balance, if any, as required by Law.
          9.2.6 Other Rights and Remedies.
               In addition to all of the rights and remedies contained in this Agreement or in any of the other Loan Documents (including the Mortgages), the Administrative Agent shall have all of the rights and remedies of a secured party under the Uniform Commercial Code or other applicable Law, all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by Law. The Administrative Agent may, and upon the request of the Required Lenders shall, exercise all post-default rights granted to the Administrative Agent and the Lenders under the Loan Documents or applicable Law.

          9.2.7 Notice of Sale.
               Any notice required to be given by the Administrative Agent of a sale, lease, or other disposition of the Collateral or any other intended action by the Administrative Agent, if given ten (10) days prior to such proposed action, shall constitute commercially reasonable and fair notice thereof to the Borrower and each other Loan Party.
10. THE ADMINISTRATIVE AGENT
     10.1 Appointment and Authority. Each of the Lenders and the Issuing Lender hereby irrevocably appoints PNC to act on its behalf as the Administrative Agent and Collateral Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent and Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 10 are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions, except to the extent that such provisions expressly provide that the Borrower or any of its Subsidiaries have rights set forth below.
     10.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     10.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
          (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;
          (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and
          (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
          The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.1 [Modifications, Amendments or Waivers] and 9.2 [Consequences of Event of Default]) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Lender.
          The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 7 [Conditions of Lending and Issuance of Letters of Credit] or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     10.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     10.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     10.6 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval from the Borrower (so long as no Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 10.6. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 10 and Section 11.3 [Expenses; Indemnity; Damage Waiver] shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     If PNC resigns as Administrative Agent under this Section 10.6, PNC shall also resign as an Issuing Lender. Upon the appointment of a successor Administrative Agent hereunder, such successor or any other Issuing Lender appointed by the Borrower shall (i) succeed to all of the rights, powers, privileges and duties of PNC as the retiring Issuing Lender and Administrative Agent and PNC shall be discharged from all of its respective duties and obligations as Issuing Lender and Administrative Agent under the Loan Documents, and (ii) issue letters of credit in substitution for the Letters of Credit issued by PNC, if any, outstanding at the time of such succession or make other arrangement reasonably satisfactory to PNC to effectively assume the obligations of PNC with respect to such Letters of Credit.
     If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor.
     10.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     10.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of any of the other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.
     10.9 Administrative Agent’s Fee. The Borrower shall pay to the Administrative Agent a nonrefundable fee (the “Administrative Agent’s Fee”) under the terms of a letter (the “Administrative Agent’s Letter”) between the Borrower and Administrative Agent, as amended from time to time.
     10.10 Authorization to Release Collateral and Guarantors. The Lenders, the Swing Loan Lender and Issuing Lenders authorize the Administrative Agent to release (i) any Collateral that becomes Excluded Collateral (or any assets no longer required to be Collateral pursuant to the terms hereof or of any other Loan Document) or any Collateral consisting of assets or equity interests sold or otherwise disposed of in a sale or other disposition or transfer permitted under Section 8.2.4 [Dispositions of Assets or Subsidiaries] or 8.2.3 [Liquidations, Mergers, Consolidations, Acquisitions], and (ii) any Guarantor from its obligations under the Guaranty Agreement if such Guarantor becomes a Non-Guarantor Subsidiary or ceases to be a Subsidiary pursuant to any sale, transfer, lease, disposition, merger or other transaction permitted by this Agreement, including, without limitation, in the event the ownership interests in such Guarantor are sold or otherwise disposed of or transferred to persons other than Loan Parties or Subsidiaries of the Loan Parties in a transaction permitted under Section 8.2.4 [Dispositions of Assets or Subsidiaries] or 8.2.3 [Liquidations, Mergers, Consolidations, Acquisitions]. Upon the written request of the Borrower (accompanied by such certificates and other documentation as the Administrative Agent may reasonably request) the Administrative Agent or Collateral Agent, as applicable, on behalf of the Lenders and without any consent or action by any Lender, (i) shall release, subordinate, enter into non-disturbance agreements or consent to the release by the Collateral Agent of any Collateral or Guarantor in connection with any event contemplated above or any easements, permits, licenses, rights of way, surface leases or other surface rights or interests permitted to be granted hereunder or any Payment in Full hereunder or termination hereof, and (ii) notwithstanding Section 11.1 [Modifications, Amendments or Waivers] or any other provision in any Loan Document to the contrary, the Administrative Agent may, on behalf of the Lenders and without any consent or action by any Lender, amend, modify, supplement, restate, terminate or release in whole or in part any of the Loan Documents from time to time or consent to such action by the Collateral Agent to (a) cure any ambiguity, omission, defect or inconsistency, (b) comply with any provision hereunder or under any other Loan Document other than those amended by this clause (b), (c) add Guarantors of the Obligations; (d) add property or other assets as Collateral, (e) approve of any correction or update to any Schedule hereto or to any other Loan Document to the extent such Schedule is being corrected in any manner that is not material or is being updated to reflect the consummation of any transaction or exercise of any rights of the Loan Parties permitted hereunder for which no consent is required or for which the required consent has been received, (f) release from perfection any Lien created by any Loan Document that is no longer required by the terms hereof or such Loan Document to be perfected, or (g) enter into the Collateral Sharing Agreement with any Lender or its Affiliate to share Collateral on a pro rata basis with any counterparty to a Lender-Provided Commodity Hedge and/or Lender-Provided Interest Rate Hedge.
     10.11 No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.
     10.12 Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, Administrative Agent, the Collateral Agent and each Lender and each Issuing Bank hereby agree that no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under Collateral Documents may be exercised solely by Collateral Agent.
11. MISCELLANEOUS
     11.1 Modifications, Amendments or Waivers. With the written consent of the Required Lenders, the Administrative Agent, acting on behalf of all the Lenders, and the Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided, that, except as otherwise expressly contemplated by this Agreement, including in connection with any increase of the Revolving Credit Commitments pursuant to Section 2.11 [Increase in Revolving Credit Commitments], no such agreement, waiver or consent may be made which will:
          11.1.1 Increase of Commitment. Increase the amount of the Revolving Credit Commitment of any Lender hereunder without the consent of such Lender;
          11.1.2 Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment. Whether or not any Loans are outstanding, extend the Expiration Date or the time for payment of principal or interest of any Loan, the Commitment Fee or any other fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Loan or reduce the Commitment Fee or any other fee payable to any Lender, without the consent of each Lender directly affected thereby;
          11.1.3 Release of Collateral or Guarantor. Except for sales of assets permitted by Sections 8.2.3 [Liquidations, Mergers, Consolidations, Acquisitions], 8.2.4 [Dispositions of Assets or Subsidiaries] or other transactions expressly permitted hereunder, release all or substantially all of the Collateral or all or substantially all of the Guarantors from its Obligations under the Guaranty Agreement without the consent of all Lenders (other than Defaulting Lenders); or
          11.1.4 Miscellaneous. Amend Section 5.2 [Pro Rata Treatment of Lenders], 10.3 [Exculpatory Provisions] or 5.3 [Sharing of Payments by Lenders] or this Section 11.1, alter any provision regarding the pro rata treatment of the Lenders or requiring all Lenders to authorize the taking of any action or reduce any percentage specified in the definition of Required Lenders, in each case without the consent of all of the Lenders;
provided that no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent or the Issuing Lender may be made without the written consent of such Administrative Agent or Issuing Lender, as applicable, and provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 11.1.1 through 11.1.4 above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a “Non-Consenting Lender”), then the Borrower shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 5.6.2 [Replacement of a Lender].
     11.2 No Implied Waivers; Cumulative Remedies. No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Administrative Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have.
     11.3 Expenses; Indemnity; Damage Waiver.
          11.3.1 Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the Issuing Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) all reasonable out-of-pocket expenses of the Administrative Agent’s regular employees and agents engaged periodically to perform audits of the Loan Parties’ books, records and business properties during the continuation of an Event of Default.
          11.3.2 Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) breach of representations, warranties or covenants of the Borrower under the Loan Documents, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, including any such items or losses relating to or arising under Environmental Health and Safety Laws or pertaining to environmental matters, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for a material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
          11.3.3 Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Sections 11.3.1 [Costs and Expenses] or 11.3.2 [Indemnification by the Borrower] to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity.
          11.3.4 Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 11.3.2 [Indemnification by Borrower] shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such damages are found to be a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of such Indemnitee.
          11.3.5 Payments. All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.
     11.4 Holidays. Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 4.2 [Interest Periods]) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.
     11.5 Notices; Effectiveness; Electronic Communication.
          11.5.1 Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.5.2 [Electronic Communications]), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier (i) if to a Lender, to it at its address set forth in its administrative questionnaire, or (ii) if to any other Person, to it at its address set forth on Schedule 1.1(B).
          Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 11.5.2 [Electronic Communications], shall be effective as provided in such Section.
          11.5.2 Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
          11.5.3 Change of Address, Etc. Any party hereto may change its address, e-mail address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

     11.6 Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.
     11.7 Duration; Survival. All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder and Payment In Full. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Section 5 [Payments], Section 2.9.11 [Cash Collateral Prior to the Expiration Date] and Section 11.3 [Expenses; Indemnity; Damage Waiver], shall survive Payment In Full. All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the date hereof and until Payment In Full.
     11.8 Successors and Assigns.
          11.8.1 Successors and Assigns Generally. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.8.2 [Assignments by Lenders], (ii) by way of participation in accordance with the provisions of Section 11.8.4 [Participations], or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.8.6 [Certain Pledges; Successors and Assigns Generally] (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.8.4 [Participations] and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          11.8.2 Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
          (i) Minimum Amounts.
               (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

               (B) in any case not described in clause (i)(A) of this Section 11.8.2, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Commitment of the assigning Lender unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
          (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.
          (iii) Required Consents. No consent shall be required for any assignment from a Lender to such Lender’s Affiliate and no consent shall be required for any other assignment except for the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) and:
               (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and
               (B) the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).
          (iv) Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire provided by the Administrative Agent.
          (v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
          (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.8.3 [Register], from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4 [LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available], 5.8 [Increased Costs], and 11.3 [Expenses, Indemnity; Damage Waiver] with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.8.2 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.8.4 [Participations].
          11.8.3 Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a record of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time. Such register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is in such register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          11.8.4 Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders, Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
          Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to Sections 11.1.1 [Increase of Commitment, Etc.], 11.1.2 [Extension of Payment, Etc.], or 11.1.3 [Release of Collateral or Guarantor]). Subject to Section 11.8.5 [Limitations upon Participant Rights Successors and Assigns Generally], the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.4 [LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available] and 5.8 [Increased Costs] to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.8.2 [Assignments by Lenders]. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 9.2.3 [Setoff] as though it were a Lender; provided such Participant agrees to be subject to Section 5.3 [Sharing of Payments by Lenders] as though it were a Lender.

          Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the Income Tax Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender, each Loan Party and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.
          11.8.5 Limitations upon Participant Rights Successors and Assigns Generally. A Participant shall not be entitled to receive any greater payment under Sections 5.8 [Increased Costs], 5.9 [Taxes] or 11.3 [Expenses; Indemnity; Damage Waiver] than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 5.9 [Taxes] unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.9.5 [Status of Lenders] as though it were a Lender.
          11.8.6 Certain Pledges; Successors and Assigns Generally. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     11.9 Confidentiality.
          11.9.1 General. Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (Y) becomes publicly available other than as a result of a breach of this Section or (Z) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or the other Loan Parties. In addition, the Administrative Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          11.9.2 Sharing Information With Affiliates of the Lenders. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement to any such Subsidiary or Affiliate subject to the provisions of Section 11.9.1 [General].
     11.10 Counterparts; Integration; Effectiveness.
          11.10.1 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments. Except as provided in Section 7 [Conditions Of Lending And Issuance Of Letters Of Credit], this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.
     11.11 CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.
          11.11.1 Governing Law. This Agreement shall be deemed to be a contract under the Law of the State of New York without regard to its conflict of laws principles that would require the application of any other Law. Each standby Letter of Credit issued under this

Agreement shall be subject either to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (“UCP”) or the rules of the International Standby Practices (ICC Publication Number 590) (“ISP98”), as determined by the Issuing Lender, and each trade Letter of Credit shall be subject to UCP, and in each case to the extent not inconsistent therewith, the Laws of the State of New York without regard to its conflict of laws principles that would require the application of any other Law.
          11.11.2 SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF (OTHER THAN WITH RESPECT TO ACTIONS BY THE ADMINISTRATIVE AGENT IN RESPECT OF RIGHTS UNDER ANY COLLATERAL DOCUMENT GOVERNED BY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO), IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
          11.11.3 WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 11.11. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.
          11.11.4 SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN

SECTION 11.5 [NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION]. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
          11.11.5 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     11.12 USA Patriot Act Notice. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA Patriot Act.
     11.13 Requirements for Significant Subsidiaries.
          11.13.1 Guaranties.
          Each Significant Subsidiary of the Borrower (including each Significant Subsidiary which is formed or acquired after the Closing Date and each Subsidiary of the Borrower which becomes a Significant Subsidiary after the Closing Date) shall: (i) in the case of a Subsidiary which is not a party to the Guaranty Agreement, promptly execute and deliver to the Administrative Agent a Guarantor Joinder in substantially the form attached hereto as Exhibit 1.1(G)(1) pursuant to which it shall join as a Guarantor each of the documents to which the Guarantors are parties; (ii) execute and deliver to the Administrative Agent documents, modified as appropriate to relate to such Subsidiary, in the forms described in Section 7.1.1(i), (ii), (iii), (iv), (v) and (xiii); Certificates of Insurance; Endorsements], and (iii) deliver to the Administrative Agent such other documents and agreements as the Administrative Agent may reasonably request, with all documents and agreements delivered and all actions taken as required by this Section 11.13.1 to be to the reasonable satisfaction of the Administrative Agent.
          11.13.2 Collateral
          Each Significant Subsidiary of the Borrower (including each Significant Subsidiary which is formed or acquired after the Closing Date and each Subsidiary of the

Borrower which becomes a Significant Subsidiary after the Closing Date) shall within thirty (30) days following the date such Person becomes a Significant Subsidiary (or such later date at the Administrative Agent shall agree): (i) pledge the equity interests (except to the extent constituting Excluded Collateral) it owns in any other Significant Subsidiary to the Collateral Agent for the benefit of the Lenders on a first priority perfected basis pursuant to the Pledge Agreements, (ii) cause all of the issued and outstanding capital stock, partnership interests, member interests or other equity interest of such Significant Subsidiary (except to the extent constituting Excluded Collateral) that are owned by the Borrower or another Subsidiary of the Borrower to be pledged on a first priority perfected basis to the Collateral Agent for the benefit of the Lenders pursuant to the Pledge Agreements, (iii) execute and deliver to the Collateral Agent for the benefit of the Lenders Collateral Documents in form and substance reasonably satisfactory to the Administrative Agent, including without limitation Security Agreements, Patent, Trademark and Copyright Security Agreements, and Mortgages necessary to grant first priority perfected liens and security interests (subject only to Permitted Liens) in favor of the Lenders in substantially all of the assets of the such Significant Subsidiary (subject to the discretion of the Administrative Agent to exclude from the Collateral the Excluded Collateral, (iv) deliver opinions of legal counsel, with respect to such Significant Subsidiary, including opinions of local counsel in each applicable jurisdiction, as such opinions may be reasonably required by the Administrative Agent and with such opinions to be satisfactory in form, scope and substance to the Administrative Agent in its reasonable discretion, (v) if reasonably requested by the Administrative Agent, deliver Indemnity Agreements, (vi) obtain Uniform Commercial Code, lien, tax, mortgage, leasehold mortgage, and judgment searches (including searches of the applicable real estate indexes), with the results, form scope and substance of such searches to be satisfactory to the Administrative Agent, and (vii) provide the Administrative Agent with evidence that the Loan Parties have taken all actions required under the Flood Laws and/or reasonably requested by the Administrative Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing the Administrative Agent with the address and/or GPS coordinates of each structure on any real property that is or will be subject to a mortgage in favor of the Administrative Agent, for the benefit of the Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral. With respect to any Significant Subsidiary which is formed or acquired after the Closing Date or any Subsidiary which becomes a Significant Subsidiary after the Closing Date: (i) with respect to Real Property which is required to be subject to a Mortgage, and any as-extracted minerals or fixtures (as such terms are defined in the Uniform Commercial Code) which are required to be subject to a Mortgage or a Security Agreement, the requirements of this Section 11.13.2 shall be satisfied with respect to Real Property and with respect to fixtures and as extracted collateral if the Loan Parties and their Subsidiaries take all steps within 120 days following the date a Subsidiary becomes a Significant Subsidiary (or such longer period as determined in the Administrative Agent’s sole discretion) to grant a first priority perfected lien and security interest thereon (subject only to Permitted Liens).
          With respect to each Securitization Subsidiary (including each Securitization Subsidiary which is formed after the Closing Date) the Borrower shall within thirty (30) days following the date such Person becomes a Securitization Subsidiary: (i) cause all of the issued and outstanding capital stock, partnership interests, member interests or other equity interests of such Securitization Subsidiary that are owned by the Borrower or another Loan Party to be pledged on a first priority perfected basis to the Collateral Agent for the benefit of the Lenders pursuant to the Pledge Agreements, (ii) deliver opinions of legal counsel, with respect to such Securitization Subsidiary, including opinions of local counsel in each applicable jurisdiction, as such opinions may be reasonably required by the Administrative Agent and with such opinions to be satisfactory in form, scope and substance to the Administrative Agent in its reasonable discretion, and (iii) obtain Uniform Commercial Code, lien, tax, and judgment searches (including searches of the applicable real estate indexes), with the results, form scope and substance of such searches to be satisfactory to the Administrative Agent.
          11.13.3 Requirements for Special Joint Ventures.
          Notwithstanding the foregoing provisions of this Section 11.13.3, no Special Joint Venture shall be required to become a Loan Party (including, without limitation such Special Joint Venture shall not be required to provide a Guarantor Joinder or provide the Collateral required pursuant to Section 8.1.12 [Collateral; Further Assurances] or this Section 11.13.3) nor shall the Borrower or any Subsidiary of the Borrower be required to pledge the equity interests of such Special Joint Venture if and only if and to the extent that the limited liability company agreement, limited partnership agreement, joint venture agreement, general partnership agreement or other constituent documents of such Special Joint Venture or other material agreement related to the Investment in such Special Joint Venture would prohibit the granting of such Liens or prohibit such Special Joint Venture from being a Loan Party under the Loan Documents.

     11.14 Collateral Sharing Agreement.
          Each Lender hereby authorizes the Administrative Agent on behalf of such Lender to execute the Collateral Sharing Agreement. Each Lender by execution of this Agreement expressly agrees to the provisions of the Collateral Sharing Agreement.
     11.15 No Fiduciary Duty.
          Each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

[SIGNATURE PAGE TO THE CREDIT AGREEMENT]
     IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

ATTEST:	ARCH COAL, INC.
	By:	/s/ James E. Florczak
		Name:	James E. Florczak
		Title:	Treasurer

ALLEGHENY LAND COMPANY
	By:	/s/ James E. Florczak
		Name:	James E. Florczak
		Title:	Vice President and Treasurer

ARCH COAL SALES COMPANY, INC.
	By:	/s/ James E. Florczak
		Name:	James E. Florczak
		Title:	Vice President and Treasurer

ARCH COAL TERMINAL, INC.
	By:	/s/ James E. Florczak
		Name:	James E. Florczak
		Title:	Vice President and Treasurer

ARCH ENERGY RESOURCES, LLC
	By:	/s/ James E. Florczak
		Name:	James E. Florczak
		Title:	Vice President and Treasurer

[SIGNATURE PAGE TO THE CREDIT AGREEMENT]

ARCH RECLAMATION SERVICES, INC.
By:	/s/ James E. Florczak
	Name:	James E. Florczak
	Title:	Vice President and Treasurer

ARK LAND COMPANY
By:	/s/ James E. Florczak
	Name:	James E. Florczak
	Title:	Vice President and Treasurer

ARK LAND KH, INC.
By:	/s/ James E. Florczak
	Name:	James E. Florczak
	Title:	Vice President and Treasurer

ARK LAND WR, INC.
By:	/s/ James E. Florczak
	Name:	James E. Florczak
	Title:	Vice President and Treasurer

ASHLAND TERMINAL, INC.
By:	/s/ James E. Florczak
	Name:	James E. Florczak
	Title:	Vice President and Treasurer

[SIGNATURE PAGE TO THE CREDIT AGREEMENT]

CATENARY COAL HOLDINGS, INC.
By:	/s/ James E. Florczak
	Name:	James E. Florczak
	Title:	Vice President and Treasurer

COAL-MAC, INC.
By:	/s/ James E. Florczak
	Name:	James E. Florczak
	Title:	Vice President and Treasurer

CUMBERLAND RIVER COAL COMPANY
By:	/s/ James E. Florczak
	Name:	James E. Florczak
	Title:	Vice President and Treasurer

LONE MOUNTAIN PROCESSING, INC.
By:	/s/ James E. Florczak
	Name:	James E. Florczak
	Title:	Vice President and Treasurer

MINGO LOGAN COAL COMPANY
By:	/s/ James E. Florczak
	Name:	James E. Florczak
	Title:	Vice President and Treasurer

[SIGNATURE PAGE TO THE CREDIT AGREEMENT]

MOUNTAIN GEM LAND, INC.
By:	/s/ James E. Florczak
	Name:	James E. Florczak
	Title:	Vice President and Treasurer

MOUNTAIN MINING, INC.
By:	/s/ James E. Florczak
	Name:	James E. Florczak
	Title:	Vice President and Treasurer

MOUNTAINEER LAND COMPANY
By:	/s/ James E. Florczak
	Name:	James E. Florczak
	Title:	Vice President and Treasurer

PRAIRIE HOLDINGS, INC.
By:	/s/ James E. Florczak
	Name:	James E. Florczak
	Title:	Vice President and Treasurer

WESTERN ENERGY RESOURCES, INC.
By:	/s/ James E. Florczak
	Name:	James E. Florczak
	Title:	Vice President and Treasurer

[SIGNATURE PAGE TO THE CREDIT AGREEMENT]

ARCH COAL WEST, LLC
By:	/s/ James E. Florczak
	Name:	James E. Florczak
	Title:	Vice President and Treasurer

ARCH DEVELOPMENT, LLC
By:	/s/ James E. Florczak
	Name:	James E. Florczak
	Title:	Vice President and Treasurer

JACOBS RANCH COAL LLC
By:	/s/ James E. Florczak
	Name:	James E. Florczak
	Title:	Vice President and Treasurer

JACOBS RANCH HOLDINGS I LLC
By:	/s/ James E. Florczak
	Name:	James E. Florczak
	Title:	Vice President and Treasurer

JACOBS RANCH HOLDINGS II LLC
By:	/s/ James E. Florczak
	Name:	James E. Florczak
	Title:	Vice President and Treasurer

[SIGNATURE PAGE TO THE CREDIT AGREEMENT]

OTTER CREEK COAL, LLC
By:	/s/ James E. Florczak
	Name:	James E. Florczak
	Title:	Vice President and Treasurer

[SIGNATURE PAGE TO THE CREDIT AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent
By:	/s/ Richard C. Munsick
	Name:	Richard C. Munsick
	Title:	Senior Vice President

[SIGNATURE PAGE TO THE CREDIT AGREEMENT]

MORGAN STANLEY BANK, N.A.
By:	/s/ Kevin D. Emerson
	Name:	Kevin D. Emerson
	Title:	Authorized Signatory

[SIGNATURE PAGE TO THE CREDIT AGREEMENT]

BANK OF AMERICA, N.A.
By:	/s/ Adam H. Fey
	Name:	Adam H. Fey
	Title:	Director

[SIGNATURE PAGE TO THE CREDIT AGREEMENT]

CITI BANK, N.A.
By:	/s/ Irina Lurye
	Name:	Irina Lurye
	Title:	Vice President

[SIGNATURE PAGE TO THE CREDIT AGREEMENT]

THE ROYAL BANK OF SCOTLAND PLC
By:	/s/ Lizabeth Lary
	Name:	Lizabeth Lary
	Title:	Authorized Signatory

[SIGNATURE PAGE TO THE CREDIT AGREEMENT]

BANK OF MONTREAL
By:	/s/ Joseph W. Linder
	Name:	Joseph W. Linder
	Title:	Vice President

[SIGNATURE PAGE TO THE CREDIT AGREEMENT]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK
By:	/s/ Joseph Philbin
	Name:	Joseph Philbin
	Title:	Director

By:	/s/ Blake Wright
	Name:	Blake Wright
	Title:	Managing Director

[SIGNATURE PAGE TO THE CREDIT AGREEMENT]

SOVEREIGN BANK
By:	/s/ Daniela Hofer-Gautschi
	Name:	Daniela Hofer-Gautschi
	Title:	VP

[SIGNATURE PAGE TO THE CREDIT AGREEMENT]

WELLS FARGO BANK, N.A.
By:	/s/ Jonathan R. Richardson
	Name:	Jonathan R. Richardson
	Title:	Senior Vice President

[SIGNATURE PAGE TO THE CREDIT AGREEMENT]

CATERPILLAR FINANCIAL SERVICES CORPORATION
By:	/s/ Robert J. Bennes
	Name:	Robert J. Bennes
	Title:	Managing Director

[SIGNATURE PAGE TO THE CREDIT AGREEMENT]

CIBC INC.
By:	/s/ Dominic J. Sorresso
	Name:	Dominic J. Sorresso
	Title:	Executive Director

By:	/s/ Eoin Roche
	Name:	Eoin Roche
	Title:	Executive Director

CIBC World Markets Corp. Authorized Signatory

[SIGNATURE PAGE TO THE CREDIT AGREEMENT]

NATIXIS
By:	/s/ Thomas G. Sharpe
	Name:	Thomas G. Sharpe
	Title:	Managing Director

By:	/s/ Timothy L. Polvado
	Name:	Timothy L. Polvado
	Title:	Sr. Managing Director

[SIGNATURE PAGE TO THE CREDIT AGREEMENT]

UNION BANK, N.A.
By:	/s/ Richard Reeves
	Name:	Richard Reeves
	Title:	Vice President

[SIGNATURE PAGE TO THE CREDIT AGREEMENT]

U.S. BANK NATIONAL ASSOCIATION
By:	/s/ John M. Eyerman
	Name:	John M. Eyerman
	Title:	Asst. Vice President

[SIGNATURE PAGE TO THE CREDIT AGREEMENT]

COMPASS BANK
By:	/s/ Alex Morton
	Name:	Alex Morton
	Title:	Senior Vice President

[SIGNATURE PAGE TO THE CREDIT AGREEMENT]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
By:	/s/ Judith E. Smith
	Name:	Judith E. Smith
	Title:	Managing Director

By:	/s/ Sanja Gazahi
	Name:	Sanja Gazahi
	Title:	Associate

[SIGNATURE PAGE TO THE CREDIT AGREEMENT]

ING CAPITAL LLC
By:	/s/ Richard Ennis
	Name:	Richard Ennis
	Title:	Managing Director

[SIGNATURE PAGE TO THE CREDIT AGREEMENT]

ROYAL BANK OF CANADA
By:	/s/ James F. Disher
	Name:	James F. Disher
	Title:	Authorized Signatory

[SIGNATURE PAGE TO THE CREDIT AGREEMENT]

SUMITOMO MITSUI BANKING CORPORATION
By:	/s/ Masakazu Hasegawa
	Name:	Masakazu Hasegawa
	Title:	General Manager

[SIGNATURE PAGE TO THE CREDIT AGREEMENT]

BRANCH BANKING AND TRUST COMPANY
By:	/s/ Troy Weaver
	Name:	Troy Weaver
	Title:	Senior Vice President

[SIGNATURE PAGE TO THE CREDIT AGREEMENT]

FIFTH THIRD BANK
By:	/s/ Robert M. Sander
	Name:	Robert M. Sander
	Title:	Vice President

[SIGNATURE PAGE TO THE CREDIT AGREEMENT]

GOLDMAN SACHS BANK USA
By:	/s/ Mark Walton
	Name:	Mark Walton
	Title:	Authorized Signatory

[SIGNATURE PAGE TO THE CREDIT AGREEMENT]

MIZUHO CORPORATE BANK, LTD.
By:	/s/ Leon Mo
	Name:	Leon Mo
	Title:	Authorized Signatory

[SIGNATURE PAGE TO THE CREDIT AGREEMENT]

REGIONS BANK
By:	/s/ John Holland
	Name:	John Holland
	Title:	Senior Vice President

[SIGNATURE PAGE TO THE CREDIT AGREEMENT]

THE HUNTINGTON NATIONAL BANK
By:	/s/ Chad A. Lowe
	Name:	Chad A. Lowe
	Title:	Vice President

[SIGNATURE PAGE TO THE CREDIT AGREEMENT]

UBS LOAN FINANCE LLC
By:	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Associate Director

By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director

[SIGNATURE PAGE TO THE CREDIT AGREEMENT]

BANK LEUMI USA
By:	/s/ Joung Hee Hong
	Name:	Joung Hee Hong
	Title:	First Vice President

[SIGNATURE PAGE TO THE CREDIT AGREEMENT]

COMMERCE BANK, N.A.
By:	/s/ T. William White
	Name:	T. William White
	Title:	Senior Vice President

[SIGNATURE PAGE TO THE CREDIT AGREEMENT]

CREDIT INDUSTRIEL ET COMMERCIAL
By:	/s/ Brian O’Leary
	Name:	Brian O'Leary
	Title:	Managing Director

By:	/s/ Anthony Rock
	Name:	Anthony Rock
	Title:	Managing Director

[SIGNATURE PAGE TO THE CREDIT AGREEMENT]

UNITED BANK
By:	/s/ Timothy A. Paxton
	Name:	Timothy A. Paxton
	Title:	Senior Vice President

[SIGNATURE PAGE TO THE CREDIT AGREEMENT]

UMB BANK, N.A.
By:	/s/ Cecil G. Wood
	Name:	Cecil G. Wood
	Title:	Executive Vice President

[SIGNATURE PAGE TO THE CREDIT AGREEMENT]

FIRST COMMONWEALTH BANK
By:	/s/ Stephen J. Orban
	Name:	Stephen J. Orban
	Title:	Senior Vice President